Exhibit 2.1

STRICTLY CONFIDENTIAL EXECUTION VERSION

AGREEMENT AND PLAN OF MERGERS,

by and among

FINANCIAL ENGINES, INC.,

MAYBERRY ACQUISITION SUB I, LLC,

MAYBERRY ACQUISITION SUB, INC.,

MAYBERRY ACQUISITION SUB II, LLC,

KANSAS CITY 727 ACQUISITION CORPORATION,

TMFS HOLDINGS, INC.,

KANSAS CITY 727 ACQUISITION LLC and

WP FURY HOLDINGS, LLC, solely in its capacity as the Sellers’ Representative

Dated as of November 5, 2015

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MANAGEMENT BLOCKER

4.1	Organization and Qualification	47
4.2	Capitalization	48
4.3	Title to Common Units	48
4.4	Authority Relative to this Agreement	48
4.5	Consents and Approvals; No Violations	49
4.6	Litigation	49
4.7	Brokers	50
4.8	Exclusivity of Representations and Warranties	50

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1	Organization and Qualification; Subsidiaries	50
5.2	Capitalization	51
5.3	Authority Relative to this Agreement	51
5.4	Consents and Approvals; No Violations	52
5.5	Financial Statements; No Undisclosed Liabilities	52
5.6	Absence of Certain Changes or Events	54
5.7	Litigation	54
5.8	Compliance with Laws	54
5.9	Permits	54
5.10	Employee Benefit Plans	54
5.11	Employees; Contractors; Franchisees; and Labor Matters	56
5.12	Property	57
5.13	Taxes	58
5.14	Environmental Matters	60
5.15	Material Contracts	60
5.16	Intellectual Property	62
5.17	Brokers	64
5.18	Insurance	64
5.19	Affiliate Agreements	64
5.20	Investment Advisor Registration and Regulation	64
5.21	Franchise Matters	66
5.22	Books and Records	67
5.23	Bank Accounts; Letters of Credit	67
5.24	International Operations	68
5.25	Incentive Unit Agreements	68
5.26	Exclusivity of Representations and Warranties	68

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1	Organization and Qualification; Subsidiaries	68
6.2	Capitalization	69
6.3	Authority Relative to this Agreement	69
6.4	Consents and Approvals; No Violations	70

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6.5	Financial Statements	70
6.6	SEC Reports	71
6.7	Absence of Certain Changes or Events	72
6.8	Litigation	72
6.9	Compliance with Laws	72
6.10	Permits	72
6.11	Taxes	72
6.12	Employees; Labor Matters	73
6.13	Broker’s Fees	73
6.14	Investment Advisor Registration	73
6.15	Availability of Funds	74
6.16	Acquisition of Securities for Investment	74
6.17	Intellectual Property	74
6.18	No Additional Representations or Warranties	75

ARTICLE VII

COVENANTS

7.1	Access to Books and Records	75
7.2	Efforts	76
7.3	Conduct of Business	78
7.4	Consents; Notice to Clients State Insurance Agencies	82
7.5	Public Announcements	83
7.6	Litigation Support	83
7.7	Directors, Managers and Officers	83
7.8	Releases	85
7.9	Release of Guaranties	86
7.10	Financing	87
7.11	Takeover Statutes	88
7.12	No Solicitation of Alternative Transactions	88
7.13	Termination of Affiliate Agreements	89
7.14	Stockholder Consents	89
7.15	Intellectual Property Matters	89
7.16	Letters of Transmittal	89
7.17	Distributions	89
7.18	Further Assurances	89
7.19	Severance Obligations	90
7.20	Houston Subsidiary	90
7.21	Golden Parachute Payments	90
7.22	Investment Representation Letter	90

ARTICLE VIII

EMPLOYEE MATTERS

8.1	Treatment of Employees	91
8.2	No Third-Party Beneficiaries	92

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ARTICLE IX

TAX MATTERS

9.1	Cooperation and Exchange of Information	92
9.2	Transfer Taxes	92
9.3	Certain Tax Returns	93
9.4	Certain Refunds	94
9.5	Reorganization	95
9.6	Tax Contests	95
9.7	Straddle Period Taxes	96

ARTICLE X

CONDITIONS TO OBLIGATIONS TO CLOSE

10.1	Conditions to Obligation of Each Party to Close	96
10.2	Conditions to Purchaser’s and the Merger Subs’ Obligation to Close	97
10.3	Conditions to Blocker Entities’ and the Company’s Obligation to Close	98
10.4	Frustration of Closing Conditions	99

ARTICLE XI

INDEMNIFICATION

11.1	Survival	99
11.2	Indemnification by the Sellers	99
11.3	Seller Indemnification Procedure for Third Party Claims	102
11.4	Indemnification Procedures for Non-Third Party Claims	104
11.5	Limitations	105
11.6	Escrow Account	107
11.7	Payments	108
11.8	Characterization of Indemnification Payments	108
11.9	Exclusivity	108

ARTICLE XII

TERMINATION

12.1	Termination	109
12.2	Notice of Termination	110
12.3	Effect of Termination	110
12.4	Expenses	110

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ARTICLE XIII

GENERAL PROVISIONS

13.1	Interpretation; Absence of Presumption	111
13.2	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial; No Recourse	112
13.3	Entire Agreement	112
13.4	No Third-Party Beneficiaries	113
13.5	Notices	113
13.6	Successors and Assigns	115
13.7	Amendments and Waivers	115
13.8	Severability	116
13.9	Specific Performance	116
13.10	No Admission	117
13.11	Counterparts	117
13.12	Sellers’ Representative	117
13.13	Provision Respecting Legal Representation	118

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ANNEXES, EXHIBITS AND SCHEDULES

Exhibits

Exhibit A:	Form of Investment Representation Letter and Accredited Investor Questionnaire
Exhibit B:	Calculation Methodology – Long Term Bonus Plan
Exhibit C:	Form of Escrow Agreement
Exhibit D:	Form of Letter of Transmittal
Exhibit E-1:	Sample Working Capital Calculation
Exhibit E-2:	Sample Unaccrued Receivables Adjustment Calculation
Exhibit F:	Form of Initial Notice and Second Notice
Exhibit G:	Form of Parachute Payment Waiver

Schedules

KC Blocker Disclosure Schedule

Management Blocker Disclosure Schedule

Company Disclosure Schedule

Purchaser Disclosure Schedule

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AGREEMENT AND PLAN OF MERGERS

This AGREEMENT AND PLAN OF MERGERS (this “Agreement”), dated as of November 5, 2015, is by and among, Financial Engines, Inc. , a Delaware corporation (“Purchaser”), Mayberry Acquisition Sub I, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Purchaser (“Merger Sub 1”), Mayberry Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Purchaser (“Merger Sub 1A”), Mayberry Acquisition Sub II, LLC, a Delaware limited liability company and a wholly owned third tier subsidiary of Merger Sub 1 (“Merger Sub 2” and, together with Merger Sub 1 and Merger Sub 1A, the “Merger Subs”), Kansas City 727 Acquisition Corporation, a Delaware corporation (“KC Blocker”), TMFS Holdings, Inc., a Nevada corporation (“Management Blocker” and, together with KC Blocker, the “Blocker Entities”), Kansas City 727 Acquisition LLC, a Delaware limited liability company (the “Company”) (each of Purchaser, the Merger Subs, KC Blocker, Management Blocker and the Company, a “Party” and collectively, the “Parties”), and, solely in its capacity as representative of Sellers (as defined herein), WP Fury Holdings, LLC, a Delaware limited liability company, (in such capacity, the “Sellers’ Representative”).

RECITALS

WHEREAS, (a) the Blocker Entities and (b) the other Persons directly holding equity interests of the Company (such direct holders, the “Direct Unitholders”) own, collectively, all of the outstanding Class A Units and the Class B Units (each as defined in the LLC Agreement) of the Company (the “Common Units”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Parties wish to effect the acquisition of the Company by Purchaser through (a) the merger of Merger Sub 1A with and into KC Blocker, pursuant to which KC Blocker would be the surviving entity and would become a direct wholly owned subsidiary of Purchaser (the “First Merger”), (b) immediately following the First Merger, the merger of KC Blocker, as the surviving entity of the First Merger, with and into Merger Sub 1, pursuant to which Merger Sub 1 would be the surviving entity and continue as a direct wholly owned subsidiary of the Purchaser (the “Second Merger”), and (c) immediately following the Second Merger, the merger of Merger Sub 2 with and into the Company, pursuant to which the Company would become the surviving entity and wholly owned subsidiary of Merger Sub 1 (the “Company Merger” and, together with the First Merger and the Second Merger, the “Mergers”);

WHEREAS, each respective board of directors or sole member, as applicable, of Purchaser, Merger Sub 1, Merger Sub 1A and Merger Sub 2 has approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of common stock, par value $0.0001, of Purchaser (the “Purchaser Common Stock”) in the Mergers, are advisable and fair to, and in the best interests of, Purchaser and its stockholders and Merger Sub 1, Merger Sub 1A and Merger Sub 2, as applicable;

WHEREAS, each respective board of directors or board of managers, as applicable, of KC Blocker, Management Blocker and the Company has approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Mergers, are advisable and fair to, and in the best interests of, KC Blocker, Management Blocker and the Company and their respective stockholders and members, as applicable, and deemed it advisable that the respective stockholders or members, as applicable, of KC Blocker, Management Blocker and the Company approve and adopt this Agreement and approve the other transactions contemplated hereby, including the First Merger, the Second Merger and the Company Merger, as applicable, and resolved to submit this Agreement to their respective stockholders or members for adoption (as applicable);

WHEREAS, as a condition and inducement to Purchaser’s and Merger Subs’ willingness to enter into this Agreement, (i) KC Blocker and the Company shall cause to be delivered to Purchaser a copy of resolutions approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the First Merger and the Second Merger, executed by a majority of the holders of KC Blocker Stock outstanding as of the date of such execution (such resolutions, the “KC Blocker Stockholder Consent”); and (ii) Management Blocker and the Company shall cause to be delivered to Purchaser a copy of resolutions approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Company Merger, executed by a majority of the holders of Management Blocker Stock outstanding as of the date such execution (such resolutions, the “Management Blocker Stockholder Consent”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the First Merger and the Second Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code and Treasury Regulation Section 1.368-2(g);

WHEREAS, certain stockholders of the Blocker Entities and the Purchaser have entered into a Stockholders Agreement dated as of the date hereof (the “Stockholders Agreement”);

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, the Company has entered into an employment agreement (“Executive Employment Agreement”) with the Person listed on Section 1.1(g) of the Company Disclosure Schedule;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, litigation or proceeding.

“Accredited Investor” means an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.

“Acquired Company” means each of the Company and any of its Subsidiaries.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided, that no portfolio company (other than the Transferred Entities) of any Seller shall be considered an Affiliate of such Seller or any of the Transferred Entities except for purposes of Section 5.19 (Affiliate Agreements) and Section 7.13 (Termination of Affiliate Agreements); provided, further, that, from and after the Closing, (a) none of the Transferred Entities shall be considered an Affiliate of Sellers or Sellers’ Affiliates and (b) none of Sellers or any of Sellers’ Affiliates shall be considered an Affiliate of any Transferred Entity.

“Aggregate Cash Amount” means (i) the Base Purchase Price, plus (ii) the Estimated Working Capital Payment, plus (iii) the Unaccrued Receivables Adjustment as set forth on the Estimated Closing Statement, plus (iv) the Houston Adjustment Amount, minus (v) the Transaction Expenses set forth on the Estimated Closing Statement, minus (vi) the aggregate amount of the Change of Control Payments as set forth on the Estimated Closing Statement, minus (vii) the aggregate amount of the Holdback Reserves as set forth on the Estimated Closing Statement, minus (viii) the aggregate amount of Indebtedness of the Transferred Entities (except for the WP Notes Amount) as set forth on the Estimated Closing Statement, including the Credit Agreement Payoff Amount, minus (ix) the Deferred Compensation Amount as set forth on the Estimated Closing Statement, minus (x) the Non-Consenting Client Adjustment as set forth on the Estimated Closing Statement, minus (xi) the Escrow Cash Amount, minus (xii) the True-Up Escrow Amount, minus (xiii) the Sellers’ Representative Expense Amount, in each case without duplication.

“Aggregate Cash Percentage” means 100% minus the Aggregate Stock Percentage.

“Aggregate Common Unit Cash Amount” means the Aggregate Cash Amount minus the Aggregate Incentive Unit Cash Amount as set forth on the Incentive Unit Payment Schedule.

“Aggregate Incentive Unit Cash Amount” means the amount of distributions payable to the members of the Company holding Incentive Units outstanding immediately prior to the First Effective Time in respect of such Incentive Units, calculated in accordance with the terms of the LLC Agreement, as though the Company had distributed an amount of cash to all members of the Company equal to the sum of (a) the Aggregate Cash Amount plus (b) the Aggregate Stock Value pursuant to Section 7.1 of the LLC Agreement.

“Aggregate Stock Percentage” means the fraction, expressed as a percentage, the numerator of which is the Aggregate Stock Value and the denominator of which is the sum of the Aggregate Stock Value plus the Aggregate Common Unit Cash Amount.

“Aggregate Stock Value” means the product obtained by multiplying (a) the Base Stock Amount by (b) the Average Purchaser Closing Price.

“Antitrust Law” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws (including non-U.S. Laws) issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger or acquisition, or effectuating foreign investment.

“AUM” means assets under management as determined pursuant to the method used to determine regulatory assets under management for purposes of Form ADV.

“Average Purchaser Closing Price” means the Average Purchaser Stock Price as of the date the Sellers’ Representative delivers the Estimated Closing Statement that serves as the basis for the Closing in accordance with Section 2.6(a).

“Average Purchaser Stock Price” means, as of any date, the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Purchaser Common Stock on The NASDAQ Stock Market, as reported by The Wall Street Journal for the five (5) trading days immediately preceding such date.

“Base Purchase Price” means, subject to the Corrective Adjustment (if any), $246,300,000.

“Base Stock Amount” means, subject to the Corrective Adjustment (if any), 10,000,000 shares of Purchaser Common Stock, minus the Escrow Stock Amount.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York are required or authorized by Law to be closed.

“Cash Solicitation Agreement” means an agreement under which the Company or a Subsidiary pays fees to a person to solicit Clients for the Company or any Subsidiary.

“Change of Control Payments” means, without duplication, an amount equal to (a) all amounts related to any obligation of the KC Blocker Entities or the Company or any of its Subsidiaries to pay any Person consideration in connection with or triggered by the transactions contemplated by this Agreement, including under any Contract with a third party or the amount of severance, bonus, change of control or other similar payment rights of any officer, director, manager or employee of any Transferred Entity that are payable (whether prior to, on or after the Closing Date), triggered or accelerated as a result of the transactions contemplated by this Agreement, including the amounts set forth on Section 1.1(a) of the Company Disclosure Schedule, but excluding (i) any amounts payable solely as a result of or in connection with any action or omission of Purchaser or any of its Affiliate not expressly contemplated by this Agreement, (ii) any amounts payable, triggered or accelerated as a result of the termination of employment or service with any of the Transferred Entities of the applicable officer, director, manager or employee in connection with any action or omission of Purchaser or any of its Affiliates (but, for purposes of this clause (ii) excluding any Severance Obligations), (iii) any amounts payable under any Contract or compensation and/or benefit plan, program, policy, agreement or other arrangement of Purchaser or any of its Affiliates (excluding, for this purpose, any Contracts of any of the Transferred Entities entered into prior to the Closing), it being understood that amounts in respect of the individuals listed on Section 1.1(a)(iii) of the Company Disclosure Schedules are included in this clause (iii), (iv) any payments on account of the KC Blocker Stock, Common Units and/or Incentive Units, (v) costs, fees or expenses incurred for the purpose of obtaining third parties in connection with obtaining such Person’s consent to the transactions contemplated hereby, (vi) the Phantom Equity Payment, and (vii) any Deferred Compensation Amount, Indebtedness, or Transaction Expenses, plus (b) the employer-paid portion of any employment and payroll Taxes that are imposed on the Company or any of its Subsidiaries in connection with the amounts payable at or following the Closing under clause (a) of this definition or under the TMFS Holdings, LLC Long Term Bonus Plan, plus (c) the Severance Obligations.

“Client” means any Person to whom the Company or Purchaser, as applicable, and any of their Subsidiaries or any of its Franchisee, as applicable, provides Investment Management Services.

“Client Consent” means Client consent to continue receiving Investment Management Services under the Client’s Investment Advisory Agreement with the Company or its Subsidiaries after the purchase of the Company and its Subsidiaries and the transactions contemplated by this Agreement; such consent must be obtained pursuant to the Client Consent procedures set forth in Section 7.4(b).

“Closing Working Capital” means an amount, which may be a negative number, equal to (a) the Transferred Entities’ Working Capital as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date minus (b) the Target Working Capital.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in the first and second sentences of Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.2 (Capitalization), Section 5.3 (Authority Relative to this Agreement) and Section 5.17 (Brokers).

“Company Intellectual Property” means Company Registered Intellectual Property and Company Unregistered Intellectual Property.

“Company Material Adverse Effect” means any fact, event, circumstance, development, change or effect that (a) materially impairs the ability of the Transferred Entities to consummate, or makes impossible the consummation of, the transactions contemplated by this Agreement or (b) is materially adverse to the Transferred Entities or their business, properties, assets, financial condition or results of operations, in each case, taken as a whole; provided, however, that, with respect to clause (b) no event, circumstance, development, change or effect resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) changes in global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, credit markets, currency exchange rates, market conditions, the price of commodities or raw materials used in the Transferred Entities’ business, (ii) changes or trends in the industry in which the Company and its Subsidiaries operate, (iii) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (iv) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions and other force majeure events, (v) changes in applicable Law or the interpretation thereof or changes in GAAP or the interpretation thereof, (vi) any failure by any of the Transferred Entities to meet any projections or forecasts or estimates of revenue or earnings for any period (but not including the underlying causes thereof), (vii) changes to any of the Transferred Entities, including impacts on relationships with customers, suppliers, employees, labor organizations, or governmental entities, in each case attributable to the execution, announcement or pendency of this Agreement or the transactions contemplated hereby, including as a result of the identity of Purchaser or plans or announced intentions of Purchaser with respect to any of the Transferred Entities, (viii) compliance with the affirmative undertakings specifically required by this Agreement or effects or changes attributable to specific actions or omissions of any of the Transferred Entities taken or omitted to be taken at the specific written request of Purchaser, but excluding from this clause (viii) the Company’s and its Subsidiaries conduct of its business in the ordinary course consistent with past practices in compliance with Section 7.3(a) or (ix) the termination or breach (in each case, other than by the Company or any of its Susidiaries) of a Contract between the Company or any of its Subsidiaries and an Intermediary unless the Company and/or its Subsidiaries are not able to obtain a firm proposal for a replacement Contract within 30 days of such termination or breach; provided, that with respect to clauses (i), (ii), (iii), or (iv) to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, Liabilities, financial condition or results of operations of the Transferred Entities, taken as a whole, as compared to other companies in the industry in which the Transferred Entities operate.

“Company Merger Cash Number” means the product obtained by multiplying (a) the Aggregate Cash Percentage by (b) the aggregate number of Common Units owned directly by the Direct Unitholders and owned by the Management Blocker as of immediately prior to the First Effective Time.

“Company Merger Cash Pool” means the product obtained by multiplying (a) the Per Unit Cash Amount by (b) the Company Merger Cash Number.

“Company Merger Stock Number” means the product obtained by multiplying (a) the Aggregate Stock Percentage by (b) the aggregate number of Common Units owned directly by the Direct Unitholders and owned by the Management Blocker as of immediately prior to the First Effective Time.

“Company Merger Stock Pool” means the product obtained by multiplying (a) the Exchange Ratio by (b) the Company Merger Stock Number.

“Company Pre-Closing Taxes” means, without duplication, (i) any Taxes imposed on any Acquired Company for any Pre-Closing Tax Period, (ii) any Taxes of any other Person (other than another Acquired Company) for which an Acquired Company is liable pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, and (iii) any reasonable costs and expenses attributable to any item described in clause (i) or (ii).

“Company Unregistered Intellectual Property” means all material Intellectual Property owned by the Company and its Subsidiaries that is not registered with a governmental authority, including (a) unfiled invention disclosures, (b) unregistered trademarks, service marks, trade names, and service names, (c) unregistered copyrights, (d) trade secrets, and (e) unregistered software and interactive platforms.

“Confidentiality Agreement” means, collectively, the confidentiality agreement, dated as of August 11, 2015, by and between Purchaser and TMFS Holdings, LLC, the confidentiality agreement dated as of September 1, 2015, by and between Purchaser and TMFS Holdings, LLC, the Non-Disclosure Agreement dated October 5, 2015 by and between Purchaser and Warburg Pincus LLC, and the Clean Team Agreement dated October 13, 2015, by and between Purchaser, TMFS Holdings, LLC and Warburg Pincus LLC.

“Contract” means any agreement, contract, obligation, undertaking, commitment, promise, understanding, note, mortgage, indenture, lease, franchise, license or other instrument, whether written or oral, excluding, in the case of the Transferred Entities, any Company Benefit Plan.

“control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Corrective Adjustment” means the following adjustment to the Base Purchase Price and Base Stock Amount: If the Aggregate Common Unit Cash Amount would, in the absence of a Corrective Adjustment, be less than zero, then (a) the Base Stock Amount shall be decreased by the number of shares of Purchaser Common Stock equal to the quotient (rounded up to the nearest whole share) obtained by dividing (i) the absolute value of the difference between the Aggregate Common Unit Cash Amount (without giving effect to any Corrective Adjustment) and zero by (ii) the Average Purchaser Closing Price and (b) the Base Purchase Price shall be increased by the product of (i) the number of shares of Purchaser Common Stock by which the Base Stock Amount is decreased in accordance with the preceding clause (a) and (ii) the Average Purchaser Closing Price.

“Corrective Escrow Stock Adjustment” means the following adjustment to the Escrow Cash Amount: If the Aggregate Common Unit Cash Amount would, in the absence of a Corrective Adjustment and a Corrective Escrow Stock Adjustment, be less than zero, then the Escrow Cash Amount shall be decreased by the absolute value of the difference between the Aggregate Common Unit Cash Amount (without giving effect to any Corrective Adjustment or any Corrective Escrow Stock Adjustment) and zero; provided, that the Escrow Cash Amount will not be decreased to less than the Escrow Cash Amount Floor.

“Credit Agreement” means the Credit Agreement, dated as of July 31, 2014, among Kansas City 727 Acquisition LLC, as holdings, TMFS Holdings LLC, as borrower, the lenders party thereto, and Credit Suisse AG, as administrative agent, as amended from time to time.

“Deferred Compensation Amount” means, without duplication, the aggregate amount that may become due and payable at, or at any time following, the Closing under or with respect to the TMFS Holdings, LLC Long Term Bonus Plan calculated in accordance with the methodology set forth on Exhibit B.

“Development Agreement” means any agreement between the Company and any Person authorizing that Person to develop multiple franchises under separate Franchise Agreements.

“Environmental Laws” means any Law relating to (a) releases or threatened releases of hazardous material; (b) pollution or protection of public or employee health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of hazardous material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Citibank, N.A. or such other escrow agent as may be mutually agreed by Purchaser and Sellers’ Representative.

“Escrow Agreement” means the escrow agreement by and among Purchaser, Sellers’ Representative, and the Escrow Agent, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C or in such other form as may be mutually agreed by Purchaser and Sellers’ Representative.

“Escrow Account” means the segregated escrow account established pursuant to the Escrow Agreement into which the Indemnity Escrow Amount is deposited pursuant to Section 2.9(b)(ix)(I).

“Escrow Amount” means an amount equal to the Escrow Cash Amount plus the product obtained by multiplying (a) the Escrow Stock Amount by (b) the Average Purchaser Closing Price.

“Escrow Cash Amount” means an amount in cash equal to $17,000,000, subject to the Corrective Escrow Stock Adjustment (if any) and adjustment pursuant to Section 11.6(b) (if any).

“Escrow Cash Amount Floor” means an amount in cash equal to the product obtained by multiplying (a) $17,000,000 by (b) the quotient obtained by dividing (i) the number of Incentive Units by (ii) the number of Membership Units, in each case as of immediately prior to the Effective Time.

“Escrow Stock Amount” means the number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (a) the absolute value of the amount, if any, by which the Escrow Cash Amount is reduced pursuant to the Corrective Escrow Stock Adjustment by (b) Average Purchaser Closing Price, subject to adjustment pursuant to Section 11.6(b) (if any).

“Estimated Closing Adjustment Amount” shall mean an amount, which may be a negative number, equal to (i) the Estimated Working Capital Payment, plus (ii) the Unaccrued Receivables Adjustment as set forth on the Estimated Closing Statement, plus (iii) the Houston Adjustment Amount, minus (iv) the Transaction Expenses as set forth on the Estimated Closing Statement, minus (v) the aggregate amount of the Change of Control Payment as set forth on the Estimated Closing Statement, minus (vi) the Holdback Reserves as set forth on the Estimated Closing Statement, minus (vii) the Credit Agreement Payoff Amount and the aggregate amount of all other Indebtedness of the Transferred Entities (except for the WP Notes Amount) as set forth on the Estimated Closing Statement, minus (viii) the Deferred Compensation Amount as set forth on the Estimated Closing Statement, and minus (ix) the Non-Consenting Client Adjustment as set forth on the Estimated Closing Statement.

“Estimated Working Capital Payment” means an amount, which may be a negative number, equal to (a) the Transferred Entities’ estimated Working Capital as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, as set forth on the Estimated Closing Statement, minus (b) the Target Working Capital.

“Exchange Ratio” means quotient obtained by dividing (a) the Per Unit Stock Value by (b) the Average Purchaser Closing Price.

“FDD” means the franchise disclosure documents (including documents prepared as “Franchise Disclosure Documents,” “FDDs,” “Uniform Franchise Offering Circulars” or “UFOCs”) prepared in accordance with the FTC Rule (or its predecessor), and any applicable Franchise Law, and all variations of such forms which have been approved for use or used in any state or jurisdiction requiring the filing and/or approval of any Franchise Agreement and/or FDDs.

“First Merger Cash Number” means the product obtained by multiplying (a) the Aggregate Cash Percentage by (b) the aggregate number of Common Units owned directly or indirectly by KC Blocker as of immediately prior to the First Effective Time.

“First Merger Cash Pool” means the First Merger Cash Initial Pool minus the WP Notes First Merger Cash Deduction.

“First Merger Cash Initial Pool” means the product obtained by multiplying (a) the Per Unit Cash Amount by (b) the First Merger Cash Number.

“First Merger Stock Number” means the product obtained by multiplying (a) the Aggregate Stock Percentage by (b) the aggregate number of Common Units owned directly or indirectly by KC Blocker as of immediately prior to the First Effective Time.

“First Merger Stock Pool” means the First Merger Stock Initial Pool minus the WP Notes First Merger Stock Deduction, if any.

“First Merger Stock Initial Pool” means the product obtained by multiplying (a) the Exchange Ratio by (b) the First Merger Stock Number.

“Former Company Employee” means a Company Employee whose employment or services cease prior to the Closing Date.

“Fundamental Representations” mean collectively, the Company Fundamental Representations, KC Blocker Fundamental Representations and the Management Blocker Fundamental Representations.

“Franchise” means any grant by Company or its Subsidiaries to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, which constitutes a “franchise,” as that term is defined under (a) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates; or (b) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Agreement” means any Contracts pursuant to which Company or its Subsidiaries grants or has granted any Franchise or the right or option (whether or not subject to certain qualifications) to acquire any Franchise, including those agreements listed on Section 5.21 of the Company Disclosure Schedule. Without limiting the foregoing, “Franchise Agreement” includes Development Agreements, master franchise agreements, multi-unit license or franchise agreements and similar agreements that cover the development or franchising of Franchises within any area or country or the delegation of duties by Company or its Subsidiaries with respect to its obligations as a franchisor or otherwise under any such agreements, including those agreements listed on Section 5.21 of the Company Disclosure Schedule.

“Franchise Law” means the FTC Rule and any other Law regulating the offer or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships, or governing the relationships between franchisors and franchisees, manufacturers and dealers, or grantors and distributors, including those Laws that address unfair practices related to, or the default, termination, non-renewal, transfer of, franchises, dealerships and distributorships.

“Franchisee” means a Person with whom the Company has executed a Franchise Agreement.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“Funded Indebtedness” means all Indebtedness for borrowed money of any of the Transferred Entities (other than the WP Note Amount).

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date of this Agreement, consistently applied throughout the periods involved.

“Governmental Entity” means any foreign, domestic, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Holdback Agreements” means those agreements listed on Section 1.1(b) of the Company Disclosure Schedule, and any other agreements related to acquisitions consummated by the Transferred Entities after the date of this Agreement but prior to the Closing Date, pursuant to which a holdback or other similar deferred consideration may become payable by the Transferred Entities on account of the acquisition.

“Holdback Reserve” means with respect to the Company, any amount reserved as of the Closing Date for a holdback that may become payable by any of the Transferred Entities pursuant to a Holdback Agreement and that remains unpaid by the Transferred Entities, calculated in accordance with the formulas and methodologies used in the preparation of the Company’s consolidated interim financials and otherwise in accordance with GAAP.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Houston Adjustment Amount” means the aggregate amount payable by TMFS Holdings, LLC to Minority Member in exercise of the Call Right pursuant to Section 8.8 of the Houston Agreement, plus the aggregate amount of all fees, and out-of-pocket costs and expenses reasonably incurred by the Transferred Entities in connection with the execution of the Call Right.

“Incentive Units” means the class of membership units of the Company designated as Incentive Units in the LLC Agreement and which the Company is authorized to issue, and has issued from time to time, to managers, officers, employees, consultants or other service providers of the Company or of any Subsidiary of the Company, with such terms and rights as are set forth in the LLC Agreement.

“Indebtedness” means, with respect to any Person, without duplication (and, as to the Company and its Subsidiaries, on a consolidated basis), as of the date of determination (i) any obligations of such Person for borrowed money, (ii) any obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) any obligations to pay the deferred purchase price of property or services or for the deferred purchase price of a business or assets (including any so-called “earn-out” or similar payments (contingent or otherwise) in respect thereof (at the amount that is required to be shown on the consolidated balance sheet of the Company in accordance with GAAP)), excluding any Holdback Reserves, (iv) any lease obligations of such Person capitalized on the books and records of such Person, (v) any indebtedness or other obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property, (vi) any Indebtedness of others secured by a Lien on property or assets owned by such Person, whether or not the Indebtedness secured thereby has been assumed, but in no event to exceed the value of the assets subject to such Lien, (vii) any letters of credit, performance bonds, or similar facilities issued for the account of such Person, to the extent drawn upon but not yet reimbursed, (viii) any obligations under any “put” options, (ix) any indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (x) any guaranty of any Indebtedness of any other Person, (xi) settlement agreements, and (xii) all due and unpaid interest, fees, change of control payments, prepayment premiums or penalties and other fees or expenses owed or payable with respect to the Indebtedness referred to in clauses (i) through (xi) above. Notwithstanding the foregoing, Indebtedness shall not include (a) any Change of Control Payments, Deferred Compensation Amounts or Transaction Expenses, (b) accounts payable, (c) accrued expenses and current liabilities arising in the ordinary course of business (other than interest, fees, amortization, and other similar payments in connection with Indebtedness for borrowed money), (d) any indebtedness arranged by Purchaser or any of its Affiliates, (e) any intercompany indebtedness or obligations owed by any Transferred Entity to any other Transferred entity, or (f) any other amount to the extent accounted for in the calculation of “Working Capital”.

“Independent Accounting Firm” means Alvarez & Marsal North America, LLC or another nationally or regionally recognized independent accounting firm mutually agreed to by the Sellers’ Representative and Purchaser, provided, however, that if Alvarez & Marsal North America, LLC is not able to serve as the independent accounting firm and the Sellers’ Representative and Purchaser cannot agree to an independent accounting firm, such firm shall be selected by the American Arbitration Association.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) patents and applications therefor; (ii) trademarks, service marks, trade names, and service names together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) Internet domain names; (iv) copyrights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (v) trade secrets; (vi) software and interactive platforms; (vii) rights to limit the use or disclosure of confidential information by any Person; and (viii) other proprietary information and rights.

“Intermediary” means an intermediary (including a recordkeeper, custodian, solicitor, investment adviser, or broker-dealer) listed on Schedule A to the Company Disclosure Schedule.

“Investment Advisory Agreement” means any investment management, advisory or sub-advisory agreement, limited partnership agreement or limited liability company agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Management Services” means services which involve (i) the management of an investment account (or portions thereof or a group of investment accounts), (ii) the giving of advice with respect to the investment and/or reinvestment of assets (or any group of assets) or (iii) otherwise acting as an “investment adviser” within the meaning of the Advisers Act, and performing activities related or incidental thereto.

“IRS” means the U.S. Internal Revenue Service.

“Joint Release Instructions” has the meaning set forth in the Escrow Agreement.

“KC Blocker Fundamental Representations” means the representations and warranties of KC Blocker set forth in the first and third sentences of Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Title to Common Units), Section 3.4 (Authority Relative to this Agreement), Section 3.8 (Brokers).

“KC Blocker Pre-Closing Taxes” means, without duplication, (i) any Taxes imposed on any of the KC Blocker Entities for any Pre-Closing Tax Period, (ii) any Taxes of any other Person (other than another KC Blocker Entity) for which a KC Blocker Entity is liable pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, and (iii) any reasonable costs and expenses attributable to any item described in clause (i) or (ii).

“KC Blocker Sellers” means the holders of KC Convertible Blocker Stock.

“Knowledge of Purchaser” means the actual knowledge of the Persons listed on Section 1.1(c) of the Purchaser Disclosure Schedule, after reasonable investigation.

“Knowledge of the Company” means the actual knowledge of the Persons listed on Section 1.1(d) of the Company Disclosure Schedule, after reasonable investigation.

“Law” means any federal, state, local or foreign law (including common law), statute, regulation, ordinance, rule, judgment, order, decree, award, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision or approval of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Entity.

“Liabilities” means all outstanding debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Law, Action or governmental order and those arising under any Contract and, other than for purposes of Section 5.5 hereof, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Lien” means, with respect to any property or asset, any lien, mortgage, pledge, charge, security interest, purchase agreement, option, restriction on transfer or other encumbrance.

“LLC Agreement” means the Limited Liability Company Agreement of the Company.

“Management Blocker Fundamental Representations” means the representations and warranties of Management Blocker set forth in Section 4.3 (Title to Common Units) and Section 4.4 (Authority Relative to this Agreement).

“Management Blocker Sellers” means the holders of Management Convertible Blocker Stock.

“Membership Units” means the Common Units and the Incentive Units.

“Non-accredited Investor” means Management Blocker, any Direct Holder, or any holder of KC Blocker Stock to the extent such individual or entity has not delivered to the Company and Purchaser, a properly completed and duly executed Investor Questionnaire in the form attached as Exhibit A hereto pursuant to which such Person has confirmed such Person is an Accredited Investor.

“Non-accredited Investor Company Merger Consideration” means an amount in cash, without interest, equal to the sum of (i) the Company Merger Cash Consideration and (ii) the value of the Company Merger Stock Consideration (determined using the Average Purchaser Closing Price).

“Non-accredited Investor First Merger Consideration” means an amount in cash, without interest, equal to the sum of (i) the First Merger Cash Consideration and (ii) the value of the First Merger Stock Consideration (determined using the Average Purchaser Closing Price).

“Non-Consenting Client” means an investment advisory client that has delivered a Non-Consenting Notice to the Company or any of its Subsidiaries no later than five Business Days prior to the Closing Date.

“Non-Consenting Client Adjustment” means an amount equal to the product obtained by multiplying (a) $5,600,000 by (b) each whole percentage point by which the Non-Consenting Client AUM Percentage exceeds eight (8) percent; provided, that (a) the Non-Consenting Client Adjustment shall equal zero if the Non-Consenting Client AUM Percentage does not exceed eight (8) percent and (b) the Non-Consenting Client Adjustment shall equal $22,400,000 if Non-Consenting Client AUM exceeds twelve (12) percent.

“Non-Consenting Client Adjustment Ceiling” means Non-Consenting Client AUM equal to twelve (12) percent of the aggregate amount of the AUM of the Company, its Subsidiaries and Franchisees as of the Closing Date.

“Non-Consenting Client AUM” means the aggregate of the amount of assets under management of the Company, its Subsidiaries and Franchisees directly attributable to Non-Consenting Clients, measured with respect to each Non-Consenting Client as of the close of business on the Business Day immediately preceding the Company’s receipt from such Non-Consenting Client of its Non-Consenting Notice.

“Non-Consenting Client AUM Percentage” means, as of any date of determination, the number, expressed as a percentage, that is the quotient obtained by dividing (a) the Non-Consenting Client AUM as of such date by (b) the aggregate amount of the AUM of the Company, its Subsidiaries and Franchisees as of such date.

“Non-Consenting Notice” means a written notice from an investment advisory client of the Company or its Subsidiaries who has received the Initial Notice or the Second Notice and has notified the Company or any of its Subsidiaries in response that such investment advisory client withholds its consent to the assignment of its investment advisory account in connection with the transactions contemplated hereby.

“Order” means any outstanding order, judgment, writ, injunction, stipulation, award, decree or similar action issued or taken by a Governmental Entity.

“Per Unit Cash Amount” means the quotient obtained by dividing (a) the Aggregate Common Unit Cash Amount by (b) the product obtained by multiplying (i) the Aggregate Cash Percentage by (ii) the total number of Common Units outstanding immediately prior to the First Effective Time.

“Per Unit Stock Value” means the quotient obtained by dividing (a) the Aggregate Stock Value by (b) the product obtained by multiplying (i) the Aggregate Stock Percentage by (ii) the total number of Common Units outstanding immediately prior to the First Effective Time.

“Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Entity.

“Permitted Liens” means, with respect to the Company or any of its Subsidiaries, the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice or in the ordinary course of such Party’s business; (c) Liens incurred or deposits made in the ordinary course of business of such Party or any of its Subsidiaries in connection with workers’ compensation, unemployment insurance or other types of social security; (d) Liens incurred in the ordinary course of business of such Party or any of its Subsidiaries securing obligations or Liabilities that are not material to such Party or any of its Subsidiaries; (e) defects or imperfections of title, easements (including for gas pipelines and power lines), declarations, covenants, rights-of-way, surface leases, ground leases to utilities, restrictions and other charges, instruments or encumbrances that do not materially affect the use of real estate as used by such Party as of the date hereof or that would be shown in an accurate survey or physical inspection of such Party’s or any of its Subsidiaries’ real property; (f) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; (g) Liens not created by such Party or any of its Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases but do not materially affect the use of such leased real property as used by such Party as of the date hereof; (h) Liens under the Credit Agreement and the Loan Documents (as defined in the Credit Agreement); (i) Liens that would not otherwise be expected to be material to the Company or any of its Subsidiaries, as applicable; and (j) Liens set forth on Section 1.1(e) of the Company Disclosure Schedule.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Phantom Equity Letter Agreement” means the Letter Agreement regarding the Management Blocker Phantom Equity Agreement, dated as of November 5, 2015, entered into by Management Blocker, the Company and such other Persons party thereto.

“Post-Closing Tax Period” means a taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means a taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Purchaser Employee” means an employee of Purchaser and its Subsidiaries.

“Purchaser Intellectual Property” means Intellectual Property owned or used by Purchaser or any of its Subsidiaries that is material to the operation of Purchaser’s and its Subsidiaries’ business, taken as a whole, conducted as of the date of this Agreement.

“Purchaser Material Adverse Effect” means an event, circumstance, development, change or effect that (a) materially impairs the ability of Purchaser to consummate the transactions contemplated by this Agreement or (b) is materially adverse to the Purchaser and its Subsidiaries or their business, properties, assets, Liabilities, financial condition or results of operations, in each case, taken as a whole; provided, however, that no event, circumstance, development, change or effect resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Purchaser Material Adverse Effect: (i) changes in global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, credit markets, currency exchange rates, market conditions, the price of commodities or raw materials used in the Purchaser’s business (ii) changes or trends in the industry in which the Purchaser operates, (iii) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (iv) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions and other force majeure events, (v) changes in applicable Law or the interpretation thereof or changes in GAAP or the interpretation thereof, (vi) any failure by the Purchaser to meet any projections or forecasts or estimates of revenue or earnings for any period (but not including the underlying causes thereof), (vii) changes in the value or trading price of Purchaser’s Common Stock (but not including the underlying causes thereof); (viii) changes to the Purchaser or any of its Subsidiaries, including impacts on relationships with customers, suppliers, employees, labor organizations, or governmental entities, in each case attributable to the execution, announcement or pendency of this Agreement or the transactions contemplated hereby, (ix) compliance with the affirmative undertakings specifically required by this Agreement or effects or changes attributable to specific actions or omissions of the Purchaser taken or omitted to be taken at the specific written request of the Transferred Entities, but excluding from this clause (ix) the Purchaser’s and its Subsidiaries conduct of its business in the ordinary course consistent with past practices and compliance with the negative covenants set forth in Section 7.3(c), (x) issues or matters disclosed in any Purchaser SEC Reports, or (xi) effects resulting from any acts or omissions of Purchaser after the date of this Agreement, except, with respect to clauses (i), (ii), (iii), or (iv), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, Liabilities, financial condition or results of operations of the Purchaser and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Purchaser and its Subsidiaries operate.

“Radio Station Agreement” means any agreement between the Company and/or any of its Subsidiaries, on the one hand, and a third party, on the other hand, that provides for the airing of The Mutual Fund Show.

“Rebates” means any rebates, allowances, discounts, advertising contributions or other payments or remuneration of any kind from vendors, suppliers or other third parties, including the ability to purchase products, goods and services at lower prices than those charged to Franchisees, on account of direct or indirect Franchisees’ purchases from those suppliers or third parties.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, accountants, financial advisors, attorneys and other advisors or representatives.

“Restrictive Legend” means a legend stating the following:

The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate are subject to a Stockholder Agreement with certain restrictions on transfer, and further cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” means the Direct Unitholders, Management Blocker and the beneficial owners of capital stock of the KC Blocker Entities.

“Sellers’ Representative Expense Amount” means $100,000.

“Severance Obligations” means the severance obligations payable pursuant to the Contracts set forth on Section 1.1(f) of the Company Disclosure Schedule; provided that the severance obligations paid or payable to any Person pursuant to any such Contract shall not be included in the amount of Severance Obligations for any purposes of this Agreement (regardless of whether such severance obligations are set forth on Section 1.1(f) of the Company Disclosure Schedule), if such Person has entered into a Contract with the Company, Purchaser or any of their respective Affiliates which contract renders inapplicable or replaces the severance obligations with respect to such individual in effect immediately prior to the Closing.

“Straddle Period” means a taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner or managing member.

“Takeover Statute” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction or other applicable Laws that purport to limit or restrict business combinations or the ability to limit or restrict business combinations or the ability to acquire or to vote shares.

“Target Working Capital” means $5,500,000.

“Tax” means any federal, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding, or other tax, including any interest and penalties imposed with respect to such amounts.

“Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) resulting from a change in accounting method.

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Taxing authority.

“Tax Representations” shall mean the representations and warranties made in Section 3.9 and Section 5.13.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing authority relating to Taxes.

“Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses (including fees, costs and expenses of legal counsel, accountants, investment bankers, experts, consultants, brokers and other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by the Transferred Entities and their respective Affiliates in connection with the consideration of, and planning for, the negotiation of, the performance of and all the efforts to implement, this Agreement and the transactions contemplated hereby that remain unpaid immediately prior to Closing but excluding Change of Control Payments, Deferred Compensation Amounts and Indebtedness.

“Transferred Entities” means the KC Blocker Entities, the Company, and all of the Company’s Subsidiaries.

“True-Up Ceiling” means an amount equal to $20,000,000.

“True-Up Escrow Account” means the segregated escrow account established pursuant to the Escrow Agreement into which the True-Up Escrow Amount is deposited pursuant to Section 2.9(b)(ix)(H).

“True-Up Escrow Amount” means an amount in cash equal to $3,000,000.

“Unaccrued Receivables Adjustment” means with respect to the Company, the difference between (i) revenues already earned, pursuant to GAAP, but not yet collected or recorded in the Company’s consolidated interim financial statements based on the Company’s collection practices as of the Closing Date (that would otherwise be included in accounts receivable on a balance sheet for GAAP purposes as of the Closing Date) and (ii) the compensation and payroll taxes associated with the revenues described under (i) but not yet paid or recorded in the Company’s consolidated interim financial statements based on the Company’s collection practices as of the Closing Date (that would otherwise be included in accrued expenses on a balance sheet for GAAP purposes as of the Closing Date), and determined in accordance with the methodology used in the preparation of the Company’s consolidated fiscal year-end financial statements. For the avoidance of doubt, the Unaccrued Receivables Adjustment shall be calculated based on consolidated interim financial statements and consolidated fiscal year-end financial statements prepared consistent with the methodologies in place as of the date hereof. A sample calculation of the Unaccrued Receivables Adjustment as of September 30, 2015 is attached hereto as Exhibit E-2.

“Working Capital” means, with respect to the Transferred Companies, the current assets of the Transferred Companies minus current liabilities of the Transferred Companies on a consolidated basis. Notwithstanding the foregoing sentence, for the purpose of calculating Working Capital, (i) none of the following shall be included in either current assets or current liabilities: (A) assets or liabilities relating to any income Tax assets or income Tax liabilities, (B) any assets or liabilities with respect to Transaction Expenses, (C) liabilities related to any holdbacks, earn-outs or similar payments related to acquisitions consummated by the Transferred Entities that remain unpaid by the Transferred Entities, (D) liabilities relating to the existing Indebtedness on a consolidated basis and (E) any assets or liabilities relating to Change of Control Payments or Deferred Compensation Amounts, and (ii) Working Capital (A) shall include as current assets any accounts receivable and prepaid expenses, net of amortization, (B) shall include as current assets any cash deposits (net of outstanding checks or bank overdrafts) provided by the Transferred Entities, (C) shall include as current assets any fees, costs and expenses incurred or paid by the Transferred Entities on behalf of Purchaser pursuant to Section 7.10 and (D) shall include as a current liability any accounts payable and accrued expenses (other than in connection with existing Indebtedness on a consolidated basis). Except as set forth in the above definition, Working Capital shall be calculated in accordance with the formulas and methodologies used in the preparation of the Company’s consolidated interim financials in place as of the date hereof. A sample calculation of Working Capital as of September 30, 2015 is attached hereto as Exhibit E-1.

“WP Notes” means the Junior Subordinated Unsecured Promissory Notes and the Unsecured Promissory Notes issued by KC Blocker to WP X Finance, L.P. and Warburg Pincus X Partners, L.P.

“WP Notes Amount” means the aggregate face amount of the WP Notes, plus the aggregate amount of due but unpaid interest thereon, as of the date of determination.

“WP Notes First Merger Cash Deduction” means the lesser of (a) the WP Note Amount as set forth on the WP Notes Payment Statement and (b) the amount that is the First Merger Initial Cash Pool.

“WP Notes First Merger Stock Deduction” means the quotient obtained by dividing (a) the amount by which WP Note Amount as set forth on the WP Notes Payment Statement exceeds the First Merger Initial Cash Pool, if any, and (b) the Average Purchaser Closing Price.

1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Affiliate Agreement	Section 5.19
Agreement	Preamble
Applicable Survival Period	Section 11.1(c)
Audited Financial Statements	Section 5.5(a)
Blocker Entities	Preamble
Call Right	Section 7.20(a)
Cancelled Company Interests	Section 2.7(c)(iv)
Cancelled KC Blocker Stock	Section 2.7(a)(iii)
Certificate	Section 2.8(a)
Closing	Section 2.9(a)
Closing Change of Control Payments	Section 2.10(a)
Closing Date	Section 2.9(a)
Closing Deferred Compensation Amount	Section 2.10(a)
Closing Holdback Reserves	Section 2.10(a)
Closing Houston Adjustment Amount	Section 2.10(a)
Closing Indebtedness	Section 2.10(a)
Closing Non-Consenting Client Adjustment	Section 2.10(a)
Closing Transaction Expenses	Section 2.10(a)
Closing Unaccrued Receivables Adjustment	Section 2.10(a)
Code	Recitals
Common Units	Recitals
Company	Preamble
Company Benefit Plan	Section 5.10(a)
Company Certificate of Merger	Section 2.4
Company Contractors	Section 5.11(a)
Company Disclosure Schedule	Article V
Company Employees	Section 5.11(a)
Company Indemnitees	Section 7.7(a)
Company Insurance Policies	Section 5.18
Company Licensed Intellectual Property	Section 5.16(b)
Company Merger	Recitals

Company Merger Cash Consideration	Section 2.7(c)(i)
Company Merger Consideration	Section 2.7(c)(i)
Company Merger Effective Time	Section 2.4
Company Merger Stock Consideration	Section 2.7(c)(i)
Company Registered Intellectual Property	Section 5.16(a)
Conversion Number Certificate	Section 2.6(f)
Convertible Common Units	Section 2.6(f)
Convertible Interests	Section 2.6(f)
Convertible KC Blocker Stock	Section 2.6(f)
Credit Agreement Payoff Amount	Section 2.6(a)
Debt Financing	Section 7.10(a)
Deferred Compensation Plan	Section 5.10(e)
DGCL	Section 2.1(a)
Direct Unitholders	Recitals
Disagreement	Section 2.10(b)
DLLCA	Section 2.1(b)
DSOS	Section 2.4
Environmental Permits	Section 5.14(a)
Escrow Period	Section 11.6(c)
Estimated Closing Statement	Section 2.6(a)
Excess Payment	Section 2.10(e)(i)
Exchange Account	Section 2.8(c)
Exchange Fund	Section 2.8(c)
Executive Employment Agreement	Recitals
Final Closing Adjustment Amount	Section 2.10(d)
Final Closing Statement	Section 2.10(d)
Final Holdback Payment	Section 2.11(a)
Financial Statements	Section 5.5(a)
First Certificate of Merger	Section 2.4
First Effective Time	Section 2.4
First Merger	Recitals
First Merger Cash Consideration	Section 2.7(a)(i)
First Merger Consideration	Section 2.7(a)(i)
First Merger Stock Consideration	Section 2.7(a)(i)
Franchise Brokers	Section 5.21(g)
Government Approvals	Section 7.2(a)
Holdback Determination Date	Section 2.11(a)
Holdback Disagreement	Section 2.11(b)
Holdback Notice of Disagreement	Section 2.11(b)
Holdback Shortfall	Section 2.11(a)
Holdback Statement	Section 2.11(a)
Holder Releasees	Section 7.8(a)
Houston Agreement	Section 7.20(a)
Incentive Unit Consideration	Section 2.7(c)(ii)
Incentive Unit Payment Schedule	Section 2.6(b)
Indemnitees	Section 11.2(a)

Initial Notice	Section 7.4(b)
KC Blocker	Preamble
KC Blocker Disclosure Schedule	Article III
KC Blocker Entities	Section 3.1
KC Blocker Stock	Section 2.6(f)
KC Blocker Stockholder Consent	Recitals
KC Blocker Sub	Section 3.1
Leased Real Property	Section 5.12(b)
Letter of Transmittal	Section 2.6(e)
Losses	Section 11.2(a)
Management Blocker	Preamble
Management Blocker Disclosure Schedule	Article IV
Management Blocker Stockholder Consent	Recitals
Material Contracts	Section 5.15(a)
Merger Sub 1	Preamble
Merger Sub 1A	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	Recitals
Minority Member	Section 7.20(a)
Multiemployer Plan	Section 5.10(a)
Second Notice	Section 7.4(b)
New Plans	Section 8.1(b)
Non-Restricted Employees	Section 7.3(b)(vii)
Notice of Claim	Section 11.3(a)
Notice of Disagreement	Section 2.10(b)
Outside Counsel Only Material	Section 7.2(b)
Outside Date	Section 12.1(b)(i)
Parties	Preamble
Party	Preamble
Payoff Letter	Section 2.6(c)
Post-Closing Statement	Section 2.10(a)
Pre-Closing Tax Return	Section 9.3(b)
Pro Rata Percentage	Section 11.5(e)
Pro Rata Portion of the Escrow Account	Section 11.5(e)
Purchaser	Preamble
Purchaser Common Stock	Recitals
Purchaser Disclosure Schedule	Article VI
Purchaser Financial Statements	Section 6.5(a)
Purchaser Indemnitees	Section 11.2(a)
Purchaser Releasees	Section 7.8(b)
Purchaser Releasors	Section 7.8(a)
Purchaser SEC Reports	Section 6.6
Release Date	Section 11.6(d)
Remaining Escrow Accounts	Section 11.6(c)
Resolved Claim	Section 11.4

Restrictive Contract	Section 5.15(a)(xviii)
Retained Amount	Section 11.6(d)
Second Certificate of Merger	Section 2.4
Second Effective Time	Section 2.4
Second Merger	Recitals
Seller Releasors	Section 7.8(b)
Sellers’ Counsel	Section 13.13
Sellers’ Representative	Preamble
Sellers’ Representative Expense Fund	Section 13.1(c)
Stockholders Agreement	Recitals
Straddle Period Tax Return	Section 9.3(b)
Subject Assets	Section 7.2(c)
Substituted Cash Amount	Section 11.6(b)
Substituted Shares	Section 11.6(b)
Support Obligations	Section 7.9
Surrendered Interests	Section 2.8(b)
Surviving Company	Section 2.1(c)
Surviving Merger Sub	Section 2.1(b)
Third Party Claim	Section 11.3(a)
Transfer Taxes	Section 9.2
True-Up Shortfall	Section 2.10(e)(ii)
Unaudited Financial Statements	Section 5.5(a)
Union	Section 5.11(c)
Unsurrendered Interests	Section 2.8(c)
WARN Act	Section 5.11(d)
WP Notes Payment Statement	Section 2.6(d)

ARTICLE II

THE MERGERS

2.1 The Mergers. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement:

(a) In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the First Effective Time, Merger Sub 1A shall be merged with and into KC Blocker, whereupon the separate existence of Merger Sub 1A will cease, with KC Blocker surviving the First Merger such that, following the First Merger, KC Blocker will become a wholly owned direct subsidiary of Purchaser. The First Merger shall have the effects provided in this Agreement and as specified in the DGCL.

(b) In accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), immediately after the First Effective Time, at the Second Effective Time, KC Blocker (as the surviving entity of the First Merger) shall be merged with and into Merger Sub 1, whereupon the separate existence of KC Blocker will cease, with Merger Sub 1 surviving the Second Merger (Merger Sub 1, as the surviving entity in the Second Merger, sometimes being referred to herein as the “Surviving Merger Sub”), such that following the Second Merger, the Surviving Merger Sub will continue as a wholly owned direct subsidiary of Purchaser. The Second Merger shall have the effects provided in this Agreement and as specified in the DGCL and the DLLCA.

(c) In accordance with the DLLCA, immediately after the Second Effective Time, at the Company Merger Effective Time, Merger Sub 2 shall be merged with and into the Company, whereupon the separate existence of Merger Sub 2 will cease, with the Company surviving the Company Merger (the Company, as the surviving entity of the Company Merger, sometimes being referred to herein as the “Surviving Company”) such that following the Company Merger, the Surviving Company will be a wholly owned direct subsidiary of the Surviving Merger Sub. The Company Merger shall have the effects provided in this Agreement and as specified in the DLLCA.

2.2 Governing Documents.

(a) The certificate of incorporation and by-laws of Merger Sub 1A, as in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and by-laws of the corporation surviving the First Merger, except as amended such that the name of such survivor is “Kansas City 727 Acquisition Corporation”.

(b) The name of the Surviving Merger Sub shall be “Mayberry Acquisition Sub I, LLC”. The certificate of formation and limited liability company agreement of Merger Sub 1, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Merger Sub until thereafter amended as provided in such certificate of formation and limited liability company agreement or by applicable Law.

(c) The name of the Surviving Company shall be “Kansas City 727 Acquisition LLC”. The certificate of formation of the Company, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended as provided therein or by applicable Law. The limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Company Merger Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein or by applicable Law.

2.3 Directors, Managers and Officers of the Surviving Entities.

(a) The directors and/or officers of Merger Sub 1A immediately prior to the First Effective Time shall continue as the directors and/or officers of KC Blocker from and after the First Effective Time.

(b) The managers and/or officers of Merger Sub 1 immediately prior to the Second Effective Time shall continue as the managers and/or officers of the Surviving Merger Sub from and after the Second Effective Time.

(c) The officers of the Company immediately prior to the Company Merger Effective Time, shall continue as the officers of the Surviving Company from and after Company Merger Effective Time. The managers of Merger Sub 2 immediately prior to the Company Merger Effective Time, if any, shall be and become the managers of the Surviving Company, if any, from and after the Company Merger Effective Time.

2.4 Effective Times. On the Closing Date, the Parties shall cause (a) a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “DSOS”) as provided under the DGCL and make any other filings, recordings or publications required to be made by KC Blocker or Merger Sub 1A under the DGCL in connection with the First Merger, (b) a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by KC Blocker or Merger Sub 1 under the DGCL and the DLLCA in connection with the Second Merger, and (c) a certificate of merger with respect to the Company Merger (the “Company Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DLLCA and make any other filings, recordings or publications required to be made by the Company or Merger Sub 2 under the DLLCA in connection with the Company Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the DSOS or on such other date and time as shall be agreed to by the Company and Purchaser and specified in the First Certificate of Merger (such date and time being hereinafter referred to as the “First Effective Time”). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the DSOS or on such other date and time as shall be agreed to by the Company and Purchaser and specified in the Second Certificate of Merger, and in all events, following the First Effective Time (such date and time being hereinafter referred to as the “Second Effective Time”). The Company Merger shall become effective at such time as the Company Certificate of Merger is duly filed with the DSOS or on such other date and time as shall be agreed to by the Company and Purchaser and specified in the Company Certificate of Merger, and in all events, following the Second Effective Time (such date and time being hereinafter referred to as the “Company Merger Effective Time”). The First Effective Time shall, in all events, precede the Second Effective Time and the Second Effective Time shall, in all events, precede the Company Merger Effective Time.

2.5 Tax Consequences. For U.S. federal income tax purposes, the Parties intend that (i) the First Merger and the Second Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Company Merger shall qualify as an acquisition by the corporation that is the single member of Merger Sub 2 as of immediately prior to the Company Merger Effective Time (the “Company Purchaser”) of all the Company Units held by the Direct Unitholders and Management Blocker immediately prior to the Company Merger Effective Time. The Parties intend that this Agreement constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulation Section 1.368-2(g).

2.6 Pre-Closing Deliveries.

(a) Prior to the Closing, the Company shall prepare, and at least three (3) Business Days prior to the Closing, the Company shall deliver to Purchaser a written statement (the “Estimated Closing Statement”) setting forth, in each case, as of 11:59 p.m. Eastern time on the Business Day immediately preceding the Closing Date, the Company’s good faith estimate of the following: (i) the Estimated Working Capital Payment, (ii) the Unaccrued Receivables Adjustment, (iii) the Houston Adjustment Amount, (iv) the Transaction Expenses, (v) the aggregate amount of the Change of Control Payments, (vi) the aggregate amount of the Holdback Reserves, (vii) the aggregate amount of all obligations under the Credit Agreement to be outstanding immediately prior to the Closing (the “Credit Agreement Payoff Amount”) and the aggregate amount of all other Indebtedness of any of the Transferred Entities (other than the WP Notes Amount), (viii) the Deferred Compensation Amount, (ix) the Non-Consenting Client Adjustment, and (x) the Aggregate Cash Amount and the Aggregate Stock Value.

(b) No later than three (3) Business Days prior to the Closing, the Company shall deliver to Purchaser a written statement (the “Incentive Unit Payment Schedule”) setting forth the Aggregate Incentive Unit Cash Amount and, for each Incentive Unit outstanding immediately prior to the Company Merger Effective Time, the amount in cash equal to the portion of the Aggregate Incentive Unit Cash Amount payable in respect of each such Incentive Unit, calculated in accordance with the terms of the LLC Agreement, as though the Company had distributed an amount of cash to all members of the Company equal to the Aggregate Cash Amount plus the Aggregate Stock Value pursuant to Section 7.1 of the LLC Agreement, as determined by the Board of Managers of the Company.

(c) No later than two (2) Business Days prior to the Closing, the Transferred Entities shall deliver to Purchaser a customary payoff letter (the “Payoff Letter”) in a form reasonably acceptable to Purchaser from and executed (or to be executed no later than the Closing Date) by the administrative agent under the Credit Agreement showing the Credit Agreement Payoff Amount.

(d) No later than three (3) Business Days prior to the Closing, KC Blocker shall deliver to Purchaser a written statement (the “WP Notes Payment Statement”) setting forth the WP Notes Amount and instructions for repayment, at the Closing and in accordance with the provisions of this Article II, of the WP Notes Amount to WP X Finance, L.P. and Warburg Pincus X Partners, L.P. or any of their Affiliates designated in the WP Notes Payment Statement.

(e) Prior to the Closing, the Transferred Entities shall use commercially reasonable efforts to obtain a, and shall deliver no later than three (3) Business Days prior to the

Closing any so obtained, properly completed and duly executed letter of transmittal in the form attached as Exhibit D, together with any document or form expressly required thereby (the “Letter of Transmittal”) from each holder of Convertible Interests.

(f) No later than two (2) Business Days prior to the Closing, the Company and KC Blocker shall prepare in consultation with Management Blocker and deliver to Purchaser a spreadsheet and a certificate signed on behalf of KC Blocker and the Company by an authorized officer of KC Blocker and the Company, respectively (such certificate and updated spreadsheet, the “Conversion Number Certificate), setting forth (i) the total number of shares of common stock of KC Blocker, par value $0.01 (the “KC Blocker Stock”) outstanding immediately prior to the First Effective Time (other than the Cancelled KC Blocker Stock) (such total number of shares, the “Convertible KC Blocker Stock”) and the holders thereof, (ii) the total number of Common Units outstanding immediately prior to the Company Merger Effective Time and the holders thereof (other than the Rolled Company Interests and the Cancelled Company Interests) (such total number of Common Units, the “Convertible Common Units” and, together with the Convertible KC Blocker Stock, the “Convertible Interests”), (iii) the WP Notes Amount and (iv) the Company’s calculation of the First Merger Cash Number, the First Merger Stock Number, the Company Merger Cash Number and the Company Merger Stock Number.

2.7 Effect on Equity Interests; Conversion of Units and Shares.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of KC Blocker, Merger Sub 1A or any holder of capital stock, holder of membership units or other membership or equity interests or member of KC Blocker or Merger Sub 1A, as applicable:

(i) Subject to the proviso at the end of this sentence, each share of Convertible KC Blocker Stock shall automatically be converted into the right to receive the following consideration: (A) an amount in cash, without interest, equal to the quotient obtained by dividing (1) the First Merger Cash Pool by (2) the total number of shares of Convertible KC Blocker Stock as set forth on the Conversion Number Certificate, (such cash amount, the “First Merger Cash Consideration”); (B) a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (1) the amount that is (x) the First Merger Stock Pool by (2) the total number of shares of Convertible KC Blocker Stock as set forth on the Conversion Number Certificate (such number of shares of Purchaser Common Stock, the “First Merger Stock Consideration”); and (C) the right to receive cash and/or Purchaser Common Stock pursuant to Sections 2.10, 2.11 and 11.6(e) (the consideration set forth in the immediately preceding clauses (A) through (C) or the following proviso, as applicable, the “First Merger Consideration”); provided however, to the extent the holder of such share of

Convertible KC Blocker Stock is a Non-accredited Investor, such share shall automatically be converted into the right to receive Non-accredited Investor First Merger Consideration and the right to receive cash pursuant to Sections 2.10, 2.11 and 11.6(e). As of the First Effective Time, all shares of Convertible KC Blocker Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the First Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.8(e) and cash in lieu of fractional shares payable pursuant to Section 2.8(g), in each case to be issued or paid in accordance with Sections 2.8, 2.9, 2.10, 2.11 and 11.6(e).

(ii) Each share of capital stock of Merger Sub 1A outstanding immediately prior to the First Effective Time shall be converted into one share of common stock of KC Blocker (as the surviving entity of the First Merger), and shall comprise all the outstanding stock of KC Blocker following the First Merger.

(iii) Each share of KC Blocker Stock held by KC Blocker as treasury stock or owned by KC Blocker, Purchaser or Merger Sub 1 immediately prior to the First Effective Time (the “Cancelled KC Blocker Stock”) shall be canceled and retired and cease to exist, with no consideration to be delivered or deliverable in exchange therefor.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of KC Blocker, Merger Sub 1 or any holder of capital stock, holder of membership units or other membership or equity interests or member of KC Blocker or Merger Sub 1, as applicable, each issued and outstanding share of KC Blocker stock shall be canceled and retired and cease to exist, with no consideration to be delivered or deliverable in exchange therefor, and the membership interests in Merger Sub 1 held or owned by Purchaser immediately prior to the Second Effective Time shall remain outstanding and comprise all the outstanding membership interests of the Surviving Merger Sub following the Second Merger.

(c) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company, Merger Sub 2 or any holder of membership units or other membership or equity interests or member of the Company or Merger Sub 2, as applicable:

(i) Subject to the proviso at the end of this sentence, each Convertible Common Unit shall automatically be converted into the right to receive the following consideration: (A) an amount in cash, without interest, equal to the quotient obtained by dividing (1) the Company Merger Cash Pool by (2) the total number of Convertible Common Units as set forth on the Conversion Number Certificate (such cash amount, the “Company Merger Cash Consideration”); (B) a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (1) the Company Merger Stock Pool by (2) the total number of Convertible Common Units as set forth on the Conversion Number Certificate (such number of shares of Purchaser Common Stock, the “Company Merger Stock

Consideration”); and (C) the right to receive cash and/or Purchaser Common Stock pursuant to Sections 2.10, 2.11 and 11.6(e) (the consideration set forth in the immediately preceding clauses (A) through (C) or the following proviso, as applicable, the “Company Merger Consideration”), provided however, to the extent the holder of such Convertible Common Unit is a Non-accredited Investor, such unit shall automatically be converted into the right to receive Non-accredited Investor Company Merger Consideration and the right to receive cash pursuant to Sections 2.10, 2.11 and 11.6(e); provided, further, that any amount of Company Merger Consideration payable to Management Blocker shall be reduced by an amount equal to 5% of such Company Merger Consideration calculated without giving effect to such reduction (the amount of such reduction, the “Phantom Equity Payment”), and the Phantom Equity Payment shall be payable to the person listed on Section 1.1(g) of the Company Disclosure Schedule, at such time and in such form and proportional amount as the Company Merger Consideration is payable to holders of Convertible Common Units. As of the Company Merger Effective Time, all Convertible Common Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Company Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.8(e) and cash in lieu of fractional shares payable pursuant to Section 2.8(g), in each case to be issued or paid in accordance with Sections 2.8, 2.9, 2.10, 2.11 and 11.6(e).

(ii) Each Incentive Unit outstanding immediately prior to the Company Merger Effective Time shall automatically vest in full (to the extent unvested) as of immediately prior to the Company Merger Effective Time and be converted into the right to receive (A) an amount in cash, without interest, equal to the portion of the Aggregate Incentive Unit Cash Amount payable in respect of each such Incentive Unit as set forth on the Incentive Unit Payment Schedule and (B) the right to receive cash pursuant to Sections 2.10, 2.11 and 11.6(e) (the consideration set forth in the immediately preceding clauses (A) and (B), the “Incentive Unit Consideration”). As of the Company Merger Effective Time, all such Incentive Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Incentive Unit Consideration, payable in accordance with Sections 2.8, 2.9, 2.10 and 2.11.

(iii) The membership interests in Merger Sub 2 held or owned by Company Purchaser immediately prior to the Company Merger Effective Time shall be converted into a number of membership interests in the Surviving Company equal to the number of Convertible Common Units outstanding as of immediately prior to the Company Merger Effective Time and shall, together with the membership interests of the Surviving Company held by Merger Sub 1 following the Company Merger, comprise all the outstanding membership interests of the Surviving Company following the Company Merger.

(iv) Each membership unit or other equity or membership interest of the Company held or owned by Merger Sub 1 immediately prior to the Company Merger Effective Time (the “Rolled Company Interests”) shall automatically be converted into and become one membership interest of the Surviving Company.

(v) Each membership unit or other equity or membership interest of the Company held or owned by the Company, Purchaser or Merger Sub 2 immediately prior to the Company Merger Effective Time (the “Cancelled Company Interests”) shall be canceled and retired and cease to exist, with no consideration to be delivered or deliverable in exchange therefor.

(d) If, between the date of this Agreement and the Closing, shares of Purchaser Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares, or any similar change in capitalization, then the Base Stock Amount and any other amounts in this Agreement, as applicable, shall be equitably, appropriately and proportionately adjusted to provide to the holders of shares or units, as applicable, of Convertible Interests and the Incentive Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.7 shall be construed as permitting Purchaser to take any action or enter into any transaction otherwise prohibited by this Agreement.

2.8 Exchange of Shares and Units.

(a) At the applicable Effective Time (with respect to deliveries made on or prior to the Closing Date) or promptly but in no event later than three (3) Business Days (with respect to deliveries made after the Closing Date) after the delivery to Purchaser of (i) any certificate(s) representing certificated shares or units, as applicable, of Convertible Interests or Incentive Units (a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to uncertificated book-entry account statements relating to the ownership of shares or units, as applicable, of Convertible Interests or Incentive Units and that no Certificates shall be required to be delivered with respect to such uncertificated shares or units, as applicable) for surrender, cancellation and exchange in accordance with this Article II, effective at the First Effective Time or the Company Merger Effective Time, as applicable, or, if later, upon such delivery and (ii) a properly completed and duly executed Letter of Transmittal, each holder of shares or units, as applicable, of Convertible Interests or Incentive Units, will be entitled to receive from Purchaser (A) if such holder is an Accredited Investor, a certificate or certificates or evidence reasonably satisfactory to such holder of book-entry transfer (which may bear a Restrictive Legend) representing that number of duly authorized and validly issued shares of Purchaser Common Stock representing the First Merger Stock Consideration and/or the Company Merger Stock Consideration such holder has the right to receive pursuant to Section 2.7 in such denominations and registered in such names as such holder may request and (B) a wire transfer of immediately available funds representing (1) the First Merger Cash Consideration the Company Merger Cash Consideration and/or the Incentive Unit Consideration or (2) in the case of Non-accredited Investors, the Non-accredited

Investor First Merger Consideration or the Non-accredited Investor Company Merger Consideration that such holder has the right to receive pursuant to Section 2.7, together with any dividends or other distributions payable pursuant to Section 2.8(e) and cash in lieu of fractional shares payable pursuant to Section 2.8(g), without interest, in each case in respect of the shares or units of Convertible Interests or Incentive Units represented by such surrendered Certificate(s). Until so surrendered, each Certificate shall represent after the First Effective Time or the Company Merger Effective time, as applicable, for all purposes, only the right to receive the First Merger Consideration, the Company Merger Consideration or the Incentive Unit Consideration, or the Non-accredited Investor First Merger Consideration or the Non-accredited Investor Company Merger Consideration, together with any dividends or other distributions payable pursuant to Section 2.8(e) and cash in lieu of fractional shares payable pursuant to Section 2.8(g), without interest, pursuant to this Article II.

(b) Notwithstanding Section 2.8(a), any holder of a Certificate(s) that delivers or is deemed to have delivered to Purchaser at least three (3) Business Days prior to the Closing Date a Certificate(s) (all such shares or units, as applicable, of Convertible Interests and Incentive Units represented by the Certificates so delivered or deemed to have been so delivered, the “Surrendered Interests”) for surrender, cancellation and exchange in accordance with this Article II, effective at the First Effective Time or the Company Merger Effective Time, as applicable, accompanied by a properly completed and duly executed Letter of Transmittal shall be entitled to receive, at the Closing, from Purchaser (i) if such holder is an Accredited Investor, physical delivery to its Representatives present at the location of the Closing a certificate or certificates or evidence reasonably satisfactory to such holder of book-entry transfer representing that number of duly authorized and validly issued shares of Purchaser Common Stock representing the First Merger Stock Consideration and/or the Company Merger Stock Consideration such holder has the right to receive pursuant to Section 2.7 in such denominations and registered in such names as such holder may request and (ii) cash by wire transfer of immediately available funds representing the First Merger Cash Consideration, the Company Merger Cash Consideration and/or the Incentive Unit Consideration, or in the case of Non-accredited Investors, the Non-accredited Investor First Merger Consideration or the Non-accredited Investor Company Merger Consideration, that such holder has the right to receive pursuant to Section 2.7, together with any dividends or other distributions payable pursuant to Section 2.8(e) and cash in lieu of fractional shares payable pursuant to Section 2.8(g), without interest, in each case in respect of the Surrendered Interests represented by such Certificate(s). If any portion of the First Merger Cash Consideration, the Company Merger Cash Consideration and/or the Incentive Unit Consideration Per Share Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or, if uncertificated, such uncertificated interest shall be properly transferred and (ii) the Person requesting such payment shall pay to Purchaser any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or uncertificated interest or establish to the satisfaction of Purchaser that such Tax has been paid or is not payable. In the event that the Closing does not occur, Purchaser shall promptly return any such Surrendered Interests to the holder that has so delivered such Surrendered Interests.

(c) At the Closing, Purchaser shall deposit or cause to be deposited in a segregated account (the “Exchange Account”) held by a paying agent selected by Purchaser and reasonably acceptable to the Company for the benefit of the holders of shares or units, as applicable, of Convertible Interests and Incentive Units that, in each case, are not Surrendered Interests (collectively, the “Unsurrendered Interests”) and for exchange in accordance with the provisions of this Article II, (i) evidence of duly authorized and validly issued shares of Purchaser Common Stock in an amount equal to the aggregate number of shares of Purchaser Common Stock representing the First Merger Stock Consideration and the Company Merger Stock Consideration that all holders of Unsurrendered Interests have the right to receive pursuant to Section 2.7 and (ii) cash in immediately available funds representing aggregate amount of the First Merger Cash Consideration, the Company Merger Cash Consideration and the Incentive Unit Consideration that all holders of Unsurrendered Interests have the right to receive pursuant to Section 2.7, together with the aggregate amount any dividends or other distributions payable pursuant to Section 2.8(e) and cash in lieu of fractional shares payable pursuant to Section 2.8(g), in each case in respect of the aggregate number Unsurrendered Interests (such evidence of shares of Purchaser Common Stock and cash amounts, the “Exchange Fund”). Purchaser shall maintain the Exchange Fund in the Exchange Account in an amount to satisfy in full all its obligations hereunder until such time as all Certificates representing the Unsurrendered interests have been surrendered, cancelled and exchanged for the First Merger Consideration and the Company Merger Consideration, as applicable, in accordance with the provisions of this Article II.

(d) As promptly as practicable after the Closing, but in no event later than five (5) Business Days thereafter, Purchaser shall mail to each holder of record of shares or units, as applicable of Convertible Interests and/or Incentive Units, in each case that are Unsurrendered Interests, a form of Letter of Transmittal and instructions for use in effecting the surrender of Certificates in exchange for the First Merger Consideration, the Company Merger Consideration and the Incentive Unit Consideration, as applicable, as well as any dividends or distributions to be paid pursuant to Section 2.8(e) and cash in lieu of fractional shares payable pursuant to Section 2.8(g).

(e) No dividends or other distributions declared with respect to Purchaser Common Stock shall be paid in respect of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.8. After the surrender of a Certificate in accordance with this Section 2.8, the holder thereof shall be entitled to receive any such dividends or other distributions made by Purchaser with an ex-date that occurs on or after the date hereof and prior to the Closing Date, without any interest thereon, which theretofore had become payable with respect to the shares of Purchaser Common Stock which the shares or units, as applicable, of Convertible Interests represented by such Certificate have been converted into the right to receive pursuant to Section 2.7.

(f) After the Closing, there shall be no transfers on the stock transfer books or unit transfer books, as applicable, of KC Blocker and the Company and of the shares of KC Blocker Stock or the Common Units or the Incentive Units. If, after the Closing, Certificates are presented for transfer to Purchaser or its transfer agent, they shall be cancelled and exchanged for the First Merger Consideration, the Company Merger Consideration or the Incentive Unit Consideration, as applicable, in accordance with the procedures set forth in this Article II.

(g) Notwithstanding anything to the contrary in this Agreement, no certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each holder of shares or units, as applicable of Convertible Interests who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) Average Purchaser Stock Price as of the Closing Date by (ii) the fraction of a share of Purchaser Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.7 (calculated on the basis of the conversion of all the shares or units held by such holder).

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Purchaser will pay in exchange for such lost, stolen or destroyed Certificate the First Merger Consideration, the Company Merger Consideration or the Incentive Unit Consideration, as applicable, as well as any dividends or distributions to be paid pursuant to Section 2.8(e) and cash in lieu of fractional shares payable pursuant to Section 2.8(g); provided, that the Person to whom such payments are made shall, as a condition precedent to the payment thereof, indemnify Parent and the Surviving Company against any claim that may be made against Parent, a Merger Sub or the Surviving Company with respect to the Certificate claimed to have been lost, stolen or destroyed.

(i) Purchaser, Merger Sub 1A, Merger Sub 1, Surviving Merger Sub, Merger Sub 2, the Surviving Company and the Escrow Agent shall be entitled to deduct and withhold from the Incentive Unit Consideration otherwise payable to any holder of Incentive Units any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Incentive Units in respect of which such deduction and withholding was made.

(j) At any time following the 180th day after the First Effective Time, the holders of Convertible Interests or Incentive Units shall be entitled to look to the Surviving Company only as general creditors thereof with respect to any consideration payable upon due surrender of a Letter of Transmittal and a Certificate pursuant to the provisions of this Article II. Notwithstanding the foregoing, Purchaser and the Surviving Company shall be relieved of any and all liability to any holder of Convertible Interests or Incentive Units for any consideration delivered in good faith to any public official pursuant to any applicable abandoned property law, escheat law or similar Law at the time required to be so delivered.

2.9 Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., New York time, on the third Business Day after all of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other place, time or date as may be mutually agreed upon in writing by the Company and Purchaser (the “Closing Date”); provided, that in no event shall the Closing Date occur prior to January 1, 2016 without the written consent of Management Blocker.

(b) At the Closing:

(i) KC Blocker and Merger Sub 1A shall cause the First Certificate of Merger to be executed and filed with the DSOS.

(ii) KC Blocker and Merger Sub 1 shall cause the Second Certificate of Merger to be executed and filed with the DSOS.

(iii) The Company and Merger Sub 2 shall cause the Company Certificate of Merger to be executed and filed with the DSOS.

(iv) KC Blocker shall deliver to Purchaser the certificate required to be delivered pursuant to Section 10.2(c)(i);

(v) Management Blocker shall deliver to Purchaser the certificate required to be delivered pursuant to Section 10.2(c)(ii);

(vi) The Company shall deliver to Purchaser the certificate required to be delivered pursuant to Section 10.2(c)(iii);

(vii) The applicable Transferred Entity shall deliver to Purchaser copies of resignations of the directors, members, officers and managers of such Transferred Entities and each of their Subsidiaries, to be effective at the Closing, to the extent requested by Purchaser at least five (5) Business Days prior to the Closing Date;

(viii) The Sellers’ Representative shall deliver to Purchaser the counterpart to the Escrow Agreement executed by an authorized officer of the Company.

(ix) Purchaser shall:

(A) deliver to the Representative of each holder of Surrendered Certificates present at the location of the Closing, if such holder is an Accredited Investor, a certificate or certificates (or evidence reasonably satisfactory to such holder of book-entry transfer) representing that number of duly authorized and validly issued shares of Purchaser Common Stock representing the First Merger

Stock Consideration, or the Company Merger Stock Consideration such holder has the right to receive in accordance with Section 2.8(b) and the payment instructions set forth in the Letter of Transmittal such holder has delivered to Purchaser;

(B) pay to each holder of Surrendered Certificates cash by wire transfer of immediately available funds representing the First Merger Cash Consideration, the Company Merger Cash Consideration and/or the Incentive Unit Consideration that such holder has the right to receive in accordance with Section 2.8(b) and the payment instructions set forth in the Letter of Transmittal such holder has delivered to Purchaser;

(C) deposit in the Exchange Account cash by wire transfer of immediately available funds representing the Exchange Fund pursuant to Section 2.8(c) and deliver reasonably satisfactory evidence of such deposit to the Sellers’ Representative;

(D) repay or cause to be repaid to the administrative agent under the Credit Agreement, cash by wire transfer of immediately available funds representing the Credit Agreement Payoff Amount as set forth in the Payoff Letter;

(E) repay or cause to be repaid by wire transfer of immediately available funds an amount in cash representing the WP Notes First Merger Cash Deduction, if any, in accordance with the instructions set forth in the WP Notes Payment Statement;

(F) deliver a certificate or certificates (or evidence of book-entry transfer) representing that number of duly authorized and validly issued shares of Purchaser Common Stock equal to the WP Notes First Merger Stock Deduction, if any, in accordance with the instructions set forth in the WP Notes Payment Statement;

(G) pay or cause to be paid by wire transfer of immediately available funds an amount in cash (subject to applicable withholding requirements with respect to such cash, with which requirements Purchaser shall or shall cause its applicable Subsidiary to comply) and/or deliver a certificate or certificates (or evidence of book-entry transfer) representing that number of duly authorized and validly issued shares of Purchaser Common Stock (subject to applicable withholding (through forfeiture) requirements with respect to such shares, with which requirements Purchaser shall or shall cause its applicable Subsidiary to comply), representing, in the aggregate, the Phantom Equity Payment payable at Closing, to the Person listed on Section 1.1(g) of the Company Disclosure Schedule;

(H) deposit with the Escrow Agent, by wire transfer, to the True-Up Escrow Account, in immediately available funds, an aggregate amount in cash equal to the True-Up Escrow Amount, free of any costs, fees, set-off, deductions and withholding, in accordance with the Escrow Agreement;

(I) deposit with the Escrow Agent, by wire transfer, to the Escrow Account, in immediately available funds, an aggregate amount in cash equal to the Escrow Cash Amount, free of any costs, fees, set-off, deductions and withholding, in accordance with the Escrow Agreement;

(J) deliver to the Escrow Account a certificate or certificates (or evidence of book-entry transfer) representing that number of duly authorized and validly issued shares of Purchaser Common Stock equal to the Escrow Stock Amount, less the aggregate number of Substituted Shares in respect of all Sellers that have properly deposited the Substituted Cash Amount with the Escrow Agent in accordance with Section 11.6 and the Escrow Agreement;

(K) deliver, to any Seller that has deposited the Substituted Cash in respect of such Seller to the Escrow Account, with the Escrow Agent, by wire transfer, to the Escrow Account, in immediately available funds, free of any costs, fees, set-off, deductions and withholding, a certificate or certificates (or evidence of book-entry transfer) representing that number of duly authorized and validly issued shares of Purchaser Common Stock equal to the Substituted Shares in respect of such Seller in accordance with Section 11.6;

(L) deposit, by wire transfer, to the Sellers’ Representative Expense Fund, in immediately available funds, an aggregate amount in cash equal to the Sellers’ Representative Expense Amount, free of any costs, fees, set-off, deductions and withholding, in accordance with the Escrow Agreement;

(M) pay or cause to be paid, on behalf of the Transferred Entities, all Transaction Expenses, the Change of Control Payments and the Deferred Compensation Amount, in each case to the extent due at Closing and as set forth and pursuant to the instructions on the Estimated Closing Statement;

(N) deliver to KC Blocker, Management Blocker and the Company the certificate required to be delivered pursuant to Section 10.3(c); and

(O) deliver to Sellers’ Representative the Escrow Agreement, duly executed by Purchaser, each of its Affiliates that is a party thereto and the Escrow Agent.

2.10 Post-Closing Adjustments.

(a) As soon as practicable after the Closing Date, and in any event not later than seventy-five (75) days after the first day of the month immediately following the Closing, Purchaser shall deliver to the Sellers’ Representative a written statement (the “Post-Closing

Statement”) setting forth, in each case as of 11:59 p.m. Eastern time on Business Day immediately preceding the Closing Date, its calculation of (i) the Closing Working Capital, which shall be calculated and determined in accordance with the definition of Working Capital and set forth the components of such calculation in reasonable detail, (ii) the Unaccrued Receivables Adjustment (the “Closing Unaccrued Receivables Adjustment”), (iii) the Houston Adjustment Amount (the “Closing Houston Adjustment Amount”), (iv) the Transaction Expenses (the “Closing Transaction Expenses”), (v) the Change of Control Payments (the “Closing Change of Control Payments”), (vi) the aggregate amount of the Holdback Reserves (the “Closing Holdback Reserves”), (vii) the Credit Agreement Payoff Amount and the aggregate amount of all other Indebtedness of any of the Transferred Entities (other than the WP Notes Amount) (the “Closing Indebtedness”), (viii) the Deferred Compensation Amount (the “Closing Deferred Compensation Amount”) and (ix) the Non-Consenting Client Adjustment (the “Closing Non-Consenting Client Adjustment”).

(b) Within sixty (60) days after delivery by Purchaser of the Post-Closing Statement, during which period Purchaser shall provide reasonable access to such working papers, information and personnel relating to the preparation of the applicable documents as may be reasonably requested by the Sellers’ Representative, the Sellers’ Representative may dispute all or a portion of the calculations of the items set forth on the Final Closing Statement by giving written notice (a “Notice of Disagreement”) to Purchaser setting forth in reasonable detail each item on the Post-Closing Statement that the Sellers’ Representative disputes, a summary of the reasons for such dispute and the Sellers’ Representative’s calculation of each such item (any such dispute, a “Disagreement”). If the Sellers’ Representative does not provide a Notice of Disagreement to Purchaser within the sixty (60)-day period set forth above, the Sellers’ Representative shall be deemed to have (on behalf of each former holder of Convertible Interests or Incentive Units) irrevocably accepted such non-disputed items and calculations as set forth in the Post-Closing Statement. Further, any item not included as disputed in such Notice of Disagreement shall be deemed accepted by the Sellers’ Representative and the Sellers.

(c) Purchaser and the Sellers’ Representative shall promptly commence good faith negotiations with a view to resolving all Disagreements not accepted or deemed accepted by the Sellers’ Representative. Any Disagreements that cannot be resolved between Purchaser and the Sellers’ Representative relating to the Post-Closing Statement (as evidenced by a written agreement between Purchaser and the Sellers’ Representative) within the thirty (30) days following the delivery to Purchaser of the Notice of Disagreement shall thereafter be referred to the Independent Accounting Firm for a resolution of such Disagreement in accordance with the terms of this Agreement. Purchaser and the Sellers’ Representative shall instruct the Independent Accounting Firm that the determinations of such firm with respect to any Disagreement shall be rendered within 15 days after referral of the Disagreement to such firm or as soon thereafter as reasonably possible. Such determinations shall only be made with respect to the items that remain the subject of the Disagreement on the basis of written position papers submitted by Purchaser and the Sellers’ Representative (i.e., not on the basis of independent review), shall with respect to each item be made within the range of the disputed amounts claimed by Purchaser and the Sellers’ Representative in the position papers submitted, and shall be final and binding upon the Parties. Each of Purchaser and the Sellers’ Representative shall use its reasonable best efforts to cause the Independent Accounting Firm to render its determination within the 15-day period described above, and each shall cooperate with such firm and provide such firm with reasonable access to the books, records, personnel and representatives of it and such other information as such firm may reasonably require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this Section 2.10 shall be allocated between the Sellers’ Representative, on the one hand, and Purchaser, on the other hand, in the same proportion that the aggregate amount of the items unsuccessfully disputed or defended, as the case may be, by each (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items.

(d) Final Closing Statement. The Post-Closing Statement and/or any items, amounts or calculations set forth thereon shall become final and binding upon the Parties upon the earliest of (i) the acceptance or deemed acceptance of any items, amounts or calculations set forth in the Post-Closing Statement or as modified in the manner described in the Notice of Disagreement, in accordance with Section 2.10(b), (ii) the written agreement between Purchaser and the Sellers’ Representative with respect thereto and (iii) the decision by the Independent Accounting Firm with respect to the Disagreements. The Post-Closing Statement, at such time as all items, amounts and calculations set forth thereon shall have been as accepted or deemed accepted, or as modified or adjusted pursuant to the Notice of Disagreement, any written agreement of Purchaser and the Sellers’ Representative or the decision of the Independent Accounting Firm, when final and binding, is referred to herein as the “Final Closing Statement,” and the “Final Closing Adjustment Amount” shall mean (i) the Closing Working Capital; plus (ii) an amount equal to the Closing Unaccrued Receivables Adjustment; plus (iii) an amount equal to the Closing Houston Adjustment Amount; minus (iv) an amount equal to the Closing Transaction Expenses; minus (v) an amount equal to the Closing Change of Control Payments; minus (vi) an amount equal to the Closing Holdback Reserves; minus (vii) an amount equal to the Closing Deferred Compensation Amount; minus (vii) an amount equal to the Closing Indebtedness; and minus (ix) an amount equal to the Closing Non-Consenting Client Adjustment, in each case as set forth on the Final Closing Statement.

(e) Final Closing Adjustment Amount. As soon as practicable (but not more than three (3) Business Days) after the final determination of the Final Closing Adjustment Amount:

(i) If the Final Closing Adjustment Amount is less than the Estimated Closing Adjustment Amount (such difference in absolute terms, the “Excess Payment”), Purchaser and the Sellers’ Representative shall deliver to the Escrow Agent Joint Release Instructions instructing the Escrow Agent to pay, to the extent of the True-Up Escrow Account balance, an amount equal to the Excess Payment out of the True-Up Escrow Account to one or more bank accounts designated by Purchaser. To the extent that after such payment funds remain in the True-Up Escrow Account, Purchaser and Sellers’ Representative shall deliver to the Escrow Agent Joint Release Instructions instructing the Escrow Agent to deposit such remaining balance in the Escrow Account. To the extent that the Excess Payment exceeds the True-Up Escrow Account balance, Purchaser and the Sellers’ Representative shall deliver to the Escrow Agent Joint Release Instructions instructing the Escrow Agent to pay, to the extent of the Escrow Account balance, an amount equal to the amount by which the Excess Payment exceeds the True-Up Escrow Account balance (and, for the avoidance of doubt, Purchaser may not recover any amount from Sellers in excess of the Escrow Account balance); or

(ii) If the Final Closing Adjustment Amount is greater than the Estimated Closing Adjustment Amount (such difference in absolute terms, the “True-Up Shortfall”), then (A) Purchaser shall pay an amount in cash equal to the True-Up Shortfall, but in no event greater than the True-Up Ceiling, to each former holder of shares or units, as applicable, of Convertible Interests and Incentive Units in accordance with the instructions of the Sellers’ Representative (which, for the avoidance of doubt, will be payable pro rata in accordance with the number of Membership Units beneficially owned by such holders immediately prior to the First Effective Time, or such other proportion as is required to cause such payment to be distributed in accordance with Section 7.1 of the LLC Agreement) by wire transfer of immediately available funds to one or more bank accounts designated by the Sellers’ Representative, and (B) Purchaser and Sellers’ Representative shall deliver to the Escrow Agent Joint Release Instructions instructing the Escrow Agent to pay the True-Up Escrow Amount to each former holder of shares or units, as applicable, of Convertible Interests and Incentive Units (which, for the avoidance of doubt, will be payable pro rata in accordance with the number of Membership Units beneficially owned by such holders immediately prior to the First Effective Time, or such other proportion as is required to cause such payment to be distributed in accordance with Section 7.1 of the LLC Agreement) by wire transfer of immediately available funds to one or more bank accounts designated by the Sellers’ Representative.

2.11 Holdback True-Up.

(a) As promptly as practicable after (i) each anniversary of the Closing Date and (ii) the date that all holdbacks that may or have become payable pursuant to the Holdback Agreements have been finally determined in accordance with all applicable Holdback Agreements (each such date, a “Holdback Determination Date”), and in any event not later than 15 Business Days after the Holdback Determination Date, Purchaser shall deliver to the Sellers’ Representative a written statement (each, a “Holdback Statement”) setting forth, for any holdback that has been finally determined pursuant to the terms, and subject to the conditions and limitations, of the applicable Holdback Agreements (each, a “Final Holdback Payment”) since the most recent preceding Holdback Determination Date, the Holdback Agreement pursuant to which each such

Final Holdback Payment has been finally determined the amount of each such Final Holdback Payment, and a calculation of the amount of each such Final Holdback Payment and the inputs and components of such calculation in reasonable detail. The “Holdback Shortfall” means the amount by which a Holdback Reserve exceeds the corresponding Final Holdback Payment, if any. Purchaser’s obligations under this Section 2.11(a) shall continue until such time that Purchaser shall have delivered a Holdback Statement with respect to all holdbacks that may or have become payable pursuant to the Holdback Agreements in accordance with this Section 2.11(a).

(b) Within thirty (30) days after delivery by Purchaser of any Holdback Statement, during which period Purchaser shall provide reasonable access to such working papers, information and personnel relating to its determination of any applicable Final Holdback Payment as may be reasonably requested by the Sellers Representative, the Sellers’ Representative may dispute all or a portion of any Final Holdback Payment calculation by giving written notice (a “Holdback Notice of Disagreement”) to Purchaser setting forth in reasonable detail the basis for any such dispute (any such dispute, a “Holdback Disagreement”). The Sellers’ Representative shall be deemed to have (on behalf of each former holder of Convertible Interests or Incentive Units) irrevocably accepted the calculations with respect to any Final Holdback Payment, as set forth in the Holdback Statement, which it does not dispute by way of a Holdback Notice of Disagreement provided to Purchaser within the 30-day period set forth above. Purchaser and the Sellers’ Representative shall promptly commence good faith negotiations with a view to resolving all Holdback Disagreements not accepted or deemed accepted by the Sellers’ Representative, and if Purchaser and the Sellers’ Representative do not resolve the Holdback Disagreement (as evidenced by a written agreement between Purchaser and the Sellers’ Representative) within 30 days of receipt by Purchaser of the Holdback Notice of Disagreement, Purchaser and the Sellers’ Representative shall instruct the Independent Accounting Firm that the determinations of such firm with respect to any Holdback Disagreement shall be rendered within 15 days after referral of the Holdback Disagreement to such firm or as soon thereafter as reasonably possible. Such determinations shall only be made with respect to the items that remain the subject of the Holdback Disagreement on the basis of written position papers submitted by Purchaser and the Sellers’ Representative (i.e., not on the basis of independent review), shall with respect to each item be made within the range of the disputed amounts claimed by Purchaser and the Sellers’ Representative in the position papers submitted, and shall be final and binding upon the Parties. Each of Purchaser and the Sellers’ Representative shall use its reasonable best efforts to cause the Independent Accounting Firm to render its determination within the 15-day period described above, and each shall cooperate with such firm and provide such firm with reasonable access to the books, records, personnel and representatives of it and such other information as such firm may reasonably require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this Section 2.11 shall be allocated between the Sellers’ Representative, on the one hand, and Purchaser, on the other hand, in the same proportion that the aggregate amount of the items unsuccessfully disputed or defended, as the case may be, by each (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items.

(c) Within three (3) Business Days after the final determination of any Final Holdback Payment pursuant to this Section 2.11, if there is a Holdback Shortfall that is a positive number, Purchaser shall pay such Holdback Shortfall in cash to the Sellers’ Representative for distribution to each former holder of shares or units, as applicable, of Convertible Interests and Incentive Units in accordance with the instructions of the Sellers’ Representative (which, for the avoidance of doubt, will be payable pro rata in accordance with the number of Membership Units beneficially owned by such holders immediately prior to the First Effective Time, or such other proportion as is required to cause such payment to be distributed in accordance with Section 7.1 of the LLC Agreement) by wire transfer of immediately available funds to one or more bank accounts designated by the Sellers’ Representative.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF KC BLOCKER

Except as set forth in the disclosure schedule delivered to Purchaser by KC Blocker prior to the execution of this Agreement (the “KC Blocker Disclosure Schedule”) (each of which disclosures set forth in the KC Blocker Disclosure Schedule shall be deemed to be disclosed and incorporated onto any other section or subsection of the KC Blocker Disclosure Schedule and disclosed against any other representations and warranties set forth in this Agreement to the extent the relevance of such disclosure to such other section or subsection of the KC Blocker Disclosure Schedule or other representation or warranty is reasonably apparent on its face), KC Blocker represents and warrants to Purchaser and the Merger Subs as follows:

3.1 Organization and Qualification. Each of KC Blocker and SP VC II-B TMFS Blocker LLC, a Delaware LLC and wholly owned Subsidiary of KC Blocker (“KC Blocker Sub” and, together with KC Blocker, the “KC Blocker Entities”) is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Other than KC Blocker Sub and the Company and its Subsidiaries, KC Blocker does not have any Subsidiaries. Each such KC Blocker Entity has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each such KC Blocker Entity is qualified to do business and each is in good standing as a foreign Person in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The KC Blocker Entities have furnished to Purchaser true and complete copies of their respective certificate of incorporation and bylaws or limited liability company agreement, as applicable, as in effect on the date hereof, which are in full force and effect and the KC Blocker Entities are not in default or violation of any provision thereunder. Section 3.1 of the KC Blocker Disclosure Schedule lists the directors and officers of the KC Blocker Entities as of the date hereof.

3.2 Capitalization. Other than as set forth on Section 3.2 of the KC Blocker Disclosure Schedule, (i) there are no shares of common stock, preferred stock or other equity interests of any of the KC Blocker Entities reserved, issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in any of the KC Blocker Entities, (ii) there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the KC Blocker Entities or the Company or any of its Subsidiaries that, in each case, is an obligation of any of the KC Blocker Entities, and (iii) there are no other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any of the KC Blocker Entities, and no securities evidencing such rights are authorized, issued or outstanding. KC Blocker has no outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of KC Blocker on any matter. Except set forth on Section 3.2 of the KC Blocker Disclosure Schedule, there are no equity or unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any KC Blocker Entity is a party with respect to the voting, disposition or registration of any outstanding securities of any of the Transferred Entities. All holders of the KC Blocker Stock and the capital stock of the KC Blocker Sub are Accredited Investors. Section 3.2 of the KC Blocker Disclosure Schedule sets forth a true and complete list, as of the date hereof, of owners of record of the KC Blocker Stock and the number of shares owned by each such holder and the members of the KC Blocker Sub as of the date hereof. KC Blocker shall deliver to Purchaser an update of such list two (2) Business Days prior to Closing if the list set forth in Section 3.2 of the KC Blocker Disclosure Schedule shall no longer be accurate and complete as of such date.

3.3 Title to Common Units. The KC Blocker Entities have, directly or indirectly, good and valid title to the Common Units listed on Section 3.3 of the KC Blocker Disclosure Schedule set forth opposite their names. Such Common Units which have been duly authorized and validly issued, and are fully paid and are properly reflected in the Company’s books and records, are free and clear of all Liens, other than (i) restrictions on transfer arising under applicable securities Laws, and (ii) the applicable terms and conditions of the LLC Agreement, and were not issued in violation of any preemptive rights of any individual or entity or any purchase option, right of first refusal, subscription right or any similar right under any provision of applicable Law, the LLC Agreement, or any agreement to which KC Blocker is a party or otherwise bound.

3.4 Authority Relative to this Agreement. KC Blocker has all necessary corporate power and authority to execute and deliver this Agreement and, subject to receipt of the KC Blocker Stockholder Consent, to perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. The execution, delivery and performance by KC Blocker of this Agreement and the consummations of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of KC Blocker and, other than the KC Blocker Stockholder Consent, no other proceedings on the part of KC Blocker are necessary to authorize the execution and delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by KC Blocker, and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a valid, legal and binding agreement of KC Blocker, enforceable against KC Blocker in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).

3.5 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of any of the KC Blocker Entities for the execution, delivery and performance by KC Blocker of this Agreement or the consummation by KC Blocker of the transactions contemplated by this Agreement, except as may result from any facts or circumstances relating solely to Purchaser or its Affiliates (as opposed to any other third party purchaser) and except (i) the filing of the First Certificate of Merger and Second Certificate of Merger with the DSOS pursuant to the DGCL and the DLLCA, (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any foreign, state or federal licenses or permits listed on Section 5.4 of the Company Disclosure Schedule; (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act, the Advisers Act, the Investment Company Act and any other applicable state or federal securities Laws; or (v) any filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain which would not reasonably be expected to be material to the KC Blocker Entities. Assuming compliance with or the making or receipt of, as applicable, the items described in clauses (i) through (iv) of the preceding sentence, neither the execution, delivery and performance of this Agreement by KC Blocker nor the consummation by KC Blocker of the transactions contemplated by this Agreement will (A) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of any of the KC Blocker Entities, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien and subject to the applicable terms and conditions of the LLC Agreement, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract to which any of the KC Blocker Entities is bound or (C) violate or infringe, in any material way, any Law applicable to any of the KC Blocker Entities or any of their properties or assets.

3.6 Litigation.

(a) There is no civil, criminal or administrative Action pending, or to the knowledge of KC Blocker, threatened, against any of the KC Blocker Entities or any of their current or former directors, officers or managers in their capacity as such (whether or not such Action is currently being tolled).

(b) None of the KC Blocker Entities, nor any of their assets, are subject to any outstanding Order, writ, injunction or regulatory restriction.

3.7 No Operations. None of the KC Blocker Entities (i) have, since the date of their incorporation or formation, carried on any business or conducted any operations other than holding direct or indirect ownership interests in the Company and (ii) is a party to any Contract or subject to any Liability other than the LLC Agreement, the Common Units, the WP Notes, the KC Blocker Stock and the capital stock of the KC Blocker Sub and the Contracts incident to the issuance of the KC Blocker Stock (under which no Transferred Entity will have any liabilities following the Closing) or the capital stock of the KC Blocker Sub and the direct or indirect acquisition and holding of the ownership interests in the Company and its predecessors currently or previously held by the KC Blocker Entities.

3.8 Brokers. Except for the Persons set forth in Section 5.17 of the Company Disclosure Schedule, whose fees with respect to the transactions contemplated by this Agreement will be Transaction Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the KC Blocker Entities.

3.9 Taxes.

(a) (i) All income Tax Returns and all material other Tax Returns required to be filed by a KC Blocker Entity have been duly and timely filed with the appropriate Taxing authority (taking into account any extension of time within which to file) and all such Tax Returns are accurate and complete, (ii) all material Taxes required to be paid by a KC Blocker Entity that are or have become due have been timely paid in full, and (iii) there are no Liens on any of the assets of any KC Blocker Entity that arose in connection with any failure (or alleged failure) to pay any material Tax, other than Permitted Liens.

(b) Each KC Blocker Entity has withheld and collected all Taxes required to be withheld or collected under applicable Tax Law with respect to any payment made to, or received from, any employee, customer, creditor or other third party, and has timely remitted to the appropriate Taxing authority all such withheld or collected Taxes required to be so remitted.

(c) There is no claim currently pending against any KC Blocker Entity for any material Taxes, and no assessment, deficiency or adjustment is being threatened in writing by any Taxing authority with respect to any income Tax Return or any material other Tax Return of any KC Blocker Entity. No Tax Proceeding is pending or being threatened in writing with respect to material Taxes of any KC Blocker Entity. In the last three (3) years, no claim has been made in writing by a Taxing authority in a jurisdiction where a KC Blocker Entity does not file Tax Returns that such KC Blocker Entity is or may be subject to taxation in that jurisdiction.

(d) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Taxes of any KC Blocker Entity (other than extensions of time for filing any Tax Return).

(e) No KC Blocker Entity is a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement other than (i) any such agreement or arrangement solely between the KC Blocker Entities and (ii) indemnification, gross-up or similar provisions in agreements entered into in the ordinary course of business and not primarily relating to Taxes.

(f) No KC Blocker Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or foreign Law), (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (iii) “intercompany transaction” or “excess loss account” within the meaning of the Treasury Regulations promulgated under Section 1502 of the Code entered into or existing prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount received prior to the Closing, or (vi) election under Section 108(i) of the Code made prior to the Closing.

(g) No KC Blocker Entity has any liability for Taxes of any other Person (other than another KC Blocker Entity) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law) or as a transferee or successor. None of the KC Blocker Entity is, or ever has been, a member of an affiliated, consolidated, combined or unitary group for purposes of filing federal or state income Tax Returns (other than any such group of which KC Blocker is or was the common parent).

(h) None of the KC Blocker Entities has directly participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(i) No KC Blocker Entity has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code in the two years prior to the Closing Date.

(j) None of the KC Blocker Entities is aware of the existence of any fact, or has taken or agreed to take any action (or failed to take, or agreed to fail to take any action), that could reasonably be expected to prevent or impede the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k) No KC Blocker Entity is, nor has ever been, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

3.10 Employee Benefit Plans; Employees. Except for the Company Benefit Plans identified in Section 5.10(a) of the Company Disclosure Schedule, there is no material compensation and/or benefit plan, program, policy, agreement or other arrangement, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity-based, retention, severance, employment, change of control, tax gross-up, disability, sick leave or fringe benefit plan, program or agreement, that is sponsored, maintained, contributed to or required to be contributed to by any KC Blocker Entity. No liability (contingent or otherwise) under Title IV of ERISA or Chapter 43 of the Code has been incurred by any KC Blocker Entity either directly or as a result of being treated as a single employer with any ERISA Affiliate, and no condition exists that would result in any KC Blocker Entity incurring such a liability. None of the KC Blocker Entities has any outstanding obligations or Liabilities with respect to any employees, consultants or independent contractors.

3.11 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Purchaser or its officers, directors, employees, agents, representatives, lenders, Affiliates or any other Person acting on Purchaser’s behalf of any documentation or other information (including any financial projections or other supplemental data), except as otherwise expressly set forth in Article III and any certificate or other instrument delivered by or on behalf of KC Blocker pursuant to this Agreement, KC Blocker expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Transferred Entities businesses or assets, and specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to its assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MANAGEMENT BLOCKER

Except as set forth in the disclosure schedule delivered to Purchaser by Management Blocker prior to the execution of this Agreement (the “Management Blocker Disclosure Schedule”) (each of which disclosures set forth in the Management Blocker Disclosure Schedule shall be deemed to be disclosed and incorporated onto any other section or subsection of the Management Blocker Disclosure Schedule and disclosed against any other representations and warranties set forth in this Agreement to the extent the relevance of such disclosure to such other section or subsection of the Management Blocker Disclosure Schedule or other representation or warranty is reasonably apparent on its face), Management Blocker represents and warrants to Purchaser and the Merger Subs as follows:

4.1 Organization and Qualification. Management Blocker is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Management Blocker has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is qualified to do business. Management Blocker is in good standing as a foreign Person in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Management Blocker has furnished to Purchaser true and complete copies of its articles of incorporation and bylaws, as in effect on the date hereof, which are in full force and effect and Management Blocker is not in default or violation of any provision thereunder.

4.2 Capitalization. Other than as set forth on Section 4.2 of the Management Blocker Disclosure Schedule, (i) there are no shares of common stock, preferred stock or other equity interests of Management Blocker reserved, issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in Management Blocker (ii) there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of Management Blocker, and (iii) there are no other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Management Blocker, and no securities evidencing such rights are authorized, issued or outstanding. Management Blocker has no outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Management Blocker on any matter. Except set forth on Section 4.2 of the Management Blocker Disclosure Schedule, there are no equity or unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which Management Blocker is a party with respect to the voting, disposition or registration of any outstanding securities of any of the Transferred Entities. Section 4.2 of the Management Blocker Disclosure Schedule sets forth a true and complete list of holders of the Management Blocker Stock as of the date hereof and the number of shares owned by each such holder or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Management Blocker, and no securities evidencing such rights are authorized, issued or outstanding.

4.3 Title to Common Units. Management Blocker has good and valid title to the Common Units listed on Section 4.3 of the Management Blocker Disclosure Schedule set forth opposite its name. Such Common Units have been duly authorized and validly issued and are fully paid and are properly reflected in the Company’s books and records, are free and clear of all Liens, other (i) restrictions on transfer arising under applicable Securities Laws, and (ii) the applicable terms and conditions of the LLC Agreement, and were not issued in violation of any preemptive rights of any individual or entity or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of applicable Law, the LLC Agreement, or any agreement to which the Management Blocker is a party or otherwise bound.

4.4 Authority Relative to this Agreement. Management Blocker has all necessary corporate power and authority to execute and deliver this Agreement and to perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. The execution, delivery and performance by Management Blocker of this Agreement and the consummations of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Management Blocker and its stockholders and no other proceedings on the part of Management Blocker or its stockholders are necessary to authorize the execution and delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Management Blocker, and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a valid, legal and binding agreement of Management Blocker, enforceable against Management Blocker in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).

4.5 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Management Blocker for the execution, delivery and performance by Management Blocker of this Agreement or the consummation by Management Blocker of the transactions contemplated by this Agreement, except as may result from any facts or circumstances relating solely to Purchaser or its Affiliates (as opposed to any other third party purchaser) and except (i) the filing of the Company Certificate of Merger with the DSOS pursuant to the DGCL and DLLCA, as applicable; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any foreign, state or federal licenses or permits listed on Section 5.4 of the Company Disclosure Schedule; (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act, the Advisers Act, the Investment Company Act and any other applicable state or federal securities Laws; or (v) any filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain which would not reasonably be expected to be material to Management Blocker. Assuming compliance with or the making or receipt of, as applicable, the items described in clauses (i) through (iv) of the preceding sentence, neither the execution, delivery and performance of this Agreement by Management Blocker nor the consummation by Management Blocker of the transactions contemplated by this Agreement will (A) conflict with or result in any breach, violation or infringement of any provision of the articles of incorporation or by-laws (or similar governing documents) of Management Blocker, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien and subject to the applicable terms and conditions of LLC Agreement, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract to which Management Blocker is bound or (C) violate or infringe in any material respect any Law applicable to Management Blocker or any of its properties or assets.

4.6 Litigation.

(a) There is no civil, criminal or administrative Action pending, or to the knowledge of Management Blocker, threatened, against Management Blocker or any of its current or former directors, officers or managers relating to their service as such (whether or not such Action is currently being tolled).

(b) Management Blocker is not subject, nor are any of its assets, to any outstanding Order, writ, injunction or regulatory restriction.

4.7 Brokers. Except for the Persons set forth in Section 5.17 of the Company Disclosure Schedule, whose fees with respect to the transactions contemplated by this Agreement will be Transaction Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Management Blocker.

4.8 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Purchaser or its officers, directors, employees, agents, representatives, lenders, Affiliates or any other Person acting on Purchaser’s behalf of any documentation or other information (including any financial projections or other supplemental data), except as otherwise expressly set forth in Article IV and any certificate or other instrument delivered by or on behalf of Management Blocker pursuant to this Agreement, Management Blocker expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Transferred Entities businesses or assets, and specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to its assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered to Purchaser by the Company prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each of which disclosures set forth in the Company Disclosure Schedule shall be deemed to be disclosed and incorporated onto any other section or subsection of the Company Disclosure Schedule and disclosed against any other representations and warranties set forth in this Agreement to the extent the relevance of such disclosure to such other section or subsection of the Company Disclosure Schedule or other representation and warranties is reasonably apparent on its face), the Form ADV of the Company and/or its Subsidiaries on file with the SEC and the Financial Statements, the Company represents and warrants to Purchaser and the Merger Subs as follows:

5.1 Organization and Qualification; Subsidiaries. The Company and each of the Company’s Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The Company and its Subsidiaries have all requisite power and authority to own, lease and operate their properties and assets and to carry on their business as now being conducted and are qualified to do business. The Company and each of its Subsidiaries is in good standing as a foreign Person in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. Section 5.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries. Other than the Subsidiaries listed in Section 5.1 of the Company Disclosure

Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person. The Company has delivered to Purchaser a complete and correct copies of the certificates of incorporation and bylaws or limited liability company agreement, as applicable, of the Company and each of its Subsidiaries as of the date hereof and as currently in effect, and none of the Company and its Subsidiaries is in violation of any provision of such organizational documents in any material respect.

5.2 Capitalization. All of the outstanding Membership Units of the Company are held by the individuals or entities, and in the amounts indicated on Section 5.2(a) of the Company Disclosure Schedule. All of the shares of common stock, preferred stock, membership interests or other equity interests of the Company’s Subsidiaries are owned directly or indirectly by the Company, except as set forth on Section 5.2(b) of the Company Disclosure Schedule. All of the equity interests of the Company and its Subsidiaries (i) are validly issued, fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities Law, (iii) are free and clear of all Liens, other than restrictions on transfer under the state and federal securities laws and Liens under the LLC Agreement and (iv) were not issued in violation of the preemptive rights of any Person or any purchase option, right of first refusal, subscription right or any similar right under any provision of applicable Law, the LLC Agreement, or any agreement to which the Company is a party or otherwise bound. Other than as set forth on Section 5.2 of the Company Disclosure Schedule, there are no shares of common stock, preferred stock, membership interests or other equity interests of the Company reserved, issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, phantom stock, profits interests, redemption rights, repurchase or rescission rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in the Company or its Subsidiaries that, in each case, is an obligation of the Company or any of its Subsidiaries, or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or its Subsidiaries, and no securities evidencing such rights are authorized, issued or outstanding. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

5.3 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummations of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Company and its members and no other proceedings on the part of the Company or its members are necessary to authorize the execution and delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law). The approval of the Board of Managers of the Company is the only vote or consent of the Company necessary to adopt and approve this Agreement, the Company Merger and the transactions contemplated hereunder.

5.4 Consents and Approvals; No Violations. No material filing with or notice to, and no material permit, authorization, license, registration, consent or approval of, any Governmental Entity is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company or any of its Subsidiaries of this Agreement or the consummation by the Company or any of its Subsidiaries of the transactions contemplated by this Agreement, except as may result from any facts or circumstances relating solely to Purchaser or its Affiliates (as opposed to any other third party purchaser) in the transactions contemplated hereby) and except (i) the filing of the Company Certificate of Merger with the DSOS pursuant to the DLLCA; (ii) filings, notices permits, authorizations, consents and approvals as may be required under HSR Act; (iii) filings, notices, permits, authorizations, licenses, registrations, consents or approvals listed on Section 5.4; or (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act, the Advisers Act, the Investment Company Act and any other applicable state or federal securities Laws. Assuming compliance with or the making or receipt of, as applicable, the items described in clauses (i) through (iv) of the preceding sentence, neither the performance of this Agreement by the Company and its Subsidiaries nor the consummation by the Company and its Subsidiaries of the transactions contemplated by this Agreement will (with or without notice or lapse of time, or both), (A) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of the Company or of its Subsidiaries, (B) result in a material breach, violation or infringement of, or a default (or give rise to the creation of any Lien, except for Permitted Liens and Liens under the LLC Agreement, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract or (C) violate or infringe, in any material way, any Law applicable to the Company or any of its properties or assets.

5.5 Financial Statements; No Undisclosed Liabilities.

(a) Section 5.5 of the Company Disclosure Schedule sets forth accurate and complete copies of the following financial statements: (i) the audited consolidated balance sheet of TMFS Holdings, LLC and its Subsidiaries (or the predecessors of such Persons), as of December 31, 2012, 2013 and 2014, (ii) the related audited consolidated statements of income, members’ equity, and cash flow of TMFS Holdings, LLC and its Subsidiaries for the years ended December 31, 2012, 2013, and 2014, and (iii) the unaudited consolidated balance sheets of TMFS Holdings, LLC and its Subsidiaries as of August 31, 2015, and (iv) the related unaudited consolidated statements of income, members’ equity, and cash flow of TMFS Holdings, LLC and its Subsidiaries for the eight-month period ended August 31, 2015 (the items referred to in clauses (i) and (ii), the “Audited Financial Statements”, items referred to in clauses (iii) and (iv) the “Unaudited Financial

Statements”, and collectively with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Section 5.5 of the Company Disclosure Schedules, the Financial Statements (including the related notes included in the Audit Financial Statements, where applicable) (i) have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein or in the notes thereto), (ii) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries in all material respects, and (iii) present fairly, in all material respects, the consolidated financial position, results of operations, members’ equity and cash flows of TMFS Holdings, LLC and its Subsidiaries as of the respective dates thereof or the periods then ended.

(b) Neither the Company nor any of its Subsidiaries has any material Liabilities required to be disclosed by GAAP other than (i) those reflected or reserved against in the Financial Statements, (ii) those incurred in the ordinary course of business consistent with past practice since August 31, 2015, (iii) those incurred pursuant to obligations arising under Contracts, other than arising out of or resulting from a breach or default under such Contracts, (iv) those incurred in connection with this Agreement and the transactions contemplated hereby, or (v) Liabilities that are not material to the Company and its Subsidiaries. Except for Liabilities reflected in the Financial Statements, neither the Company nor any of its Subsidiaries has any material off balance sheet Liability of any nature to, or any material financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company and its Subsidiaries. All reserves that are set forth in or reflected in the consolidated balance sheets included in the Financial Statements have been established in accordance with GAAP consistently applied in all material respects. Neither the Company nor any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c) The Company and each of its Subsidiaries have in place systems and processes that are customary for a company at the same stage of development as the Company and that are designed to (1) provide reasonable assurances regarding the reliability of the Financial Statements, (2) in a timely manner accumulate and communicate in all material respects to Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements.

(d) Since October 1, 2011, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, the Company’s independent auditors or any current or former Representative of the Company or any of its Subsidiaries, has identified or been made aware of any fraud that involves Company’s management or other current or former employees, consultants, members, managers or directors of the Company or any of its Subsidiaries, or any claim or allegation of material fraud involving any of the foregoing persons.

(e) Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, manager, member, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, which is in writing, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls or any material inaccuracy in the Company’s Financial Statements. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Board of Managers of the Company or any committee thereof or, to the Knowledge of the Company, to any manager, officer or member of the Company evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, managers, members, employees or agents.

5.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2014, (a) the Company has operated in the ordinary course of business consistent with past practice and (b) there has not occurred any event that would reasonably be expected to have a Company Material Adverse Effect.

5.7 Litigation. Except as set forth on Section 5.7 of the Company Disclosure Schedule, (a) none of the Company, its Subsidiaries or any of their respective properties, assets or rights is subject to any outstanding or unsatisfied material Order and (b) there is no material civil, criminal or administrative Action pending, or to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries or any of their respective properties, assets or rights.

5.8 Compliance with Laws. The Company and each of its Subsidiaries, and have been since October 1, 2011, in compliance in all material respects with all Laws and Orders applicable to it. Since October 1, 2011, neither the Company nor any of its Subsidiaries has received any written notice of the material violation of any Laws applicable to it. The Company and its Subsidiaries and, to the Company’s Knowledge, the Franchisees have, and since October 1, 2011 have had, (i) an anti-money-laundering program and a customer identification program, (ii) privacy policies and procedures, in each case in material compliance with applicable Laws relating thereto and have complied in all material respects with such applicable Laws and such programs, policies and procedures.

5.9 Permits. The Company and its Subsidiaries currently have all material Permits which are required to permit, immediately following the Closing, the operation of the Company’s business as presently conducted. Neither the Company nor any of its Subsidiaries is in default or violation in any material respect (and no event has occurred that, with notice or the lapse of time or both, would constitute such a default or violation) of any term, condition or provision of any Permit held by the Company or any of its Subsidiaries. No material Permits will be terminated, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

5.10 Employee Benefit Plans.

(a) For purposes of this Agreement, the term “Company Benefit Plan” means each compensation and/or benefit plan, program, policy, agreement or other arrangement, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of

Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity-based, retention, severance, employment, change of control, tax gross-up, disability, sick leave or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of one or more current or former employees, managers, directors, consultants or other service providers of the Company or any of its Subsidiaries. Section 5.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each material Company Benefit Plan.

(b) With respect to each material Company Benefit Plan, the Company has made available to Purchaser (i) correct and complete copies of the plan document (including any amendments thereto) or, in the case of any unwritten plan, a description of the material terms thereof; (ii) the current summary plan description and any modifications thereto; (iii) the most recent Form 5500 and any attached financial statement and any related actuarial reports (if applicable); (iv) the most recent IRS determination or opinion letter (if applicable); (v) the most recent nondiscrimination testing reports; (vi) any material associated trust agreements, funding agreements, administrative service agreements and insurance policies; and (vii) all material audits, inquiries, reports, requests or other material communications relating to the plan submitted to or received from any Governmental Entity in the past three (3) years.

(c) (i) Each Company Benefit Plan has been maintained and administered in compliance in all material respects with its terms and with applicable Law, including ERISA and the Code, to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan is subject to Title IV of ERISA; (iv) no Company Benefit Plan provides medical or other welfare benefits with respect to any current or former employees beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (v) no liability (contingent or otherwise) under Title IV of ERISA or Chapter 43 of the Code has been incurred by the Company or any of its Subsidiaries (either directly or as a result of being treated as a single employer with any ERISA Affiliate), and no condition exists that would reasonably be expected to result in the Company or any of its Subsidiaries incurring such a liability; (vi) neither the Company nor any of its Subsidiaries has contributed to or been required to contribute to a Multiemployer Plan the past six (6) years; (vii) no Company Benefit Plan has two or more sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (viii) there are no pending, threatened or, to the Knowledge of the Company, anticipated Actions (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would reasonably be expected to result in any non-de minimis liability of the Company or any of its Subsidiaries; and (ix) all contributions, premiums or payments, other than de minimis amounts, required to be made to the Company Benefit Plans have been made on or before their due dates (including permissible extensions) or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company’s books.

(d) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Company Employee or Company Contractor (including any person who would be a Company Employee or Company Contractor, but for not being currently employed) to severance pay, unemployment compensation or any other payment, except as provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or contractor, except as provided in this Agreement.

(e) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A of the Code and under Section 457A of the Code) (each, a “Deferred Compensation Plan”) complies in all material respects, in both form and operation, with the requirements of Sections 409A and 457A of the Code and the guidance thereunder. The consummation of the transactions contemplated in this Agreement will not result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would reasonably be expected, individually or in combination with any other such payment (but determined without regard to any arrangements entered into with Purchaser and its Affiliates), to constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). No current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company in respect of any Tax (including Federal, state, local and foreign income, excise and other Taxes (including Taxes imposed under Sections 4999 or 409A of the Code)) or interest or penalty related thereto.

(f) It is agreed and understood that no representation or warranty is made by the Company in respect of employee benefit matters in any Section of this Agreement other than this Section 5.10 or Sections 5.11 and Section 5.13 to the extent such sections relate to employee benefit plan matters.

5.11 Employees; Contractors; Franchisees; and Labor Matters.

(a) For purposes hereof, all persons who are employees of the Company or any of its Subsidiaries as of the date hereof shall be referred to as “Company Employees”, including any individual who is on a leave of absence. The Company has furnished to Purchaser a list of each Company Employee, which list sets forth each individual’s: (i) employee identification number; (ii) job title; (iii) hire date; (iv) regular work location; (v) current base compensation and exempt classification status; and (vi) current target incentive-based compensation opportunity. For purposes hereof, the individuals who, as of the date hereof, furnish services to the Company or its Subsidiaries, whether classified as a consultant or independent contractor or non-employee for any purposes are referred to as “Company Contractors.” As of the date hereof, all compensation, that is then due and payable to Company Employees has been paid in full, and all required employer payroll taxes thereon have been properly paid. At the Closing all compensation, then due and payable to Company Employees will have been paid in full and all required employer payroll taxes thereon will have been properly paid. Other than any rights with respect to severance or other termination payments under the Company Benefit Plans, the employment of all Company Employees is “at will,” and each Company Employee and Company Contractor may be terminated for any reason or no reason, in accordance with applicable Law.

(b) Except as otherwise set forth on Section 5.11(b) of the Company Disclosure Schedule or as would not reasonably be material to the Company and its Subsidiaries, within the past three (3) years no Company Employee’s principal place of employment has been a Franchise location, and there are not and has not been any individuals jointly-employed by both a Franchisee and either the Company or any of its Subsidiaries and neither the Company nor its Subsidiaries have possessed control over any Franchisee concerning the wages, hours, or employment terms and conditions of any Franchise employee, excluding for the avoidance of doubt, any discussions or consultation with Franchisees in the ordinary course regarding such matters.

(c) Neither the Company nor its Subsidiaries are, or have been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”). There is not and has not been for the past two (2) years, any Union representing any Company Employee, nor have there been any material strikes, lockouts or, to the Knowledge of the Company, Union organizing efforts or labor proceedings.

(d) Except as otherwise set forth on Section 5.11(d) of the Company Disclosure Schedule, the Company and its Subsidiaries are, and at all times within applicable statutes of limitations have been, in compliance in all material respects with all applicable Laws concerning employment and employment practices and independent contractor arrangements, including with respect to termination of employment, discrimination and harassment in employment (relating to any protected category), workers’ compensation, wages, hours of work, worker classification, occupational safety and health, and immigration matters. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 (“WARN Act”) or any similar state, local or foreign Law, and will undertake no action prior to the Closing that (determined without regard to any action of Purchaser and its Affiliates on or following the Closing) would trigger the WARN Act or any similar state, local or foreign statute.

(e) It is agreed and understood that no representation or warranty is made by the Company in respect of labor matters in any Section of this Agreement other than this Section 5.11.

5.12 Property.

(a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries: (i) the Company or one of its Subsidiaries has good, valid, and marketable title to, or in the case of leased personal property assets, valid leasehold interests in, all tangible personal property currently used in the operation of the business of the Company and its Subsidiaries free and clear of any Liens, except Permitted Liens, and (ii) the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) As of the date hereof, neither the Company nor any its Subsidiaries owns or to the Company’s Knowledge, since October 1, 2011, has ever owned, any real property. Section 5.12(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the real property leased by the Company or one of its Subsidiaries (the “Leased Real Property”), including the address of each such Leased Real Property. The Company or one of its Subsidiaries has a leasehold or subleasehold (as applicable) interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens. All leases and subleases for the Leased Real Property under which the Company or one of its Subsidiaries is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law), except as would not reasonably be expected to be material to the Company and its Subsidiaries. Except as may result from or relate to this Agreement and the consummation transactions contemplated hereby, none of the Company nor any of its Subsidiaries is in material default under any leases or subleases for the Leased Real Property, and to the Company’s Knowledge, the other parties to any such leases or subleases are not in material default. Neither the Company nor any of its Subsidiaries is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property.

5.13 Taxes.

(a) (i) All income Tax Returns and all material other Tax Returns required to be filed by an Acquired Company have been duly and timely filed with the appropriate Taxing authority (taking into account any extension of time within which to file) and all such Tax Returns are accurate and complete, (ii) all material Taxes required to be paid by an Acquired Company that are or have become due have been timely paid in full, and (iii) there are no Liens on any of the assets of any Acquired Company that arose in connection with any failure (or alleged failure) to pay any material Tax, other than Permitted Liens.

(b) Each Acquired Company has withheld and collected all Taxes required to be withheld or collected under applicable Tax Law with respect to any payment made to, or received from, any employee, customer, creditor or other third party, and has timely remitted to the appropriate Taxing authority all such withheld or collected Taxes required to be so remitted.

(c) There is no claim currently pending against any Acquired Company for any material Taxes, and no assessment, deficiency or adjustment is being threatened in writing by any Taxing authority with respect to any income Tax Return or any material other Tax Return of any Acquired Company. No Tax Proceeding is pending or being threatened in writing with respect to material Taxes of any Acquired Company. In the last three (3) years, no claim has been made in writing by a Taxing authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation in that jurisdiction.

(d) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Taxes of any Acquired Company (other than extensions of time for filing any Tax Return).

(e) No Acquired Company is a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement other than (i) any such agreement or arrangement solely between or among two or more Acquired Companies and (ii) indemnification, gross-up or similar provisions in agreements entered into in the ordinary course of business and not primarily relating to Taxes.

(f) As of the date hereof the Company is, and at all times through the Company Merger Effective Time will be, classified as a partnership for U.S. federal income tax purposes. As of the date hereof each of the Company Subsidiaries is, and at all times through the Company Merger Effective Time will be, classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(g) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or foreign Law), (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (iii) “intercompany transaction” or “excess loss account” within the meaning of the Treasury Regulations promulgated under Section 1502 of the Code entered into or existing prior to the Closing, (iv) installment sale or open transaction disposition made on prior to the Closing, (v) prepaid amount received on or prior to the Closing, or (vi) election under Section 108(i) of the Code made prior to the Closing.

(h) No Acquired Company has any liability for Taxes of any other Person (other than another Acquired Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Law) or as a transferee or successor. None of the Acquired Companies is, or ever has been, a member of an affiliated, consolidated, combined or unitary group for purposes of filing federal or state income Tax Returns (other than any such group of which the Company is or was the common parent).

(i) No Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j) No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code in the two (2) years prior to the Closing Date.

(k) None of the Acquired Companies is aware of the existence of any fact, or has taken or agreed to take any action (or failed to take, or agreed to fail to take any action), that could reasonably be expected to prevent or impede the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.14 Environmental Matters.

(a) The Company and its Subsidiaries and the facilities and operations on the Owned Real Property and the Leased Real Property are in compliance with, and since October 1, 2011 have complied with, all applicable Environmental Laws, in all material respects, relating to the Company or any of its Subsidiaries. The operation of the Company’s and its Subsidiaries’ business is, and since October 11, 2011 has been, in compliance with, in all material respects, all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws and necessary to operate the Company’s and its Subsidiaries’ business as presently operated (the “Environmental Permits”). Neither the Company nor any of its Subsidiaries is subject to any pending, or to the Knowledge of the Company, threatened claim alleging that it or any of its Subsidiaries is in material violation of any Environmental Law or any Environmental Permit or that the Company or any of its Subsidiaries has any material liability under any Environmental Law, and there are no pending or, to the Knowledge of the Company, threatened investigations of the Company or its Subsidiaries, or any currently or previously owned or leased real property of the Company and its Subsidiaries under Environmental Laws, which would reasonably be expected to result in the Company incurring any material liability pursuant to any Environmental Law.

(b) It is agreed and understood that no representation or warranty is made by the Company in respect of environmental matters, other than the representations and warranties set forth in this Section 5.14.

5.15 Material Contracts.

(a) Section 5.15 of the Company Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the following Contracts (to which the Company or any of its Subsidiaries is a party or is bound (the “Material Contracts”):

(i) any Franchise Agreements;

(ii) any Radio Station Agreement;

(iii) any Contract material to the Company or its Subsidiaries under which the Company and its Subsidiaries are required to make or receive during the twelve (12)-month period immediately following, or pursuant to which the Company and its Subsidiaries have made or received during the twelve (12)-month period immediately preceding, December 31, 2014, in the aggregate, payments of $500,000 or more;

(iv) any Investment Advisory Agreement with respect to AUM of over $5,000,000;

(v) [Reserved]

(vi) any Cash Solicitation Agreement with respect to a cash solicitation arrangement relating to AUM of over $1,000,000;

(vii) any Contract containing any future capital expenditure obligations of the Company or any of its Subsidiaries in excess of $250,000;

(viii) any Contract evidencing Indebtedness, other than settlement agreements, in excess of $250,000;

(ix) any joint venture, partnership or other similar agreement involving co-investment between the Company or any of its Subsidiaries and a third party;

(x) any collective bargaining agreement;

(xi) any Affiliate Agreements;

(xii) any Contract that provides for indemnification in favor of any employee, officer, agent, director or member of the Company or any of its Subsidiaries;

(xiii) any leases and subleases under which the Company or one of its Subsidiaries is a lessee or sublessee and pursuant to which annual rental payments by the Company or its Subsidiaries exceeds $250,000;

(xiv) any Contract with any Company Employee or Company Contractor, other than investment advisers, for annual compensation of $250,000 or more;

(xv) any Contract with any current or former Company Employee or current or former Company Contractor providing for severance pay, retention pay, change in control pay or any other compensatory benefit that is accelerated or increased pursuant to or as a result of this Agreement;

(xvi) any settlement agreement involving amounts payable by or to the Company in excess of $50,000 other than a settlement that (A) contains releases that are immaterial in nature or amount or that were entered into in the ordinary course of business with the former employees of the Company or its Subsidiaries or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment or (B) does not involve any payment after August 31, 2015 and does not impose any material obligations other than the payment of money or any injunctive or other similar restrictions on the Company and its Subsidiaries;

(xvii) any Contract relating to the acquisition or disposition of any business, capital stock or material assets, directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise), (A) with a value of $500,000 or greater or (B) under which the Company or any of its Subsidiaries will have an obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation that is reasonably expected to be $500,000 or greater in amount; and

(xviii) any Contract containing covenants that would restrict or limit in any respect the ability of the Company or any of its Subsidiaries after the Closing to (A) engage in any line of business, hire or solicit for hire any individual, solicit any Person to be a customer or supplier of the Company or any of its Subsidiaries, or to compete with any Person or (B) contains any “most favored customer” or “most favored nation” provisions or similar or equivalent price or term protection clauses (each such Contract, a “Restrictive Contract”).

(b) Each Material Contract is a legal, valid and binding obligation of the Company or the Subsidiary of the Company which is a party thereto, and, to the Knowledge of the Company, on each counterparty thereto, and is in full force and effect, and the neither the Company nor the Subsidiary of the Company which is a party thereto or, to the Knowledge of the Company, any other party thereto, is in material breach of, or in material default under, or has provided or received any written notice of any intention to terminate, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or material default thereunder by the Company or the Subsidiary of the Company which is a party thereto, or, to the Knowledge of the Company, any other party thereto or, to the Knowledge of the Company, result in or give any Person a right of acceleration or early termination thereof. The Company has made available to Purchaser and the Merger Subs a true and complete copy of each Material Contract (including all material modifications and amendments thereto as of the date hereof).

5.16 Intellectual Property.

(a) Section 5.16(a) of the Company Disclosure Schedule sets forth a list of all applications and registrations of Intellectual Property with a governmental authority that are owned by the Company or any of its Subsidiaries (the “Company Registered Intellectual Property”) and a list of all actions that, as of the date hereof, are required to be taken by the Company within 60 days of the date hereof with respect to any such registrations or applications in order to avoid abandonment, cancellation or expiration thereof. All registration, maintenance and renewal fees currently due in connection with such Company Intellectual Property have been paid.

(b) Section 5.16(b) of the Company Disclosure Schedule contains a true and complete list of all material agreements (excluding licenses for commercial off-the-shelf computer software that is not redistributed with the products or services of the Company or its Subsidiaries and is generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $10,000 or less, and non-disclosure agreements) to which the Company is a party or otherwise bound and pursuant to which the Company (i) obtains the right to make, use, sell, offer for sale or import, or a covenant not to be sued under, any Intellectual Property of a Third Party, (ii) grants the right to make, use, sell, offer for sale or import, or a covenant not to be sued under, any Intellectual Property other than in the ordinary course of the Company’s business, (iii) pays or has any obligation to pay any on-going or future royalty, license fee or other amount, whether fixed or contingent (the “Company Licensed Intellectual Property”).

(c) The Company and/or its Subsidiaries exclusively own all right, title and interest in and to all Company Intellectual Property, or otherwise have the right and permission to use the Company Intellectual Property, in each case that is material to the conduct of the Company and its Subsidiaries business as currently conducted, free and clear of all Liens except for Permitted Liens. The Company Intellectual Property material to the operation of the businesses of the Company and its Subsidiaries as currently conducted is in force and valid, or to the extent such items are applications of Company Registered Intellectual Property, such applications are pending without challenge (other than office actions or other communications that may be pending before the United States Patent and Trademark Office or its foreign equivalents or other governmental authority).

(d) Except as disclosed on Section 5.16(d) of the Company Disclosure Schedule, none of the products or services of the Company or its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party and none of the products or services of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party since October 1, 2011 in any material respect. There are no pending or, to the Knowledge of the Company and its Subsidiaries, threatened material claims or Actions against the Company or its Subsidiaries with respect to the Company Intellectual Property.

(e) The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all trade secrets of the Company and its Subsidiaries that are material to the business or operation of the Company and its Subsidiaries and the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof. To the Knowledge of the Company, the Company, its Subsidiaries and the Franchisees have not had since October 1, 2011, any material breaches of security, malware attached, cyber-related incidents or other similar events.

(f) Except as disclosed on Section 5.16(f) of the Company Disclosure Schedule, the Company and its Subsidiaries has not distributed, incorporated or otherwise used any free or open source software in a manner that grants any material rights or immunities under any Company Intellectual Property to any third party, including any requirement that any of the proprietary software owned by the Company or its Subsidiaries and included in or comprising a product or service of the Company or its Subsidiaries: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, except as required by applicable Law; or (iv) be redistributable at no charge. The Company and its Subsidiaries are in material compliance with the terms and conditions of all licenses for open source software.

(g) The Company and its Subsidiaries have not, to the Knowledge of the Company, received a material written complaint regarding the collection, use or disclosure of personally identifiable information by the Company and its Subsidiaries.

5.17 Brokers. Except for the Persons set forth in Section 5.16(f) of the Company Disclosure Schedule, whose fees with respect to the transactions contemplated by this Agreement will be Transaction Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

5.18 Insurance. Section 5.18 of the Company Disclosure Schedule lists each material insurance policy maintained by or on behalf of the Company and its Subsidiaries as of the date hereof (the “Company Insurance Policies”). All premiums due in respect of the Company Insurance Policies have been paid in full and all of the Company Insurance Policies are in full force and effect. Neither the Company nor any Subsidiary is in material default with respect to any of its obligations under any of the Company Insurance Policies. To the Knowledge of the Company, as of the date of this Agreement, (a) there is no threatened termination of, or threatened material premium increase with respect to, any Company Insurance Policies other than increase in connection with the Company’s annual renewal process or otherwise in the ordinary course of business and (b) there is no material claim pending regarding the Company or any of its Subsidiaries under any the Company Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies.

5.19 Affiliate Agreements. Section 5.19 of the Company Disclosure Schedule lists all Contracts to which the Company or any of its Subsidiaries, on the one hand, and any Affiliate (other than the Company or its Subsidiaries) or, to the Knowledge of the Company, any immediate family member of such Affiliate, or any holder of more than 5% of the equity interests of the Company (other than the Company or its Subsidiaries) on the other hand, are parties (each, an “Affiliate Agreement”), other than any employee agreements and agreements entered into under any Benefit Plan (and such agreements and transactions shall not be deemed to be Affiliate Agreements). No Affiliate of the Company or any of its Subsidiaries (other than the Company or its Subsidiaries), stockholder of the Company or controlled Affiliate of such a stockholder, owns any material Asset of the Company or any of its Subsidiaries.

5.20 Investment Advisor Registration and Regulation.

(a) The Company, each of its Subsidiaries and, and to the Knowledge of the Company, each Franchisee is, to the extent required to be registered as an investment adviser under the Advisers Act or applicable state Law, duly so registered. With respect to each such entity required to be so registered, Purchaser has been provided a true, correct and complete copy of the Form ADV on file with the SEC or the applicable state Governmental Entity and currently made available to clients, reflecting all amendments thereto that are in effect as of the date hereof. The information contained in each such Form ADV on file with the SEC or the applicable state Governmental Entity is in material compliance with all applicable Laws, and is true and complete in all material respects.

(b) The Company, each of its Subsidiaries and, to the Knowledge of the Company, each Franchisee, in each case that is required to be registered as an investment adviser under the Advisers Act or applicable state Law, has adopted and implemented written policies and procedures required by Rule 206(4)-7 of the Advisers Act and 204A-1 of the Advisers Act, or the relevant state Law equivalent policies and procedures. The Company and each of its Subsidiaries is in material compliance with such applicable policies and procedures. Since October 1, 2011, the chief compliance officer for the Company or a Subsidiary, as applicable, has, to the extent required by applicable Law, on an annual basis conducted a review of the adequacy of the Company’s or Subsidiary’s or Franchisee’s, as applicable, policies and procedures (including without limitation its code of ethics required under Rule 204A-1 under the Advisers Act) and the effectiveness of their implementation, including without limitation a review of all required reporting with respect to employee’s securities holdings and transactions.

(c) Neither the Company nor any of its Subsidiaries have performed any services that would require the applicable entity to be regulated as a broker-dealer by, or registered under the broker-dealer rules or regulations of, any Governmental Entity.

(d) None of the Company, any of its Subsidiaries, and to the Knowledge of the Company, any of its Franchisees or any other Person “associated” (as defined under the Investment Advisers Act) with the Company, any of its Subsidiaries or its Franchisees is subject to disqualification pursuant to Section 203 of the Advisers Act to serve as an investment adviser or associated person of an investment adviser, or subject to disqualification pursuant to Rule 206(4)-3 of the Advisers Act or the subject of a rebuttable presumption pursuant to Rule 206(4)-4(b) of the Advisers Act. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Franchisees of the Company, provides any Investment Management Services to any Client that is registered or required to be registered as an investment company under the Investment Company Act of 1940. Except as disclosed on the Company Disclosure Schedule: (i) none of the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of its Franchisees, or any of their directors, officers, employees, or “persons associated with an investment adviser” (as defined in the Advisers Act) has been or is the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable Laws which would be required to be disclosed on Form ADV, and, to the Knowledge of the Company, no material disciplinary proceeding or order is pending or threatened, (ii) none of the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of its Franchisees, or any of their respective directors, officers, employees or “persons associated with an investment adviser” (as defined in the Advisers Act) has been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.

(e) Neither the Company nor any Subsidiary of the Company provides Investment Management Services to any Person other than pursuant to a written Investment Advisory Agreement with the Company or a Subsidiary or Franchisee of the Company. A copy of the standard Investment Advisory Agreement(s) used by the Company and its Subsidiaries have been made available to Purchaser prior to the date of this Agreement, and any non-standard Investment Advisory Agreement(s) have been made available to Purchaser prior to the date of this Agreement.

(f) The Company and each of its Subsidiaries is, and each has been since October 1, 2011, in compliance in all material respects with all the Advisers Act and similar state laws, and requirements under ERISA relating to the management of Client funds, and any Orders relating to the Advisers Act and similar state laws and requirements of ERISA relating to the management of Client funds, in each case that are applicable to it.

(g) The Company has made available to Purchaser a copy the standard agreement it executes with its Subsidiaries, Franchises or any other entity through which it provides Investment Management Services regarding the provision of such services.

(h) Except as described in the Company Disclosure Schedule or the Financial Statements or as would not be material to the Company, there are no Contracts entered into since October 1, 2011 pursuant to which the Company or a Subsidiary of the Company has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce a material portion of fees or charges payable by or with respect to any Client outside of the ordinary course of business.

(i) Except as described in the Company Disclosure Schedule, the Company and its Subsidiaries have no Clients with respect to which fees are based on performance or otherwise provide for compensation on the basis of a share of capital gains upon or capital appreciation of the funds (or any portion thereof) of such Client, unless such Client is a “qualified client” as defined under Rule 205-3(d)(1) under the Advisers Act.

5.21 Franchise Matters.

(a) Section 5.21(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the names of all present Franchisees together with a listing of the Franchise Agreements as of the last day of the calendar month immediately preceding the month this Agreement is executed.

(b) Section 5.21(b) of the Company Disclosure Schedule sets forth a complete list of: (i) all jurisdictions in which the Company or any Subsidiary of the Company is currently registered to sell franchises and (ii) all jurisdictions in which a franchised outlet operates and in which the Company and Subsidiaries are exempt from the registration provisions of such jurisdiction’s franchise registration Law.

(c) Section 5.21(c) of the Company Disclosure Schedule lists any franchisee who, to the Knowledge of the Company and any of its Subsidiaries, is financially in arrears (over thirty (30) days) under obligations to the Company or any of its Subsidiaries, or to whom the Company or any of its Subsidiaries has delivered a default notice that has not been cured. To the Knowledge of the Company and its Subsidiaries, no Franchisees are the subject of a bankruptcy or similar proceeding.

(d) Section 5.21(d) of the Company Disclosure Schedule lists all forms of FDD that the Company has used to offer or sell franchises at any time since October 1, 2013 in each applicable jurisdiction. Accurate and complete copies of each form of FDD has been made available to the Purchaser.

(e) Either the FDDs or Section 5.21(e) of the Company Disclosure Schedule lists, to the Knowledge of the Company, all franchise-related or franchisee-related Actions that, if determined adversely to the franchise or franchisee, would be material to the Company and its Subsidiaries.

(f) Since October 1, 2013, the Company is and has been in compliance with all Franchise Laws applicable to the Company in all material respects. Since October 1, 2013, to the Knowledge of the Company, the Company has not received any written notice or other communications relating to any alleged violation of any Franchise Law from any Governmental Entity (whether directly or through a franchisee), or of any investigation with respect to any franchisee, except for violations, if any, that, individually and in the aggregate, have not and would not reasonably be expected to be material to the Company or involve criminal liabilities.

(g) Except for the Company’s own employees or pursuant to a Development Agreement, since October 1, 2013, the Company has not engaged or hired any third-party sales agent, broker, or other third party (collectively, “Franchise Brokers”) to provide material services, assistance or support to identify, offer or sell franchises to potential franchisees, and Company and its Subsidiaries are in material compliance with any Contracts with such Franchise Brokers.

(h) Section 5.21(h) of the Company Disclosure Schedule sets forth each Contract pursuant to which any of the Companies has earned any Rebates in excess of $200,000 during the twelve (12) month period ended on August 31, 2015.

(i) It is agreed and understood that no representation or warranty is made by the Company in this Agreement in respect of Franchise matters, other than the representations and warranties set forth in this Section 5.21 and Section 5.15.

5.22 Books and Records. The limited liability company and corporate records and ownership interests records of the Company and its Subsidiaries are materially complete and accurate and reflect in all material respects all meetings, consents, other material actions of the Board of Managers and equity owners of the Company and its Subsidiaries.

5.23 Bank Accounts; Letters of Credit. Section 5.23 of the Company Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company and its Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto) and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto (b) all outstanding letters of credit issued by financial institutions for the account of the Company and its Subsidiaries. The Company has heretofore delivered to Purchaser true, correct and complete copies of each letter of credit described in Section 5.23 of the Company Disclosure Schedule.

5.24 International Operations. Neither the Company or its Subsidiaries or, to the Knowledge of the Company, any Franchisee, has any employees, Clients or operations outside of the United States of America (including the provision of Investment Management Services for any accounts held by foreign nationals residing outside the United States).

5.25 Incentive Unit Agreements. None of the Transferred Entities, Purchaser or any of their respective successors, assigns, parents, Subsidiaries or Affiliates currently has or will have, as a result of the consummation of the transactions contemplated by this Agreement, any liability or other obligation to any Person under the Incentive Unit Agreements that will not be satisfied in full pursuant to the payments to the Incentive Units pursuant to Article II.

5.26 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Purchaser or its officers, directors, employees, agents, representatives, lenders, Affiliates or any other Person acting on Purchaser’s behalf of any documentation or other information (including any financial projections or other supplemental data), except as otherwise expressly set forth in Article V and any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Transferred Entities businesses or assets, and specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to their assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in any Purchaser SEC Reports filed by Purchaser with the SEC on or prior to the date hereof (excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section related to forward looking statements and any other disclosures included therein to the extent they are predictive or forward looking in nature), and except as set forth in the disclosure schedule delivered to the Company prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”) (each of which disclosures set forth in the Purchaser Disclosure Schedule shall be deemed to be disclosed and incorporated onto any other section or subsection of the Purchaser Disclosure Schedule and disclosed against any other representations and warranties set forth in this Agreement to the extent the relevance of such disclosure to such other section or subsection of the Purchaser Disclosure Schedule or other representation and warranties is reasonably apparent on its face), Purchaser and the Merger Subs represent and warrant to KC Blocker, Management Blocker and the Company as follows:

6.1 Organization and Qualification; Subsidiaries. Purchaser and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized,

validly existing and in good standing under the Laws of the jurisdiction of its organization. Purchaser and its Subsidiaries have all requisite power and authority to own, lease and operate their properties and assets and to carry on their business as now being conducted and are qualified to do business and each is in good standing as a foreign Person in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, in each case, as would not reasonably be expected to have a Purchaser Material Adverse Effect.

6.2 Capitalization. (i) The entire authorized capital stock of Purchaser consists of 500,000,000 shares of Purchaser Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 of the Purchaser (“Purchaser Preferred Stock”). Other than (i) as of the close of business on October 30, 2015, (A) 51,501,774 shares of Purchaser Common Stock issued and outstanding, (B) 1,277,000 shares of Purchaser Common Stock held by Purchaser in its treasury, (C) 4,149,592 shares of Purchaser Common Stock subject to options to purchase Purchaser Common Stock, (D) 0 shares of Purchaser Common Stock subject to awards with respect to restricted Purchaser Common Stock, (E) 1,061,757 shares of Purchaser Common Stock subject to restricted stock unit awards with respect to Purchaser Common Stock, and (F) 2,157,515 shares of Purchaser Common Stock reserved for issuance pursuant to future awards under benefit plans of Purchaser, and (ii) Subsidiaries all of the shares of common stock, preferred stock and other equity interest of which are owned directly or indirectly by Purchaser, there are no shares of common stock, preferred stock or other equity interests of the Purchaser or its Subsidiaries reserved, issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in Purchaser or its Subsidiaries or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Purchaser or its Subsidiaries, and no securities evidencing such rights are authorized, issued or outstanding. Neither Purchaser nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Purchaser on any matter. Immediately prior to the Closing, Purchaser will have sufficient authorized shares of Purchaser Common Stock to satisfy its obligations under this Agreement.

6.3 Authority Relative to this Agreement. Purchaser and the Merger Subs have all necessary power and authority to execute, deliver and consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. The execution, delivery and performance by Purchaser and Merger Subs of this Agreement and the consummations of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Purchaser and the Merger Subs and no other proceedings on the part of Purchaser or Merger Subs are necessary to authorize the execution and delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Subs and, assuming the due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a valid, legal and binding agreement of Purchaser and Merger Subs, enforceable against Purchaser and Merger

Subs in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law). Purchaser and Merger Subs do not have in effect any “poison pill,” shareholder rights plan or similar Contract or understanding.

6.4 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or any of its Subsidiaries for the execution, delivery and performance by Purchaser or any of its Subsidiaries of this Agreement or the consummation by Purchaser or any of its Subsidiaries of the transactions contemplated by this Agreement, except (i) the filing of applications and notices, as applicable, with NASDAQ, (ii) the filing of the First Certificate of Merger, the Second Certificate of Merger and the Company Certificate of Merger with the DSOS pursuant to the DGCL and the DLLCA, as applicable (iii) compliance with any applicable requirements of the HSR Act, (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act, the Advisers Act, the Investment Company Act and any other applicable state or federal securities Laws; or (v) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain which would not reasonably be expected to have a Purchaser Material Adverse Effect. Assuming compliance with or the making or receipt of, as applicable, the items described in the preceding sentence, neither the execution, delivery and performance of this Agreement by Purchaser or and its Subsidiaries nor the consummation by Purchaser or and its Subsidiaries of the transactions contemplated by this Agreement will (A) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Purchaser or any of its Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Purchaser Material Contract or (C) violate or infringe any Law applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (B) or (C) for breaches, violations, infringements, defaults, Liens or other rights that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.5 Financial Statements.

(a) Purchaser has made available to KC Blocker, Management Blocker and the Company the following financial statements: (i) the audited combined balance sheet of Purchaser and its Subsidiaries (or the predecessors of such Persons), as of December 31, 2014, (ii) the audited combined statements of income of Purchaser and its Subsidiaries for the year ended December 31, 2014, (iii) the audited combined statements of cash flows of Purchaser and its Subsidiaries for the year ended December 31, 2014, (iv) the unaudited combined balance sheets of Purchaser and its Subsidiaries as of June 30, 2015, (v) the unaudited combined statements of income of Purchaser and its Subsidiaries for the six-month period ended June 30, 2015 and (vi) the unaudited combined statements of cash flows of Purchaser and its Subsidiaries for the six-month period ended June 30, 2015 (the items referred to in clauses (i) through (vi), with any notes thereto, being herein collectively referred to as the “Purchaser Financial Statements”). The Purchaser Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein) in all material respects, and present fairly, in all material respects, the combined financial position and the combined results of operations of Purchaser and its Subsidiaries as of the respective dates thereof or the periods then ended.

(b) Neither Purchaser nor any of its Subsidiaries has any material Liabilities required to be disclosed by GAAP other than (i) those reflected or reserved against in the Financial Statements, (ii) those incurred in the ordinary course of business consistent with past practice since June 30, 2015, (iii) those incurred pursuant to obligations arising under Contracts, other than arising out of or resulting from a breach or default under such Contracts, (iv) those incurred in connection with this Agreement and the transactions contemplated hereby, or (v) Liabilities that are not material to Purchaser and its Subsidiaries. Except for Liabilities reflected in the Financial Statements, neither Purchaser nor any of its Subsidiaries has any material off balance sheet Liability of any nature to, or any material financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by Purchaser and its Subsidiaries. All reserves that are set forth in or reflected in the consolidated balance sheets included in the Financial Statements have been established in accordance with GAAP consistently applied in all material respects. Neither Purchaser nor any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4)(ii) of Regulation S-K.

(c) Purchaser (x) maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the principal executive officer and principal financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting.

6.6 SEC Reports. Purchaser and its Subsidiaries have filed all documents required to be filed by each of them with the U.S. Securities and Exchange Commission since January 1, 2013 (collectively, the “Purchaser SEC Reports”). The Purchaser SEC Reports, including the financial statements and exhibits and schedules contained therein, (a) at the time filed, complied (and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement), and, in the case of registration statements, at the time of effectiveness, in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, and (b)

at the time they were filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment), and, in the case of registration statements, at the time of effectiveness, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

6.7 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since June 30, 2015, (a) Purchaser and its Subsidiaries have operated in the ordinary course of business consistent with past practice, and (b) there has not occurred any event that would reasonably be expected to have a Purchaser Material Adverse Effect.

6.8 Litigation. As of the date of this Agreement, (i) there is no civil, criminal or administrative Action pending, or to the Knowledge of Purchaser, threatened, against Purchaser or any of its Subsidiaries except as would not reasonably be expected to have a Purchaser Material Adverse Effect and (ii) neither Purchaser nor any of its Subsidiaries is subject to any outstanding Order, writ, or injunction, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.9 Compliance with Laws. Purchaser and each of its Subsidiaries is, and has been since October 1, 2011, in compliance with all Laws and Orders applicable to it, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Neither Purchaser nor any of its Subsidiaries has received any written notice of the violation of any Laws applicable to it, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.10 Permits. Purchaser and its Subsidiaries currently have all Permits which are required to permit, immediately following the Closing, the operation of Purchaser’s business as presently conducted, other than those the failure of which to possess would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Neither Purchaser nor any of its Subsidiaries is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit held by Purchaser or any of its Subsidiaries, except where such default or violation would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.11 Taxes.

(a) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect: (i) all Tax Returns required to be filed by Purchaser and its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are correct and complete; (ii) all Taxes shown to be due on such Tax Returns have been paid; (iii) there is no Tax Proceeding pending or threatened in writing with respect to any Taxes of Purchaser and its Subsidiaries; (v) Purchaser and its Subsidiaries have withheld and remitted all Taxes that Purchaser or any of its Subsidiaries were obligated to withhold from amounts owing to any employee, creditor or third party; (vi) within the past two (2) years neither Purchaser nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code; and (vii) neither Purchaser nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(b) Purchaser is not aware of the existence of any fact, or has taken or agree to take any action (or failed to take, or agreed to fail to take any action), that could reasonably be expected to prevent or impede the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

6.12 Employees; Labor Matters. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, (i) as of the date hereof, (A) there are no strikes or lockouts with respect to any Purchaser Employees, (B) to the Knowledge of Purchaser, there is no union organizing effort pending or threatened involving Purchaser Employees, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Purchaser, threatened with respect to Purchaser Employees, and (D) there is no slowdown, or work stoppage in effect or, to the Knowledge of Purchaser, threatened with respect to Purchaser Employees, and (ii) with respect to Purchaser Employees, Purchaser and its Subsidiaries are in compliance with all applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, and (C) unfair labor practices. Neither Purchaser nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act of 1998 or any similar state, local or foreign Law as a result of any action taken by Purchaser or any of its Affiliates (other than as a result of any of the transactions contemplated hereby) that would have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.13 Broker’s Fees. Except for the Persons set forth in Section 6.13 of the Purchaser Disclosure Schedule, whose fees with respect to the transactions contemplated by this Agreement will be borne by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or the Merger Subs.

6.14 Investment Advisor Registration.

(a) Purchaser and each of its Subsidiaries is, to the extent required to be registered as an investment adviser under the Investment Advisers Act, duly so registered. With respect to each such entity required to be so registered, KC Blocker, Management Blocker and the Company have been provided a true, correct and complete copy of the Form ADV on file with the SEC and currently made available to clients, reflecting all amendments thereto that are in effect as of the date hereof. The information contained in each such Form ADV on file with the SEC is in material compliance with all applicable Laws, and is true and complete in all material respects.

(b) Purchaser and each of its Subsidiaries, in each case that is required to be registered as an investment adviser under the Investment Advisers Act, has adopted and implemented written policies and procedures required by Rule 206(4)-7 and 204A-1 of the Investment Advisers Act, and is in material compliance with such policies and procedures.

(c) Neither Purchaser nor any of its Subsidiaries has performed any services that would require it to be regulated as a broker-dealer by, or registered under the broker-dealer rules or regulations of, any Governmental Entity.

(d) None of Purchaser, any of its Subsidiaries or any other Person “associated” (as defined under the Investment Advisers Act) with Purchaser or any of its Subsidiaries is subject to disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or associated person of an investment adviser, or subject to disqualification pursuant to Rule 206(4)-3 of the Investment Advisers Act or the subject of a rebuttable presumption pursuant to Rule 206(4)-4(b) of the Investment Advisers Act. Neither the Purchaser nor any of its Subsidiaries provides any investment management or investment advisory or sub-advisory services to any client that is registered or required to be registered as an investment company under the Investment Company Act of 1940.

6.15 Availability of Funds. Purchaser and the Merger Subs have available and will have available on the Closing Date funds sufficient to pay the Aggregate Cash Amount and will be able to pay or otherwise perform the obligations of Purchaser and the Merger Subs under this Agreement. In no event shall the receipt or availability of any funds or financing by Purchaser, the Merger Subs or any of their Affiliates or any other financing or other transactions be a condition to any of Purchaser’s or the Merger Subs’ obligations hereunder.

6.16 Acquisition of Securities for Investment. Purchaser and the Merger Subs are acquiring the capital stock and membership or other equity interests, as applicable, of each of the Transferred Entities for the purpose of investment and not with a view toward or for resale in connection with any distribution thereof, or with any present intention of distributing or selling such capital stock and membership or other equity interests. Purchaser acknowledges that the capital stock and membership or other equity interests, as applicable, of each of the Transferred Entities have not been registered under the Securities Act or any state securities Laws and agrees that such capital stock and membership or other equity interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable. Purchaser is an Accredited Investor.

6.17 Intellectual Property. Except as has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect, (i) Purchaser or one of its Subsidiaries owns, free and clear of all Liens except for Permitted Liens, or are licensed or otherwise possess valid rights to use the Purchaser Intellectual Property; (ii) the conduct of Purchaser’s business as conducted as of the date of this Agreement does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party; and (iii) there are no pending or, to the Knowledge of Purchaser, any threatened claims with respect to the Purchaser Intellectual Property.

6.18 No Additional Representations or Warranties. Except for the representations and warranties contained in this Article VI, the Sellers and the Transferred Entities acknowledge that neither Purchaser, any of its Subsidiaries nor any other Person or entity on behalf of Purchaser or its Subsidiaries has made, and the Sellers and the Transferred Entities have not relied upon, any representation or warranty, whether express or implied, with respect to Purchaser and its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Sellers or the Transferred Entities or any of their respective officers, directors, employees, agents, representatives, lenders, members, Affiliates or any other Person acting on its behalf by or on behalf of Purchaser or any of its Subsidiaries and any of their respective officers, directors, employees, agents, representatives, lenders or Affiliates.

ARTICLE VII

COVENANTS

7.1 Access to Books and Records.

(a) After the date of this Agreement, (i) KC Blocker, Management Blocker and the Company shall afford, and the Company shall cause its Subsidiaries to afford, to Purchaser and its Representatives reasonable access to the books, records, properties, officers, and Contracts of the Transferred Entities consistent with applicable Law during normal business hours and upon reasonable notice and in accordance with the reasonable procedures established by the Company and (ii) Purchaser shall afford to Representatives of Sellers, KC Blocker, Management Blocker and the Company reasonable access to the books, records, properties, officers and Contracts of Purchaser and its Subsidiaries consistent with applicable Law during normal business hours and upon reasonable notice and in accordance with the reasonable procedures established by Purchaser; provided, however, that none of the Parties or their respective Subsidiaries shall be required to (x) violate any obligation of confidentiality to which it or its respective Affiliates may be subject in discharging their obligations pursuant to this Section 7.1, (y) make available Company Employee personnel files (or any portion thereof), and/or client information except after receipt from the applicable Company Employee or client of a release permitting transfer of those files or information, and (z) provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of such Party or contravene any Laws; provided that each party will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Purchaser agrees that any permitted investigation undertaken pursuant to the access granted under Section 7.1(a) shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company and its Subsidiaries, and Purchaser and its representatives shall not communicate with any of the employees of KC Blocker, Management Blocker or the Company and its Subsidiaries without the prior written consent of KC Blocker, Management Blocker or the Company, as applicable. KC Blocker, Management Blocker and the Company agree that any permitted investigation undertaken pursuant to the access granted under Section 7.1(a)(ii) shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Purchaser and its Subsidiaries, and KC Blocker, Management Blocker or the Company and their respective representatives shall not communicate with any of the employees of Purchaser and its Subsidiaries without the prior written consent of Purchaser.

(c) Each Party shall hold all information furnished by or on behalf of the other parties or any of its Subsidiaries or representatives pursuant to Section 7.1(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(d) The Company shall use its reasonable best efforts: (a) upon Purchaser’s request, to assist Purchaser and its Representatives in the preparation of any audited historical and pro forma financial statements of the Company that may be required in connection with Purchaser’s SEC reporting obligations related to this Agreement or any of the transactions contemplated hereby (“Required Company Financials”) (b) reasonably promptly furnish such information as Purchaser may reasonably request in connection with the Required Company Financials.

(e) No investigation by any of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

7.2 Efforts.

(a) Subject to the terms and conditions herein provided, Purchaser, KC Blocker, Management Blocker and the Company shall use its respective reasonable best efforts, to promptly make or cause to be made, and to the extent applicable: (i) as soon as practicable and in any event, within twenty (20) Business Days after the date of this Agreement, all appropriate filings of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement; and (ii) as promptly as practicable after the date of this Agreement, all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Entities under any other Antitrust Law applicable to the transactions contemplated by this Agreement (collectively the “Government Approvals”). Each Party shall use its reasonable best efforts to: (w) respond at the earliest practicable date to any requests for additional information made by the U.S. Department of Justice, the Federal Trade Commission, or any other Governmental Entity in connection with any Antitrust Law applicable to the transactions contemplated by this Agreement; (x) act in good faith and reasonably cooperate with the other party in connection with any investigation by any Governmental Entity in connection with any Antitrust Law applicable to the transactions contemplated by this Agreement; (y) furnish to each other all information required for any filing, form, declaration, notification, registration and notice under any Antitrust Law applicable to the transactions contemplated by this Agreement, subject to advice of such party’s antitrust counsel; and (z) request early termination of the waiting period under the HSR Act and take all other actions reasonably necessary and consistent with this Section 7.2 to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law applicable to the transactions contemplated by this Agreement. In connection with the foregoing, each party hereto shall use its reasonable best efforts: (1) to give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Entity regarding any investigations, proceedings, filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Entity, in each case under any Antitrust Law applicable to the transactions contemplated by this Agreement, subject to advice of such party’s antitrust counsel; (2) not to participate in any meeting or conversation, or engage in any substantive conversation with any Governmental Entity in respect of any filings or inquiry under any Antitrust Law applicable to the transactions contemplated by this Agreement, without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend and/or participate therein; (3) if attending a meeting, conference, or conversation with a Governmental Entity in connection with any Antitrust Law applicable to the transactions contemplated by this Agreement, from which the other party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending, to keep the other reasonably apprised with respect thereto; and (4) to consult and cooperate with the other party in connection with any information or proposals submitted in connection with any proceeding, inquiry, or other proceeding under any Antitrust Law applicable to the transactions contemplated by this Agreement.

(b) Purchaser, KC Blocker, Management Blocker and the Company shall, and each of them shall cause their respective Subsidiaries to, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 7.2(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient, including other attorneys, paralegals, and other support staff employed at the law firm of such outside antitrust counsel, as well as to third-party consultants and experts retained to assist antitrust counsel in this matter who agree to abide by the limitations of this Section 7.2(b) and will not be disclosed by such outside counsel, consultants or experts to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser, KC Blocker, Management Blocker and the Company, as the case may be) or its legal counsel.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Section 7.2(a), Purchaser shall use its reasonable best efforts to avoid or eliminate any impediment under any Antitrust Law so as to enable the Closing to occur as soon as possible (and in any event no later than the Outside Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, or disposition of or restriction on any of the businesses, product lines or assets of Purchaser or its Subsidiaries or Affiliates or the Company or its Subsidiaries or

Affiliates (collectively, the “Subject Assets”), (y) otherwise taking or committing to take actions that after the Closing would limit Purchaser’s and/or its Subsidiaries’ freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the Subject Assets, and (z) agreeing to divest, sell, dispose of, hold separate, license, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Purchaser’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to operate or retain, any of the Subject Assets, unless any action contemplated by clauses (x), (y) and (z), would have, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or a Company Material Adverse Effect (measured, in each case, on a scale relative to the Transferred Entities taken as a whole); provided, however, that any action contemplated by clauses (x), (y) and (z) may be conditioned upon the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in Section 7.2(a), the Sellers shall not be obligated to take any of the actions described in clauses (x), (y) or (z) of the preceding sentence with respect to any of the Sellers or their Affiliates (other than KC Blocker, Management Blocker, the Company and its Subsidiaries), or any of their respective businesses or assets.

(d) Purchaser agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose consent or approval is sought in connection with the transactions contemplated hereby. Whether or not the Mergers are consummated, Purchaser and KC Blocker Sellers shall be responsible for their respective filing fees and payments to any Governmental Entity in order to obtain any consents, approvals or waivers pursuant to this Section 7.2.

(e) As promptly as practicable following the date hereof, the Company and KC Blocker shall distribute the Investor Questionnaire in the form attached hereto as Exhibit A to each holder of Common Units and of KC Blocker Stock, in each case who has not previously delivered an executed Investor Questionnaire to the Company or Purchaser. The Company and KC Blocker shall use reasonable best efforts to obtain executed Investor Questionnaires from each Seller receiving Purchaser Common Stock in the Mergers.

7.3 Conduct of Business.

(a) Operation in the Ordinary Course. During the period from the date of this Agreement to the Closing Date, except (i) as set forth in Section 7.3(a) of the Company Disclosure Schedule, (ii) as expressly required or permitted by this Agreement or (iii) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), each of KC Blocker and the Company agrees that it shall, with respect to the Company, and shall cause its Subsidiaries to, (w) conduct their respective business in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws, orders and Permits, and (y) use all reasonable efforts to maintain and preserve intact its business organization, assets, employees and relationships with regulators, customers, suppliers, employees, licensors and licensees and other third parties in all material respects.

(b) Company Forbearances. During the period from the date of this Agreement to the Closing Date, except (i) as set forth in Section 7.3(b) of the Company Disclosure Schedule, (ii) as Purchaser shall otherwise consent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as expressly required or permitted by this Agreement, (iv) for actions solely among the Transferred Entities or (v) as required by Law, each of KC Blocker and the Company covenants and agrees that it shall not, and, with respect to the Company, shall cause its Subsidiaries not to, take any of the following actions:

(i) (1) amend or propose to amend their respective certificates of incorporation or bylaws or equivalent organizational documents in any manner adverse to Purchaser, or (2) split, combine or reclassify their outstanding capital stock or membership or other equity interests;

(ii) issue, sell, pledge or dispose of any additional shares of capital stock of any class, debt, equity securities or membership or other equity interests, as applicable, or any options, warrants or rights of any kind to acquire any of the foregoing or which are convertible into or exchangeable for any of the foregoing;

(iii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(iv) sell, transfer, lease or otherwise dispose of or pledge (other than Permitted Liens) any of its material assets;

(v) incur any Indebtedness (other than settlement agreements or ordinary course working capital borrowings under the Credit Agreement or pursuant to agreements of the Company and its Subsidiaries in effect on the date of this Agreement);

(vi) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other Person, or make any material investment in (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other Person or property or assets of any other Person, other than acquisitions (including of franchisees of the Company and its Subsidiaries) in the ordinary course of business and acquisitions (including of franchisees of the Company and its Subsidiaries) in accordance with contracts in effect as of the date hereof (which are set forth on Section 7.3(a)(vi) of the Company Disclosures Schedule) to which the Company or any of its Subsidiaries is a party or under which any of such Persons are bound;

(vii) except as required by a Company Benefit or as required by Law or this Agreement, (A) become a party to, enter into (other than entry into offer letters in the ordinary course of business consistent with past practice that does not conflict with any other provision of this Section 7.3(a) (for the avoidance of doubt, including providing rights to severance or change-in-control compensation or benefits)), adopt, materially amend or terminate (or commit to become a party to, enter into, adopt, materially amend or terminate) any Company Benefit Plan (or arrangement that had it existed as of the date hereof, would have been a Company Benefit Plan), (B) increase in any manner the compensation or benefits payable to any current or former director, employee or other service provider of any of the Transferred Entities or pay any amounts to any such individual not otherwise due; provided, however, that a prospective annual increase in base salaries may be implemented for current Company Employees excluding the Company’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer (the “Non-Restricted Employees”) in the aggregate of up to 3% of such Non-Restricted Employees’ current aggregate base salaries in the ordinary course of business consistent with past practice, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than the determination and payment (it being understood that such determination and payment shall not be deemed to violate any provision of this Section 7.3(b)) of annual bonuses in respect of the Company’s 2015 fiscal year in the ordinary course consistent with past practice and the terms of the applicable bonus programs with the aggregate amount of such bonuses not to exceed an annualized amount set forth on Section 7.3(b)(vii) of the Company Disclosure Schedule and which amount is based on an accrual determined in the ordinary course of business consistent with past practice, (D) grant or accelerate the vesting of any compensation or benefits for the benefit of any current or former employee, officer, director or other service provider of any of the Transferred Entities, (E) provide any funding for any rabbi trust or similar arrangement, or take any action to fund or in any other way secure the payment of any compensation or benefits, or (F) hire or terminate (other than for cause) the employment of any individual with annual target compensation in excess of $250,000;

(viii) commence, settle or compromise any Action (other than any Tax Proceeding, which shall be governed exclusively by clause (xiv) below), except for any settlement (A) involving only monetary remedies with a value not in excess of $50,000, with respect to any individual Action or $150,000, in the aggregate, or (B) that is not otherwise reasonably likely to result in the imposition of any material restrictions upon the business of the Transferred Entities (or, each case, following the Closing, Purchaser and its Subsidiaries);

(ix) subject to clause (viii) above, waive or release any rights or claims material to the Company and its Subsidiaries other than in the ordinary course of business consistent with past practice or agree or consent to the issuance of any injunction, decree, Order or judgment restricting or adversely affecting its business or operations in any material respect;

(x) enter into any new custodial Contracts;

(xi) modify any Material Contract in any material respect except in the ordinary course of business consistent with past practice or in connection with the acquisition by the Company or any of its Subsidiaries of a location under a Franchise Agreement;

(xii) enter into any Contract or other commitment that would be a Restrictive Contract or that is with an Affiliate of the KC Blockers or the Company or any of its Subsidiaries;

(xiii) enter into, amend or extend any collective bargaining or other labor agreements;

(xiv) make, change or revoke, any material Tax election, change any annual Tax accounting period, change any material method of Tax accounting, file any amended Tax Return, settle or compromise any material claim or assessment relating to Taxes or surrender any right to a refund of material Taxes;

(xv) make any change to its financial accounting policies, principles, practices or methods, including reserving methodologies, other than as required by GAAP or Applicable Law, or materially change its cash management or working capital practices;

(xvi) make any capital expenditures other than in the ordinary course of business;

(xvii) materially reduce the amount of insurance coverage protecting the Company and its Subsidiaries;

(xviii) terminate or allow to lapse any material Permit or amend a Permit in a manner that materially adversely impacts the ability to conduct its business;

(xix) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xx) agree or commit to take any action described in this Section 7.3(a).

(c) Purchaser Forbearances. During the period from the date of this Agreement to the Closing Date, except (i) as set forth in Section 7.3(c) of the Purchaser Disclosure Schedule, (ii) as the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as expressly required or permitted by this Agreement, (iv) for actions solely among Purchaser and its wholly owned Subsidiaries and (v) as required by Law, each of Purchaser and the Merger Subs covenants and agrees that it shall not, and in the case of the Purchaser, shall cause its Subsidiaries not to, take the following action:

(i) (1) amend or propose to amend their respective certificates of incorporation or bylaws or equivalent organizational documents in any manner adverse to Sellers, or (2) split, combine or reclassify their outstanding capital stock;

(ii) merge with or into or consolidate with any other Person or liquidate or dissolve;

(iii) authorize, declare, set aside or pay any dividend or other distribution in respect of the Purchaser Common Stock or other equity interests of Purchaser or its Subsidiaries other than the payment in the ordinary course of business of regular quarterly cash dividends on shares of the Purchaser Common Stock in such amount as may be determined by the Board;

(iv) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(v) agree or commit to take any action described in this Section 7.3(c).

(d) Notice of Certain Security-Related Events. During the period from the date of this Agreement to the Closing Date, each of KC Blocker and the Company covenants and agrees that it shall reasonably promptly notify Purchaser of any material breaches of security, malware attacks, cyber-related incidents or other similar events of which the Company has Knowledge.

7.4 Consents; Notice to Clients State Insurance Agencies.

(a) Third Party Consents. Each of KC Blocker, Management Blocker and the Company shall, and the Company shall cause its Subsidiaries to, use its reasonable best efforts to obtain any required consent from third parties in connection with the consummation of the transactions contemplated by this Agreement pursuant to the Material Contracts, and Purchaser shall cooperate with the Transferred Entities in such efforts; provided that (i) none of KC Blocker, Management Blocker or the Company and its Subsidiaries shall be required to make any expenditures (other than reasonable out-of-pocket costs) or incur any obligation or Liability in connection with seeking such consents, and (ii) the effectiveness of any documentation executed by any KC Blocker, Management Blocker or the Company or any of the Company’s Subsidiaries with respect thereto shall be subject to the consummation of the Closing. In no event shall the receipt or availability of any such consents be a condition to any of Purchaser’s or the Merger Subs’ obligation hereunder.

(b) Notice to Clients. As soon as reasonably practicable, the Company shall cause the applicable Subsidiary of the Company and use commercially reasonable efforts to cause the applicable Franchisee of the Company to provide a letter to each of their respective Clients in the form of Exhibit F providing notice of the assignment of such Client’s investment advisory agreement and indicating that in the event the recipient does not respond such Client’s consent shall be deemed received (the “Initial Notice”). If after thirty (30) calendar days, a Client has not responded to the Initial Notice, the Company shall cause the applicable Subsidiary of the Company and shall use commercially reasonable efforts to cause the applicable Franchisee of the Company to provide a second letter to each of their non-responsive Clients in the form of Exhibit F notifying of such Clients of when negative Consent from each such Client shall be deemed effective (the “Second Notice”). Notwithstanding the foregoing, the Initial Notice and Second

Notice shall be appropriately modified to request affirmative consent with respect to those Clients listed on Schedule B of the Company Disclosure Schedule, and the Company shall use reasonable best efforts to obtain the affirmative consent of such Clients.

(c) State Insurance Agencies. As soon as reasonably practicable, the Company shall cause the applicable Subsidiary of the Company to use reasonable best efforts to, and Purchaser shall reasonably cooperate to take any steps required in connection with providing or obtaining), (i) provide any notice required by applicable Law in connection or relating to the transactions contemplated hereby to be given to state insurance agencies, commissions, or other similar regulatory bodies, and (ii) obtain all approvals required in connection or relating to the transactions contemplated hereby by applicable Law from such state insurance agencies, commissions or other similar regulatory bodies listed on Section 5.4 of the Company Disclosure Schedules.

7.5 Public Announcements. No Party to this Agreement or any Affiliate or representative of such Party shall issue or cause the publication of the initial press release or other public announcement in respect of this Agreement or make any other public communication regarding the transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement or make such other communication shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication or such other communication in advance of the time it is made.

7.6 Litigation Support. In the event and for so long as any Seller, KC Blocker, Management Blocker, the Company or any of their respective Affiliates is prosecuting, contesting or defending any legal proceeding, Action, investigation, charge, claim, or demand by a third party in connection with (a) any transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Transferred Entities, Purchaser shall, and shall cause its Subsidiaries and Affiliates to, reasonably cooperate with any of such Seller, KC Blocker, Management Blocker, the Company or any of their respective Affiliates and make available to such Persons (at such Person’s sole expense, subject to 7.7 of this Agreement) all pertinent records, materials and information in Purchaser’s possession or under Purchaser’s control relating thereto and provide such testimony as is reasonably requested by the Sellers, KC Blocker, Management Blocker, the Company or any of their respective Affiliates.

7.7 Directors, Managers and Officers.

(a) From and after the Closing until the sixth anniversary thereof, Purchaser shall, and shall cause the Company and its Subsidiaries to, indemnify and hold harmless, to the fullest extent permitted by applicable Law, each current or former officer, director, manager, employee, Affiliate and Representatives of, and each Person who controls, the Company and its Subsidiaries (or their respective predecessors) (collectively, the “Company Indemnitees”)

against any Losses incurred in connection with any threatened or actual Action, whether civil, criminal, administrative or investigative, whether arising before or after the Closing, arising in whole or in part out of, or pertaining to, the fact that such person is or was an officer, director, manager, employee, Affiliate and Representatives of, or Person who controls, the Company or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Closing, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement, and advance expenses as incurred by each Company Indemnitee, as provided in (i) the organizational documents of the Company or any of its Subsidiaries in effect on the date of this Agreement or (ii) any agreement providing for indemnification by the Company or any of its Subsidiaries of any of the Company Indemnitees in effect on the date of this Agreement, to which the Company or any of its Subsidiaries and which are set forth in Section 7.7(a) of the Company Disclosure Schedule is a party, shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Company or any of its Subsidiaries. In the event any Company Indemnitee is entitled to advancement of expenses incurred in defense of any threatened or actual Action, under this Section 7.7, such advancement shall be contingent upon such Company Indemnitee providing an undertaking to repay such advanced expenses if it is ultimately determined that the Company Indemnitee is not entitled to indemnification. Prior to the Closing Date, the Company shall obtain and fully pay the premium for “tail” insurance policies (which expense will be borne by the Company as a Transaction Expense) for the extension of (i) the directors’ and officers’ liability coverage of the existing directors’ and officers’ insurance policies of each of the Company or any of its Subsidiaries, as applicable, and (ii) the existing fiduciary liability insurance policies of each of the Company or any of its Subsidiaries, as applicable, in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing Date from an insurance carrier with the same or better credit rating as the insurance carrier of the Company as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the existing policies of the Company or any of its Subsidiaries with respect to any matter claimed against a director or officer of any of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred on or prior to the Closing Date (including in connection with this Agreement or the transactions or actions contemplated hereby), provided, however, that Purchaser shall not be obligated to expend more than 300% of the annual premium for the current policies of directors’ and officers’ liability insurance.

(i) In the event that any of the Transferred Entities, Purchaser, the Surviving Merger Sub or the Surviving Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a majority of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such consolidating or merging Person shall succeed to the obligations set forth in this Section 7.7.

(ii) The rights obligations under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.7 applies without the express written consent of such affected indemnitee (it being expressly agreed that this Section 7.7 is intended for the benefit of and may be enforced directly by each of the indemnitees to whom this Section 7.7 applies).

(iii) The right of any Company Indemnitee to the indemnification under this Section 7.7 is cumulative of, and in addition to, any and all rights to which such Company Indemnitee may otherwise be entitled as a matter of Law or equity, and extends to such Company Indemnitee’s successors, assigns and legal representatives

(b) KC Blocker, the Company and each of its Subsidiaries shall cause to be delivered to Purchaser on the Closing Date such resignations of members of the boards of directors (or board of managers or equivalent body) and officers of KC Blocker, the Company and its Subsidiaries as set forth on Section 7.7(b) of the Company Disclosure Schedule, such resignations to be effective concurrently with the Closing.

7.8 Releases.

(a) Except as otherwise provided in this Agreement, effective as of the Closing, Purchaser, on behalf of itself and its Subsidiaries and Affiliates (including the Surviving Company), and their respective directors, officers, employees, agents, Representatives, successors and assigns (collectively, the “Purchaser Releasors”), hereby irrevocably releases and forever discharges each of the Direct Unitholders, Management Blocker and the holders of capital stock of KC Blocker (in their capacity as holders of Common Units and capital stock of KC Blocker), and each of the directors, officers, stockholders, managers or members of the Transferred Entities, the Direct Unitholders, Management Blocker and the holders of capital stock of KC Blocker (in such person’s capacity as director, officer, stockholder, manager, member, employee, agent or any other position held or services rendered on behalf of any of the Transferred Entities, the Direct Unitholders, Management Blocker or the holders of capital stock of KC Blocker) (collectively, the “Holder Releasees”) from any and all claims, actions, causes of actions, liens, counterclaims, liabilities, suits, debts, offsets, setoffs, losses, demands, rights, obligations, damages, costs, attorneys’ fees, interest, expenses and compensation, whether known, unknown, fixed or contingent based on acts or omissions occurring on or before the Closing, known or unknown, that Purchaser Releasors have had in the past, or have now or may have in the future against the Holder Releasees arising from their direct or indirect ownership of Common Units or the holders of capital stock of each of the KC Blocker Entities prior to the Effective Time, or, with respect to directors, officers, managers, their respective service to KC Blocker, Management Blocker, the Company and its Subsidiaries as a director, officer, employee, agent or independent contractor or otherwise, including claims of negligence, conversion, malfeasance, breach of contract, breach of fiduciary duty, and claims for equitable relief but excluding claims to the extent related to the fraud or willful misconduct on the part of such Holder Releasee. Notwithstanding the foregoing, this release shall not be construed to release any claims against the Sellers, if any, based on this Agreement or in connection with the transactions contemplated hereby.

(b) Except as otherwise provided in this Agreement, effective as of the Closing, each Seller, on behalf of itself and its directors, officers, employees, agents, Representatives, successors and assigns (collectively, the “Seller Releasors”), as a condition to receiving a portion of the First Merger Consideration, the Company Merger Consideration or the Incentive Unit Consideration pursuant to this Agreement will, its letter of transmittal or other document acceptable to Purchaser, irrevocably release and forever discharge each of KC Blocker, Purchaser and its Subsidiaries, and the Company and its Subsidiaries and their respective Affiliates, and their respective directors, officers, employees, agents, Representatives, successors and assigns (collectively, the “Purchaser Releasees”) from any and all claims, actions, causes of actions, liens, counterclaims, liabilities, suits, debts, offsets, setoffs, losses, demands, rights, obligations, damages, costs, attorneys’ fees, loss of service, interest, expenses and compensation, whether known, unknown, fixed or contingent based on acts or omissions occurring on or before the Closing, known or unknown, that Seller Releasors have had in the past, or have now or may have in the future against the Purchaser Releasees arising out of or related to KC Blocker, the Company, its Subsidiaries or any Seller Releasor’s ownership of Membership Units or capital stock or other equity interests in the KC Blocker Entities, including claims of negligence, conversion, malfeasance, breach of contract, breach of fiduciary duty, and claims for equitable relief but excluding claims to the extent related to the fraud or willful misconduct on the part of such Purchaser Releasee. Notwithstanding the foregoing, this release shall not be construed to release any claims against the Purchaser Releasees, if any, based on this Agreement, in connection with the transactions contemplated hereby, or in connection with any Seller Releasors’ respective employment relationship with the Purchaser, the Surviving Company or any of their Affiliates.

(c) The releases set forth in this Section 7.8 shall be binding upon and shall inure to the benefit of the released parties (who shall be intended third party beneficiaries to this release subject to the terms herein) and, except as otherwise prohibited, their respective successors and permitted assigns and shall not be terminated or modified in such a manner as to adversely affect any Releasees without the express written consent of such affected Releasee. If any provision herein is contrary to any Law, this Agreement shall be construed as modified to the extent necessary to conform with such Law.

7.9 Release of Guaranties. With respect to each guaranty, letter of credit, indemnity, performance or surety bond or similar credit support arrangement issued by or for the account of any Seller or any of their respective Affiliates (other than the Transferred Entities) in relation to the business of the Transferred Entities (or otherwise related to any Transferred Entity) listed on Section 7.9 of the Company Disclosure Schedule (collectively, the “Support Obligations”), Purchaser shall obtain, at or prior to the Closing, substitute credit support arrangements in replacement for the Support Obligations or otherwise assume all obligations under each Support Obligation (and fully indemnify Sellers and their respective Affiliates from any costs, fees, expenses or liability with respect to the Support Obligations), and shall use its commercially reasonable efforts to cause Sellers and their respective Affiliates (other than the Transferred Entities), and, where applicable, their sureties or letter of credit issuers, to be fully and unconditionally released from their respective obligations under the Support Obligations, in form and substance reasonably satisfactory to Sellers’ Representatives. Sellers shall be intended third party beneficiaries of this Section 7.9.

7.10 Financing.

(a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause the officers, employees and advisors, including legal, financial and accounting advisors, of the Company and its Subsidiaries to, provide to Purchaser, in each case at Purchaser’s sole expense, such cooperation as is reasonably requested by Purchaser that is customary or necessary in connection with arranging, obtaining and syndicating any debt financing (the “Debt Financing”) the proceeds of which will be used to pay the Aggregate Cash Amount, including using commercially reasonable efforts to (i) provide all information reasonably available to the Company and its Subsidiaries and reasonably requested by Purchaser for the purpose of preparing (A) a customary offering document, private placement memorandum and/or bank information memorandum and similar marketing documents for any of the Debt Financing; and (B) materials for rating agency presentations (it being understood that the delivery of the Financial Statements pursuant to Section 5.5 of this Agreement shall be deemed to satisfy any requirement to prepare or deliver financial statements in accordance with GAAP pursuant to this Section 7.10(a); (ii) cause the Company’s independent auditors to cooperate with the Debt Financing; and (iii) obtain, no later than two (2) Business Days prior to the Closing, customary payoff letters reasonably requested by Purchaser for any Indebtedness of the Company or any of its Subsidiaries, each executed (or to be executed no later than the Closing Date) by the holders of such Indebtedness (or the authorized representative thereof); provided that notwithstanding anything to the contrary contained in this Agreement, (w) nothing in this Agreement shall require any such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of its Affiliates, (x) no Affiliate of the Company (other than the Blocker Entities and the Company’s Subsidiaries) shall be required to pay any commitment or other similar fee, provide any security, make any representations, execute any document, provide any indemnification or incur any other liability in connection with the Debt Financing, (y) none of the Blocker Entities, the Company or any of its Subsidiaries shall be required to incur any liability that is not contingent upon the Closing or execute any documentation with respect to the Debt Financing prior to the Closing that would be effective prior to the Closing, and (z) none of the existing boards of directors (or equivalent bodies) of any of the Blocker Entities, the Company or any of their Affiliates shall be required to enter into any resolutions or take similar action approving any of the Debt Financing, except, in the case of Subsidiaries of the Company, upon or after the Closing. Notwithstanding anything else to the contrary in this Agreement, for purposes of this Agreement (including Sections 7.2(a), 10.2(b), 12.1, and 13.9 hereof), no Transferred Entity shall be deemed to have breached or failed to comply with or perform its obligations under any provision of this Section 7.10(a) unless such breach or failure to comply or perform shall have been an intentional and willful material breach, or an intentional and willful material failure to comply or perform and, in any case, (i) such breach or failure is the consequence of an act or omission of a Seller with the actual knowledge that the taking of such act or omission would cause a material breach of, or material failure to comply with or perform its obligations under, this Section 7.10(a), and (ii) the Debt Financing is incapable of being obtained and consummated at or prior to the Closing primarily as a result of such breach or failure.

(b) Purchaser shall promptly upon request reimburse and indemnify KC Blocker, Management Blocker, the Company and their respective Affiliates, as applicable, for all costs, fees, expenses or liabilities incurred by such Parties or any of their Affiliates in connection with all cooperation provided by such Persons pursuant to Section 7.10(a). Any information provided to Purchaser pursuant to Section 7.10(a) shall be subject to the Confidentiality Agreement.

(c) In no event shall the receipt or availability of the Debt Financing or any other funds or financing by Purchaser, the Merger Subs or any of their Affiliate be a condition to any of Purchaser’s obligations under this Agreement.

7.11 Takeover Statutes. Purchaser and the Transferred Entities shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Statute. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby and thereby, each of Purchaser and the Transferred Entities and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

7.12 No Solicitation of Alternative Transactions.

(a) Prior to the Closing Date, or until this Agreement is terminated in accordance with its terms, each Transferred Entity and Management Blocker shall not, and shall cause its Subsidiaries, Affiliates and its and their respective Representatives not to, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information (other than publicly available information) to, or authorize any Representative or other Person to solicit or initiate discussions or engage in negotiations with, or provide information to, any Person (other than Purchaser or its Representatives) concerning any potential sale of equity interests of (including through an initial public offering), or merger, consolidation, combination, sale of assets, reorganization or other similar transaction involving any Transferred Entity or any of its Subsidiaries, other than with respect to the transactions contemplated by this Agreement, in accordance with the terms this Agreement and the Confidentiality Agreement.

(b) Each Transferred Entity and Management Blocker shall and shall cause its Affiliates and Representatives to immediately terminate any existing discussions or negotiations with any Person (other than Purchaser) conducted heretofore with respect to any of the potential transactions described in Section 7.12(a), and promptly following the date hereof shall use all reasonable efforts to cause that all Persons other than Purchaser, if any, who have been furnished confidential information regarding the Company or any of its Subsidiaries in connection with the solicitation of or discussions regarding any of the transactions described in Section 7.12(a) within the twelve (12) months prior to the date hereof promptly to return or destroy such information. Each Transferred Entity agrees not to, and to cause its Affiliates and Representatives not to, release any third party from the confidentiality, standstill, employee non-solicit or other provisions of any agreement with respect to the transactions described in Section 7.12(a).

7.13 Termination of Affiliate Agreements. At or prior to the Closing (and subject to the occurrence of the Closing), unless otherwise directed in writing by Purchaser or provided elsewhere herein, the Company shall terminate, or otherwise amend to exclude the Company and any of its Subsidiaries as a party thereto, all Affiliate Agreements, and all amounts due and payable thereunder shall be paid in full, and any and all future obligations owing thereunder shall be cancelled, in each case except as otherwise provided on Section 7.13 of the Company Disclosure Schedule.

7.14 Stockholder Consents. Promptly following the execution of this Agreement, the Company shall deliver to Purchaser a true and complete copy of the KC Blocker Stockholder Consent.

7.15 Intellectual Property Matters. Following the execution of the Agreement, through Closing, the Company shall use reasonable efforts to prepare and timely file with United States Patent and Trademark Office or its foreign equivalents or other governmental authority, if applicable, (a) declarations of use for U.S. Trademark Registration Nos. 3,733,001, and the maintenance fee for U.S. Patent No. 8.224,735; and (b) responses in the U.S. Patent and Trademark Office Actions, on U.S. Trademark Application Serial No. 86/671,901.

7.16 Letters of Transmittal. The Company shall use commercially reasonable efforts to cause to be delivered to Purchaser at least three (3) Business Days prior to the Closing, all Certificate(s) for surrender, cancellation and exchange in accordance with Article II together with a Letter of Transmittal in respect thereof properly completed and duly executed by each holder of Convertible Interests.

7.17 Distributions. Notwithstanding anything herein to the contrary, the Transferred Entities shall have the complete and unrestricted right, at any time at or prior to the Closing, to distribute all of the cash held by such Transferred Entity to Sellers (or to another Transferred Entity, as applicable) or their respective Affiliates. Other than the working capital adjustments contemplated by Section 2.10, no adjustment shall be made to the Purchase Price or Working Capital True-Up as a result of such distributions.

7.18 Further Assurances. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be required to carry out the provisions hereof and consummate the Mergers. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use respectively all reasonable efforts to (a) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the Mergers as promptly as practicable, and (b) obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

7.19 Severance Obligations. To the extent that on the first anniversary of the Closing, there remain any amounts that have not either been paid out or become payable by reason of a termination of employment on or before such date with respect to the Severance Obligations, Purchaser shall on the second Business Day following such first anniversary wire such amount in immediately available fund to an account designated by the Sellers’ Representative for further distribution to the former holders of Convertible Stock and Incentive Units.

7.20 Houston Subsidiary.

(a) As soon as reasonably practicable following the execution of this Agreement, but not before the first date permitted pursuant to the terms of that certain Operating Agreement of The Mutual Fund Store-Houston, LLC, dated November 30, 2012, by and among TMFS Holdings, LLC and TMFS-Houston, LLC (the “Houston Agreement”), the Company shall cause its Subsidiary TMFS Holdings, LLC to exercise its right to purchase (the “Call Right”) the Interest (as such term is defined in the Houston Agreement) of TMFS-Houston, LLC (the “Minority Member”) pursuant to the terms of the Houston Agreement, including providing any written notices to Minority Member that may be required.

(b) Prior to the Closing, the Company shall cause TMFS Holdings, LLC to use reasonable best efforts to complete the execution of the Call Right and acquire all, and no less than all, of the outstanding Interest of the Houston Sub, including by executing and delivering to the Minority Member any and all notices, certificates, agreements, amendments, instruments and other documents reasonably necessary to exercise the Call Right; provided, that TMFS Holdings LLC shall not be required to pay any amount in excess of the Houston Adjustment Amount to complete the execution of the Call Right.

7.21 Golden Parachute Payments Between the date hereof and the Closing Date, KC Blocker and Management Blocker shall each (i) use its commercially reasonable efforts to obtain a Parachute Payment Waiver in the form attached as Exhibit G from any individuals who are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) of any payments or benefits that would reasonably be expected to be viewed as “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) in the absence of a stockholder vote, and (ii) submit to a vote of its stockholders or any applicable Affiliate for their determination all payments or benefits that are waived by any disqualified individual as contemplated by clause (i) of this Section 7.21 and that in the absence of such a vote would reasonably be expected to be viewed as “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder). Any such stockholder vote shall be implemented in manner intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder and shall be in a form reasonably satisfactory to Purchaser.

7.22 Investment Representation Letter. As promptly as reasonably practicable following the date hereof, the Company and KC Blocker shall distribute the Investment

Representation Letter and Accredited Investor Questionnaire (the “Investment Representation Letter”) in the form attached hereto as Exhibit A to Direct Unitholders, Management Blocker and the holders of capital stock of KC Blocker, to the extent the Company has not previously received an Investment Representation Letter from such Persons. The Company and KC Blocker shall use reasonable best efforts to obtain executed Investment Representation Letters from each Seller receiving Purchaser Common Stock in the Mergers.

ARTICLE VIII

EMPLOYEE MATTERS

8.1 Treatment of Employees.

(a) From the Closing Date through and including December 31, 2016, Purchaser shall, except as otherwise provided in an employment agreement with such Company Employee, provide, or shall cause to be provided, to each Company Employee who remains employed by the Company, Parent or one of its Subsidiaries immediately after the Closing Date (each a “Continuing Employee”): (i) base compensation and annual bonus opportunities that, in each case, are no less favorable than were provided to the Continuing Employee immediately before Closing; and (ii) employee benefits that are no less favorable in the aggregate than were provided to the Continuing Employee immediately before the Closing, but disregarding for purposes of this sentence the value of any equity-based compensation, change-in-control incentives and post-employment health benefits. In addition, in connection with Parent’s integration of the Continuing Employees during 2016, the Continuing Employees shall be offered other compensation which is substantially comparable to that which Parent provides to similarly situated employees. Purchaser shall also cause the Company or one of its Subsidiaries to provide to each Continuing Employee (other than a Continuing Employee subject to an employment agreement providing for more favorable severance benefits) whose employment terminates prior to December 31, 2016 severance benefits equal to the severance benefits provided to similarly situated employees under the severance arrangements of Purchaser and its Subsidiaries, and from the Closing Date through and including December 31, 2016, severance benefits offered to each Continuing Employee shall be determined without taking into account any reduction after the Closing in compensation paid to such Continuing Employee.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Purchaser and its Subsidiaries providing benefits to any Continuing Employees after the Closing (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with Sellers and their Subsidiaries and their respective predecessors before the Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing and such service is reflected in the service records provided by Company to Purchaser; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or to accrual of benefits under a defined benefit plan. In addition, and without limiting the generality of the foregoing, if any Company Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to Continuing Employees is not maintained through December 31, 2016 with substantially the same terms existing immediately prior to the Closing Date (each such Company Benefit Plan, a “Mid-Year Terminated Plan”), then the Purchaser shall use commercially reasonable efforts to cause the New Plan providing corresponding benefits to (i) permit each such employee to immediately participate, without any waiting time and (ii) waive all pre-existing condition exclusions and actively-at-work requirements of such New Plan for such employee and his or her covered dependents, unless such conditions would not have been waived under the Mid-Year Terminated Plan in which such employee participated immediately prior to the Closing, and Purchaser shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Mid-Year Terminated Plan ending on the date such employee’s participation in the corresponding New Plan begins shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

8.2 No Third-Party Beneficiaries. The provisions of this Article VIII are solely for the benefit of the Parties and are not intended to confer upon any other Persons any rights or remedies hereunder. Except as provided in Sections 7.7, 7.8 and 7.10, nothing in this Agreement shall preclude Purchaser or any of its Affiliates, at any time after the Closing, from terminating the employment of any employee or amending, merging, modifying, terminating, eliminating, reducing or otherwise altering in any respect any Company Benefit Plan, any benefit under any Company Benefit Plan, New Plan or any trust, insurance policy or funding vehicle related to any Company Benefit Plan or New Plan. For the avoidance of doubt, the definition of Company Benefit Plan in the immediately preceding sentence does not include any rights to indemnification under Section 7.7 and any related agreements or underlying insurance policies.

ARTICLE IX

TAX MATTERS

9.1 Cooperation and Exchange of Information . Sellers and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Transferred Entities as is reasonably requested in connection with the preparation and filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Tax Proceeding. Such information and assistance shall include providing necessary powers of attorney, copies of all relevant portions of all relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and work papers, relevant documents relating to rulings or other determinations by any Taxing authority and relevant records which any such party may possess.

9.2 Transfer Taxes . Notwithstanding anything to the contrary in this Agreement, Sellers, on the one hand (with each Seller in accordance with its Pro Rata Portion) and Purchaser, on the other hand, shall each pay, when due, and be responsible for, 50% of any sales, use, transfer, gains, documentary, stamp, value added or similar Taxes and related fees imposed on or payable in connection with the transactions contemplated by this Agreement

(“Transfer Taxes”). The Party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Parties. The Sellers’ Representative and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

9.3 Certain Tax Returns.

(a) The KC Blocker Sellers shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) any Tax Return required to be filed by any of the KC Blocker Entities prior to the Closing Date (taking into account extensions). The Company shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) any Tax Return required to be filed by any of the Acquired Companies prior to the Closing Date (taking into account extensions).

(b) Purchaser shall prepare (or cause to be prepared) all Tax Returns of the Transferred Entities that are due after the Closing Date. Any such Tax Return that is for a taxable period ending on or before the Closing Date (including, without limitation, in the case of the Company, IRS Form 1065 and related Schedules K-1 (and any similar or corresponding state income Tax Return)) (a “Pre-Closing Tax Return”) or for a Straddle Period (a “Straddle Period Tax Return”), shall be prepared in a manner consistent with Section 9.3(c) and, except as otherwise required pursuant to Section 9.3(c), in a manner consistent with the past practices of the relevant Transferred Entity and the LLC Agreement as in effect immediately prior to the First Effective Time. Purchaser shall deliver (or cause to be delivered) a draft of each Pre-Closing Tax Return and each Straddle Period Tax Return to the Sellers’ Representative for its review and comment no later than thirty (30) days prior to the due date (taking into account extensions) for such Tax Return. In the case of any Pre-Closing Tax Return that (x) could (or the filing of which could) result in a material Tax Liability of any Seller (or any direct or indirect owner of any Seller) or give rise to a material indemnification obligation of any Seller hereunder (taking into account the funds remaining in the Escrow Account) and (y) could not result in a material Tax Liability of Purchaser or any of its Affiliates (a “Seller Pre-Closing Tax Return”), Purchaser shall reflect (or cause to be reflected) any comments provided by the Sellers’ Representative on any such Seller Pre-Closing Tax Return prior to the filing thereof and Purchaser shall timely file (or cause to be timely filed) (taking into account extensions) such Seller Pre-Closing Tax Return (as so revised to reflect the comments provided by the Sellers’ Representative). In the case of any Pre-Closing Tax Return (other than a Seller Pre-Closing Tax Return) or any Straddle Period Return, in each case, that could (or the filing of which could) result in a Tax Liability of any Seller (or any direct or indirect owner of any Seller) or give rise to an indemnification obligation of any Seller hereunder (taking into account the funds remaining in the Escrow Account) (a “Shared Return”), Purchaser shall consider in good faith any comments provided by the Sellers’ Representative no later than ten (10) days prior to the due date therefor (taking into account extensions). If Purchaser disagrees with any comments provided by the Sellers’ Representative on any Shared Return, Purchaser and the Seller’s

Representative shall cooperate in good faith to resolve any disagreement prior to the due date for such Shared Return (taking into account extensions). If Purchaser and the Sellers’ Representative are unable to reach agreement with respect to any Shared Return prior to the due date therefor (taking into account extensions), (x) Purchaser shall timely file (or cause to be timely filed) such Shared Return as prepared by Purchaser (and reflecting any comments provided by the Sellers’ Representative with which Purchaser agrees), (y) the Sellers’ Representative and Purchaser shall thereafter promptly cause the Independent Accounting Firm to resolve any remaining disputes, and (z) Purchaser shall amend (or cause to be amended) such Shared Return to reflect the resolution of the Independent Accounting Firm. Any resolution of the Independent Accounting Firm shall reflect and be consistent with the terms of this Agreement and any fees and expenses of the Independent Accounting Firm shall be borne equally by the Sellers’ Representative, on the one hand, and Purchaser, on the other hand. Except to the extent required pursuant to this Section 9.3(b) in the case of a Shared Return, Purchaser shall not amend or revoke (or permit any of its Affiliates to amend or revoke) any Pre-Closing Tax Return or any Straddle Period Tax Return (or any notification or election relating thereto) without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed). At the request of the Sellers’ Representative, Purchaser shall file (or cause to be filed) amended Seller Pre-Closing Tax Returns.

(c) To the extent permitted by applicable Law, any deduction arising in respect of the Liquidity Payment (as defined in the Phantom Equity Letter Agreement) shall be reflected on the IRS Form 1065 and related Schedules K-1 (and any similar or corresponding state income Tax Return) of the Company for the last taxable period of the Company ending on or before the Closing Date and such deduction shall be specially allocated to Management Blocker.

9.4 Certain Refunds. Sellers shall be entitled to any refunds or credits of any Taxes for which the Sellers are responsible pursuant to this Agreement. Any refunds or credits of Taxes in respect of any Straddle Period shall be equitably apportioned between Sellers and Purchaser in accordance with the principles set forth in Section 9.7 and the first sentence of this Section 9.4. Purchaser shall pay (or cause its Affiliates to pay) to the Sellers’ Representative for distribution to the appropriate Sellers the amount of any refund or credit (including any interest paid thereon and net of any Taxes to the party receiving such refund or credit in respect of the receipt or accrual of such refund or credit) in readily available funds within fifteen (15) days of the receipt of such refund or credit or the application of such refund or credit against amounts otherwise payable; provided that Purchaser shall be entitled to offset any amounts otherwise payable by Purchaser pursuant to this Section 9.4 (x) in respect of any refunds or credits of any KC Blocker Entity by an amount necessary to satisfy any outstanding indemnification obligation due and owing to any Purchaser Indemnified Party pursuant to Section 11.2(b)(i) in respect of a breach of any representation or warranty set forth in Section 3.9 or Section 11.2(b)(iii) and (y) in respect of any refunds or credits of any Acquired Company by an amount necessary to satisfy any outstanding indemnification obligation due and owing to any Purchaser Indemnified Party pursuant to Section 11.2(a)(i) in respect of a breach of any representation or warranty set forth in Section 5.13 or Section 11.2(a)(iii).

9.5 Reorganization. Each of the Purchaser, KC Blocker, and the Company shall use its reasonable best efforts to cause the First Merger and the Second Merger, taken together, to qualify, and to take no action which would cause the First Merger and the Second Merger, taken together, not to qualify, as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Purchaser, Merger Sub 1, Merger Sub 1A, KC Blocker and the Company shall deliver to Wachtell, Lipton, Rosen & Katz or Pillsbury Winthrop Shaw Pittman, as applicable, an officer’s certificate, dated as of the Closing Date, containing such customary statements and representations as may be necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz or Pillsbury Winthrop Shaw Pittman, as applicable, to deliver the opinion described in Section 10.2(d).

9.6 Tax Contests.

(a) Purchaser shall promptly notify the Sellers’ Representative in writing upon receipt by Purchaser or any of its Affiliates of a written notice of any pending or threatened Tax Proceeding which, if pursued successfully, could give rise to a Tax Liability of any Seller or an indemnity obligation of any Seller hereunder; provided, however, that no failure or delay by Purchaser to provide notice of any such Tax Proceeding shall reduce or otherwise affect the obligation of the Sellers hereunder except to the extent that the relevant Seller or Sellers are actually prejudiced thereby.

(b) If such Tax Proceeding is for a taxable period ending on or before the Closing Date and such Tax Proceeding could result in a material Tax Liability of any Seller (or any direct or indirect owner of any Seller) or give rise to a material indemnity obligation to any Seller hereunder (taking into account the funds remaining in the Escrow Account), then the Sellers’ Representative shall have the right to control the conduct of such Tax Proceeding; provided, that the Sellers’ Representative shall have confirmed in writing that the Sellers’ Representative has elected to control such Tax Proceeding (within twenty (20) days of being informed thereof).

(c) In the event that the Sellers’ Representative has elected to control a Tax Proceeding pursuant to Section 9.6(b), (i) the Sellers’ Representative shall keep Purchaser informed regarding the progress and substantive aspects of such Tax Proceeding, including providing Purchaser with all written materials relating to such Tax Proceeding received from the relevant Tax authority and all written materials submitted to such Taxing authority by Sellers, (ii) Purchaser shall be entitled to participate in any such Tax Proceeding, including having an opportunity to comment on any written materials prepared in connection with any such Tax Proceeding and attending any conferences relating to any such Tax Proceeding, and (iii) the Sellers’ Representative shall not compromise or settle any such Tax Proceeding if such action could result in a Tax Liability of the Purchaser or any of its Affiliates without obtaining Purchaser’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) Purchaser shall control the conduct of any Tax Proceeding other than a Tax Proceeding that the Sellers’ Representative has elected to control pursuant to Section 9.6(b); provided, that in the case of any such Tax Proceeding for a taxable period ending on or before the Closing Date or for a Straddle Period, (i) Purchaser shall keep the Sellers’ Representative informed regarding the progress and substantive aspects of any such Tax Proceeding, including providing the Sellers’ Representative with all written materials relating to such Tax Proceeding received from the relevant Tax authority and all written materials submitted to such Taxing authority by Purchaser or any of its Affiliates, (ii) the Sellers’ Representative shall be entitled to participate in any such Tax Proceeding, including having an opportunity to comment on any written materials prepared in connection with any such Tax Proceeding and attending any conferences relating to any such Tax Proceeding, and (iii) Purchaser shall not compromise or settle any such Tax Proceeding if such action could result in a Tax Liability of any Seller (or any direct or indirect owner of any Seller) or give rise to a material indemnity obligation of any Seller hereunder (taking into account the funds remaining in the Escrow Account) without obtaining the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(e) For the avoidance of doubt, the procedures with respect to the conduct of any Tax Proceeding shall be governed exclusively by this Section 9.6 and the provisions of Article XI shall not apply.

9.7 Straddle Period Taxes. In the case of any Taxes for any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (ii) in the case of Taxes not described in clause (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date, with exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) to be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

ARTICLE X

CONDITIONS TO OBLIGATIONS TO CLOSE

10.1 Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) Antitrust Approvals. The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination or approval shall have been granted.

(b) No Injunctions. There shall not be in effect any Order by a Governmental Entity of competent jurisdiction restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(c) No Illegality. No Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal consummation of the transactions contemplated by this Agreement.

(d) Listing. The shares of Purchaser Common Stock to be issued pursuant to the transactions contemplated by this Agreement shall have been approved for listing on The NASDAQ Stock Market, subject to official notice of issuance.

(e) Client Notices. At least 75 days shall have passed since the mailing of the Initial Notice

10.2 Conditions to Purchaser’s and the Merger Subs’ Obligation to Close. Purchaser’s and the Merger Subs’ obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties set forth in the first and third sentences of Section 3.2 (Capitalization) and the first and second sentences of Section 5.2 (Capitalization) shall be true and correct in all respects, other than such failures to be true and correct as are de minimis, at and as of the date hereof and at and as of the Closing with the same effect as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date (in which case, as of such earlier date)). (ii) Each of the KC Blocker Fundamental Representations (other than those listed in clause (i) above), each of the Management Blocker Fundamental Representations and each of the Company Fundamental Representations (other than those listed in clause (i) above)), shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing with the same effect as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date (in which case, as of such earlier date). (iii) Other than the representations and warranties listed in the immediately preceding clauses (i) and (ii), each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality, Company Material Adverse Effect or like qualifications therein) shall be true and correct in all respects at and as of the date hereof and the Closing with the same effect as though made as of the Closing (except to the extent such representations and warranties are made as of an earlier date (in which case, as of such earlier date)), except, in each case, for such failures to be true and correct as would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) Covenants and Agreements. The respective covenants and agreements of KC Blocker, Management Blocker and the Company to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects. The Company shall have delivered the Conversion Number Certificate to the Purchaser.

(c) Officers’ Certificate. Purchaser shall have received (i) a certificate signed on behalf of KC Blocker by an authorized officer of KC Blocker, stating that the conditions specified in Sections 10.2(a) and 10.2(b), with respect to the representations, warranties and covenants of KC Blocker, have been satisfied; (ii) a certificate signed on behalf of Management Blocker by an authorized officer of Management Blocker, stating that the conditions specified in Sections 10.2(a) and 10.2(b), with respect to the representations, warranties and covenants of Management Blocker, have been satisfied; and (iii) a certificate signed on behalf of the Company by an authorized officer of the Company, stating that the conditions specified in Sections 10.2(a) and 10.2(b), with respect to the representations, warranties and covenants of the Company, have been satisfied, in each case dated as of the Closing Date.

(d) Funded Indebtedness. Purchaser shall have received a Payoff Letter.

(e) Executive Employment Agreement. The individual set forth on Section 1.1(g) of the Company Disclosure Schedule shall not have rescinded the Executive Employment Agreement; provided, however, that the condition set forth in this Section 10.2(e) shall be deemed satisfied if Purchaser or its Affiliates take any action that would constitute a breach of the Executive Employment Agreement or “good reason” under the Executive Employment Agreement. For the avoidance of doubt, such individual’s death or disability shall not constitute a rescission.

(f) Client Consents. Non-Consenting Client AUM as of the date the Closing is to occur in accordance with Section 2.9(a) shall not exceed the Non-Consenting Client Adjustment Ceiling.

10.3 Conditions to Blocker Entities’ and the Company’s Obligation to Close. The obligations of each of KC Blocker, Management Blocker and the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (or, if made as of a specific date, as of such date) as if made on and as of the Closing Date except where the failure of such representations and warranties to be true and correct as of the Closing date (or, if made as of a specific date, as of such date) (without giving regard to any materiality or qualifications set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Covenants and Agreements. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. KC Blocker, Management Blocker and the Company shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Sections 10.3(a) and 10.3(b) have been satisfied.

(d) Tax Opinion. KC Blocker shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, or, if Wachtell, Lipton, Rosen & Katz is unable to provide such opinion, the opinion of Purchaser’s counsel, Pillsbury Winthrop Shaw Pittman, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the First Effective Time, the First Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Purchaser, Merger Sub 1, Merger Sub 1A, KC Blocker and the Company.

10.4 Frustration of Closing Conditions. Neither Sellers nor Purchaser may rely on the failure of any condition set forth in Section 10.1, 10.2 or 10.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1 Survival.

(a) All of the Blocker Entities’ and the Company’s representations and warranties contained in this Agreement, the Disclosure Schedules and any certificate or other instrument delivered pursuant to this Agreement shall survive the Closing for a period of fourteen (14) months. All Purchaser Fundamental Representations shall survive the Closing for a period of fourteen (14) months and all other representations and warranties of Purchaser contained in this Agreement shall not survive the Closing.

(b) The covenants and agreements which by their terms do not contemplate performance after the Closing shall survive the Closing for a period of twelve (12) months. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until the close of business on the sixtieth (60th) day after the expiration of the applicable statute of limitations (taking into account any extension or waiver thereof); provided, however, that any such covenant or agreement which expires on a date certain shall survive until such date certain.

(c) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of claim for indemnification under Section 11.2 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim only until such claim is finally resolved.

11.2 Indemnification by the Sellers.

(a) Subject to the limitations set forth herein, from and after the Closing, the Sellers shall, on a several and not joint basis and (other than in the case of intentional common law fraud) solely from the Escrow Account, defend and indemnify Purchaser, and each of its

Affiliates (including the Surviving Company and the Transferred Entities following the Closing) and its and their respective directors, officers, managers, stockholders, members, partners, employees, agents and representatives, and its and their respective successors and permitted assigns, as the case may be (collectively, the “Purchaser Indemnitees” or “Indemnitees”), against, and shall hold each Purchaser Indemnitee harmless from, any and all losses, Liabilities, claims, charges, Actions, suits, proceedings, assessed interest, penalties, fines, damages, royalties, lost profits, diminution in value, deficiencies, Taxes, costs, expenses or fees (including court costs, reasonable attorneys’ fees and expenses of investigation, defense and permitted settlement) (collectively, “Losses”) which any such Purchaser Indemnitee shall pay, suffer, sustain, accrue, incur or become subject to, as a result of or arising out of:

(i) any inaccuracy or breach of any of the representations or warranties of the Company contained in this Agreement, the Company Disclosure Schedule or any certificate or other instrument delivered by or on behalf of the Company in connection herewith;

(ii) any breach of or failure by the Company to perform or comply with any covenant or agreement hereunder;

(iii) any Company Pre-Closing Taxes;

(iv) any inaccuracy in the items set forth on clauses (i) and (ii) of the Conversion Number Certificate delivered to Purchaser pursuant to this Agreement;

(v) any claims by any current or former holder of capital stock, membership units or other equity or membership interest of the Company, or any alleged current or former holder of any such equity interests, for breach of fiduciary duty relating to the transactions contemplated by this Agreement; or

(vi) any claims by any current or former holders of Incentive Units with respect to the calculation, composition, payment or settlement of such Incentive Units.

(b) Subject to the limitations set forth herein, from and after the Closing, the KC Blocker Sellers shall, on a several and not joint basis and (other than in the case of intentional common law fraud) solely from the Escrow Account, defend and indemnify the Purchaser Indemnitees against, and shall hold each Purchaser Indemnitee harmless from, any and all Losses which any such Purchaser Indemnitee shall pay, suffer, sustain, accrue, incur or become subject to, as a result of or arising out of:

(i) any inaccuracy or breach of any of the representations or warranties of the KC Blocker Entities contained in this Agreement, the KC Blocker Disclosure Schedule or any certificate or other instrument delivered by or on behalf of the KC Blocker Entities in connection herewith;

(ii) any breach of or failure by the KC Blocker Entities to perform or otherwise fulfill or comply with any covenant or agreement hereunder;

(iii) any KC Blocker Pre-Closing Taxes;

(iv) any indemnification obligations owing by the KC Blocker Entities to its officers, managers, members, employees or directors for actions prior to the Closing or relating to the transactions contemplated by this Agreement; or

(v) any claims by any current or former holder of capital stock, membership units or other equity or membership interest of the KC Blocker Entities, or any alleged current or former holder of any such equity interests, for breach of fiduciary duty relating to the transactions contemplated by this Agreement.

(c) Subject to the limitations set forth herein, from and after the Closing, the Management Blocker Sellers shall, on a several and not joint basis and (other than in the case of intentional common law fraud) solely from the Escrow Account, defend and indemnify the Purchaser Indemnitees against, and shall hold each Purchaser Indemnitee harmless from, any and all Losses which any such Purchaser Indemnitee shall pay, suffer, sustain, accrue, incur or become subject to, as a result of or arising out of:

(i) any inaccuracy or breach of any of the representations or warranties of the Management Blocker contained in this Agreement, the Management Blocker Disclosure Schedule or any certificate or other instrument delivered by or on behalf of the Management Blocker in connection herewith;

(ii) any breach of or failure by the Management Blocker to perform or otherwise fulfill or comply with any covenant or agreement hereunder; or

(iii) any claims by any current or former holder of capital stock, membership units or other equity or membership interest of the Management Blocker, or any alleged current or former holder of any such equity interests, for breach of fiduciary duty relating to the transactions contemplated by this Agreement.

(d) In determining the existence of any misrepresentation or a breach or the amount of any Losses, any qualifications in the representations, warranties and covenants with respect to a Material Adverse Effect, materiality, material or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Losses attributable to a breach of any representation or warranty of any Blocker Entity or the Company set forth in this Agreement or in exhibits, annexes or schedules hereto, or in any certificates or other instruments delivered by or on behalf of the Blocker Entities or the Company pursuant to this Agreement.

(e) The Purchaser Indemnitees’ right to indemnification under this Article XI shall not be affected by any investigation (including any environmental, regulatory or intellectual property investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) by, Purchaser, Merger Subs or any of their respective Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.3 Seller Indemnification Procedure for Third Party Claims.

(a) In the event that any claim or demand, or other circumstance or statement of facts which could give rise to any claim or demand, for which the Sellers may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (“Third Party Claim”), the Indemnitee shall as soon as practicable notify the Sellers’ Representative, the KC Blocker Sellers (or another designee of the KC Blocker Sellers identified in writing to Purchaser by the Seller’s Representative) and the Management Blocker Sellers (or another designee of the Management Blocker Sellers identified in writing to Purchaser by the Seller’s Representative) in writing of such Third Party Claim (“Notice of Claim”); provided, however, that the failure to provide the Notice of Claim shall not release any Seller from any of its, his or her obligations under this Article XI except to the extent that such Seller has been actually and materially prejudiced by such failure. The Notice of Claim shall (i) state that the Indemnitee has paid, suffered, reserved or properly accrued Losses or reasonably anticipates that it will incur Liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, (ii) state the amount of such Losses to the extent known, and (iii) specify in reasonable detail the material facts known to the Indemnitee giving rise to such claim and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Notice of Claim a copy of all relevant papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b) Except as otherwise provided below, the Sellers’ Representative, in the case of a claim under Section 11.2(a), the Sellers’ Representative or KC Blocker Sellers (or another designee of the KC Blocker Sellers identified in writing to Purchaser by the Seller’s Representative) on behalf of the KC Blocker Sellers in the case of a claim under Section 11.2(b), the Sellers’ Representative or Management Blocker Sellers (or another designee of the Management Blocker Sellers identified in writing to Purchaser by the Seller’s Representative) on behalf of the Management Blocker Sellers in the case of a claim under Section 11.2(c), shall be entitled to assume and control the defense of such Third Party Claim at its expense through counsel of its choice (such counsel to be reasonably acceptable to Purchaser) if the Sellers’ Representative, KC Blocker Sellers or Management Blocker Sellers, as applicable, gives notice of such intention to Purchaser within twenty (20) days of the receipt of the Notice of Claims and in such notice acknowledges in writing the obligation of the Sellers to indemnify and hold harmless the Indemnitees against any Losses, subject to the limitations herein, that may result from such Third Party Claim. Notwithstanding the foregoing, the Sellers’ Representative, KC Blocker Sellers or Management Blocker Sellers, as applicable, shall not have the right to assume the defense of the Third Party Claim (but in no event shall be liable for the fees and expenses of more than one firm of counsel for all Purchaser Indemnitees and one other firm of local counsel) to the extent (i) the Purchaser shall have been advised in writing by counsel that the assumption of such defense by the party assuming the defense of such matter would be inappropriate due to an actual or potential conflict of interest, (ii) the named parties to any such action (including any impleaded parties) include both a Purchaser Indemnitee and the party seeking to assume the defense of such matter and such Purchaser Indemnitee shall have been advised in writing by counsel that there may be one or more legal defenses available to the Purchaser Indemnitee which are not available to the party seeking to assume the defense of such matter, (iii) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (iv) the Escrow Account, in the reasonable judgement of Purchaser, is not adequate to cover all Losses related to such claim, (v) any such claim relates to or arises in connection with any criminal action, indictment, allegation or Action, (vi) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the judgment of Purchaser) a precedential custom or practice adverse to the business interests or reputation of Purchaser or any of its Affiliates or (vii) any claim involves violations of the Advisors Act; provided, however, that the Sellers’ Representative shall, at its own cost and expense and without recourse to the Escrow Account, have the right to participate in and be reasonably informed of the defense of such Third Party Claim, but Purchaser shall control all aspects of such defense, including the investigation, defense and, subject to this Section 11.3 settlement thereof).

(c) If the Sellers’ Representative assumes the defense of a Third Party Claim as provided above, they will conduct the defense actively, diligently and at its own expense, and, subject to the limitations contained in this Article XI, the Sellers will indemnify and hold the Purchaser Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim. The Purchaser Indemnitees shall reasonably cooperate with the party assuming the defense of such matter and make available to the such party (at such party’s expense) all pertinent records, materials and information in the Purchaser Indemnitee’s possession or under the Purchaser Indemnitee’s control relating thereto as is reasonably requested by the party assuming the defense of such matter. Except with the written consent of the Purchaser, the party assuming the defense of a matter will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Purchaser Indemnitee and all of its Affiliates by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of any violation of Law by the Purchaser Indemnitee (or any Affiliate thereof); and (iii) which exceeds the then current value of the Escrow Account. The Sellers’ Representative shall be required to provide Purchaser a copy of any proposed judgment or proposed settlement at least ten (10) Business Days before the Sellers’ Representative consents or enters into any such judgment or settlement.

(d) In the event that the Sellers’ Representative fails or elects not to assume the defense of a Purchaser Indemnitee against such Third Party Claim which the Sellers’ Representative had the right to assume under this Section 11.3 (or after assuming such defense, fails to actively and diligently conduct the defense thereof) or if the Sellers’ Representative is not entitled to assume such defense under this Section 11.3, the Purchaser Indemnitees shall have the right, at the expense of the Sellers, to defend or prosecute such claim (and in such event shall do so actively and diligently) and may settle such claim or consent to entry of judgment; provided, however, that it may not settle such claim or consent to entry of judgment without the prior written consent of the Sellers’ Representatives in the case of a claim under Section 11.2(a), the Sellers’ Representative or KC Blocker Sellers (or another designee of the KC Blocker Sellers identified in writing to Purchaser by the Seller’s Representative) on behalf of the KC Blocker Sellers in the case of a claim under Section 11.2(b), or the Sellers’ Representative or Management Blocker Sellers (or another designee of the Management Blocker Sellers identified in writing to Purchaser by the Seller’s Representative) on behalf of the Management Blocker Sellers in the case of a claim under Section 11.2(c) (which consent shall not be unreasonably withheld or delayed), if (i) the Purchaser Indemnitee does not irrevocably waive all claims to indemnification under this Agreement with respect to such Third Party Claim, (ii) any amount is required to be paid from the Escrow Account in respect of such Third Party Claim, (iii) the settlement does not expressly unconditionally release the applicable Seller and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or (iv) the settlement imposes injunctive or other equitable relief against, or any other adverse effect on, such Seller or its Affiliates provided, however, that if Purchaser Indemnitee settles any such Third Party Claim or consents to entry of judgment without such consent of the Sellers’ Representatives, the settlement of such claim or consent to entry of judgment shall not, nor shall the entry of any judgment in and of itself, prevent the Sellers’ Representatives from contesting the issue of whether such claim is within the scope of and subject to indemnification under this Article IX. The Sellers’ Representative shall cooperate with the Purchaser Indemnitees in such defense and make available to the Purchaser Indemnitees, at their expense, all such witnesses, records, materials and information in their possession or under their control relating thereto as is reasonably requested by the Purchaser Indemnitee.

(e) Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 11.3 shall not apply with respect to the conduct of any Tax Proceeding, which shall be governed exclusively by Section 9.6.

11.4 Indemnification Procedures for Non-Third Party Claims. The Purchaser Indemnitee will notify the Sellers’ Representative, the KC Blocker Sellers (or another designee of the KC Blocker Sellers identified in writing to Purchaser by the Seller’s Representative) and the Management Blocker Sellers (or another designee of the Management Blocker Sellers identified in writing to Purchaser by the Seller’s Representative) in writing promptly of its discovery of any matter that does not involve a Third Party Claim, such notice to contain the information set forth in the following sentence; provided, however, that the failure to provide the Notice of Claim shall not release any Seller from any of its, his or her obligations under this Article XI except to the extent that it has been actually and materially prejudiced by such failure. The Notice of Claim shall (i) state that the Indemnitee has paid, suffered, reserved or properly accrued Losses or reasonably anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, (ii) state the amount of such Losses to the extent known, and (iii) specify in reasonable detail the material facts known to the Indemnitee giving rise to such claim and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Sellers’ Representative on behalf of the Sellers in the case of a claim under Section 11.2(a), the Sellers’

Representative or KC Blocker Sellers (or another designee of the KC Blocker Sellers identified in writing to Purchaser by the Seller’s Representative) on behalf of the KC Blocker Sellers in the case of a claim under Section 11.2(b), the Sellers’ Representative or Management Blocker Sellers (or another designee of the Management Blocker Sellers identified in writing to Purchaser by the Seller’s Representative) on behalf of the Management Blocker Sellers in the case of a claim under Section 11.2(c), shall have twenty (20) days after receipt of any notice for a claim by an Indemnitee to dispute such claim. The Indemnitee will reasonably cooperate and assist the Sellers’ Representative, KC Blocker Sellers and Management Blocker Sellers (or their respective designees) in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. If the Sellers’ Representative, on behalf of the Sellers, in the case of a claim under Section 11.2(a), the Sellers’ Representative or KC Blocker Sellers (or another designee of the KC Blocker Sellers identified in writing to Purchaser by the Seller’s Representative) on behalf of the KC Blocker Sellers in the case of a claim under Section 11.2(b), the Sellers’ Representative or Management Blocker Sellers (or another designee of the Management Blocker Sellers identified in writing to Purchaser by the Seller’s Representative) on behalf of the Management Blocker Sellers in the case of a claim under Section 11.2(c) fails to dispute such claim within the twenty day period specified above, or upon a final resolution of any dispute in favor of an Indemnitee (a “Resolved Claim”), such claim specified by the Indemnitee shall be conclusively deemed Losses subject to indemnification under this Article XI.

11.5 Limitations.

(a) Other than in the case of intentional common law fraud or with respect to Fundamental Representations or Tax Representations, no Purchaser Indemnitee be entitled to assert a claim for indemnification under Sections 11.2(a)(i), 11.2(b)(i) or 11.2(c)(i) with respect to an individual item of Losses unless and until the aggregate amount of Losses suffered by the Purchaser Indemnitees arising from the same set of facts and circumstances exceeds $50,000 (and such claims shall not be aggregated for purposes of Section 11.5(b)).

(b) Other than in the case of intentional common law fraud or with respect to Fundamental Representations or Tax Representations, the Sellers shall not be required to provide indemnification under Sections 11.2(a)(i), 11.2(b)(i) or 11.2(c)(i) unless and until the aggregate amount of the Losses subject to indemnification under this Article XI exceeds $2,000,000 in the aggregate, and then only to the extent that such Losses exceed such aggregate amount.

(c) From and after the Closing, other than in the case of intentional common law fraud, the liability of the Sellers for indemnifiable Losses pursuant to this Article XI shall not exceed an amount equal to the Escrow Amount (plus any interest thereon included in the Escrow Account). Other than in the case of intentional common law fraud, notwithstanding any provision hereof to the contrary, the amount of any Losses payable to the Purchaser Indemnitees under this Article XI shall be made solely from funds available in the Escrow Account.

(d) In calculating amounts payable to Purchaser Indemnitees hereunder, the amount of any indemnified Losses will be computed net of payments actually recovered by the Indemnitee under indemnification agreements or arrangements, warranties, subrogation actions and similar rights with third parties or under any insurance policy with respect to such Losses, in each case less (i) the cost and expense of pursuing such proceeds or any Taxes imposed in respect of such proceeds, (ii) the deductible associated with any insurance recovery and (iii) the amount of all retro-premium obligations and premium increases resulting from such recovery that are reasonably anticipated to be incurred in the subsequent twelve months. Each Purchaser Indemnitee shall use commercially reasonable efforts to collect any amounts available under insurance coverage or from third parties for any Losses payable under this Article XI, provided that such efforts will not limit the timing or amount of Losses payable hereunder. If the Purchaser Indemnitee receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment from the Escrow Account, then such Purchaser Indemnitee shall promptly reimburse the Sellers’ Representative for any payment made from the Escrow Account in connection with providing such indemnification payment up to the amount received by the Purchaser Indemnitee, net of any expenses incurred by such Purchaser Indemnitee in collecting such amount.

(e) Upon deposit of the Escrow Stock Amount and Escrow Cash Amount into the Escrow Account at the Closing, that portion of the Escrow Amount equal to the Pro Rata Percentage of each Seller shall be deemed allocated to such Seller (with respect to each Seller, such Seller’s “Pro Rata Portion of the Escrow Account”). The aggregate amount to which all Purchaser Indemnitees may be entitled to indemnification under this Article XI with respect to the aggregate liability of any Seller under this Article XI will be limited to such Seller’s Pro Rata Portion of the Escrow Account. For purposes of this Agreement, the “Pro Rata Percentage” of any Seller means, with respect to claims made under this Article XI, the fraction (x) the numerator of which is the amount of the First Merger Consideration, Company Merger Consideration and/or Incentive Unit Consideration actually distributed to such Seller and (y) the denominator of which is the sum of the value of the First Merger Consideration, Company Merger Consideration and Incentive Unit Consideration, in the case of both clauses (x) and (y) calculated with reference to the Average Purchaser Closing Price.

(f) The Sellers shall not have any liability pursuant to this Article XI for Losses that have been accounted for in the post-Closing adjustments contemplated by Section 2.10.

(g) Nothing contained in this Agreement shall (i) limit any Indemnitee’s right to seek and obtain any equitable relief to which any such Indemnitee may be entitled or (ii) limit any Indemnitee’s remedies with respect to matters relating to agreements other than this Agreement.

(h) No Purchaser Indemnitee shall be entitled to indemnification pursuant to Article XI for, and in no event shall Losses be deemed to include (i) any punitive damages (except to the extent included in any Third Party Claim) or (ii) any Taxes (other than any interests, penalties or additions to tax, notwithstanding the definition of “Taxes”) imposed in respect of a Post-Closing Period or any related Losses (for the avoidance of doubt, this clause (ii) shall not be interpreted to limit a Purchaser Indemnitee’s entitlement to indemnification pursuant to this Article XI in respect of any Losses relating to Taxes imposed in respect of a Pre-Closing Tax Period).

11.6 Escrow Account.

(a) By virtue of this Agreement and as security for the indemnity obligations of the Sellers provided for in this Article XI, at the Closing in accordance with Section 2.9(b)(ix) (I) and (J), Purchaser shall deposit with the Escrow Agent the Escrow Stock Amount and the Escrow Cash Amount. The Escrow Account shall be available to pay and to compensate Purchaser Indemnitees for the indemnification obligations of the Sellers hereunder.

(b) Upon written notice not less than five (5) Business Days prior to the Closing Date, the Sellers’ Representative may (at the direction and on behalf of any Seller that is an Accredited Investor) elect to substitute, solely with respect to that portion of the Escrow Stock Amount equal to the Pro Rata Percentage of each Seller that is an Accredited Investor, cash for such number of shares of Purchaser Common Stock. Such written notice shall describe the election, including the number of shares of Purchaser Common Stock (the “Substituted Shares”) to be distributed to such Seller in exchange for cash in an amount equal to the Substituted Shares multiplied by the Average Purchaser Closing Price (the “Substituted Cash Amount”). Upon the deposit by such Seller at the Closing of an aggregate amount in cash equal to the Substituted Cash Amount with the Escrow Agent, by wire transfer to the Escrow Account in immediately available funds, free of any costs, fees, set-off, deductions and withholding, Purchaser shall disburse the Substituted Shares to such Seller. For the avoidance of doubt, if such Seller fails to deposit the Substituted Cash Amount with the Escrow Agent at the Closing in accordance with the preceding sentence, Purchaser shall not disburse the Substituted Shares to such Seller but shall instead deposit the Substituted Shares with the Escrow Agent as provided in Section 2.9(b)(ix)(J).

(c) The Escrow Account shall be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

(d) The Escrow Account shall be in existence on the Closing Date and shall terminate at 5:00 p.m., Eastern Time, on the date that is fourteen (14) months following the Closing Date (the period of time from the Closing Date through and including such termination date is referred to herein as the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount (the “Remaining Escrow Accounts”) that is subject to any claim that is pending against Escrow Account as of such date and time and, solely with respect to all such claims, the Escrow Period shall be extended until such date and time as all such claims are resolved or finally determined in accordance with this Agreement and the Escrow Agreement.

(e) No later than the second Business Day following the expiration of the Escrow Period (the “Release Date”), Purchaser and Sellers’ Representative shall deliver to the Escrow Agent Joint Release Instructions instructing, the Escrow Agent to disburse to each former holder of shares or units, as applicable, of Convertible Interests and Incentive Units in accordance with this Section 11.6(e) all amounts of cash and stock remaining in the Escrow Account on the Release Date less an amount equal to the aggregate amount requested in any Outstanding Claims as of 5:00 p.m. Eastern Time on the Final Release Date. The Escrow Agent shall retain and continue to hold in the Escrow Account in accordance with the terms hereof an amount equal to the aggregate amount requested in all such Outstanding Claims (the “Retained Amount”) until fully resolved; provided, that within two (2) Business Days of the resolution of any Outstanding Claim in full pursuant to the terms of this Agreement, Purchaser and Sellers’ Representative shall deliver to the Escrow Agent Joint Release Instructions instructing the Escrow Agent to pay to each former holder of shares or units, as applicable, of Convertible Interests and Incentive Units all or such portion of the Retained Amount that was withheld due to such resolved Outstanding Claim. For the avoidance of doubt, any amounts paid to the former holders of shares or units, as applicable, of Convertible Interests and Incentive Units pursuant to this Section 11.(e) will be payable pro rata in accordance with the number of Membership Units beneficially owned by such holders immediately prior to the First Effective Time, or such other proportion as is required to cause such payment to be distributed in accordance with Section 7.1 of the LLC Agreement; provided, that in no event shall any shares of Purchaser Common Stock be delivered from the Escrow Amount to former holders of Incentive Units or Non-accredited Investors; provided, further, that after payment in cash has been made or set aside for holders of Incentive Units, each holder of Convertible Interests shall be entitled to receive, for each Convertible Interest so held, a portion of the remaining amount of cash and Purchaser Common Stock allocated ratably among cash and Purchaser Common Stock in accordance with the ratio of cash to the aggregate value of the shares of Purchaser Common Stock so payable, valuing each share of Purchaser Common Stock based the Average Purchaser Closing Price.

11.7 Payments. After a claim has become a Resolved Claim or after the obligation has been determined in a final judgment by a court of competent jurisdiction, the Sellers’ Representative shall, within two (2) Business Days, instruct the Escrow Agent to make payment by wire transfer to a bank account designated in writing by the Indemnitee (such designation to be made at least two (2) Business Days prior to the date such payment is due) in immediately available funds.

11.8 Characterization of Indemnification Payments. Except to the extent otherwise required by applicable Law (including a “determination” within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law), any payment made pursuant to this Article XI or Article IX shall be treated for all Tax purposes as an adjustment to the purchase price.

11.9 Exclusivity. Except as provided in Article IX, Article XI and Section 13.9, and other than in the case of intentional common law fraud, from and after the Closing, the sole and exclusive liability and responsibility of the Sellers in connection with this Agreement or the transactions contemplated hereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation ), and the sole and exclusive remedy of Purchaser with respect to any of the foregoing shall be as set forth in this Article XI.

ARTICLE XII

TERMINATION

12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Company and Purchaser;

(b) by either the Company or Purchaser, if:

(i) the Closing shall not have occurred on or before the date that is six (6) months after the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 12.1(b)(i) shall not be available to any Party to this Agreement whose failure or whose Affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or has resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date; and provided, further, that the Company may extend the Outside Date for up to three (3) additional months if (x) all conditions to closing set forth in Article X are satisfied other than the condition set forth in Section 10.1(a) and (y) the Parties are still actively seeking in good faith approval under the HSR Act;

(ii) if any Order issued, or Law enacted, entered or promulgated, by a Governmental Entity permanently restrains, enjoins or prohibits or makes illegal the consummation of the Mergers in a manner that would give rise to the failure of a condition set forth in Section 10.1(a) or 10.1(b), and such Order becomes effective, final and nonappealable (except for Orders relating to Antitrust Laws, which shall be governed by Section 12.1(b)(iii)); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 12.1(b)(ii) shall have used its reasonable best efforts to oppose such Order or Law to the extent required by Section 7.2; or

(iii) if any Governmental Entity that must grant a permit, authorization, consent, approval, expiration or termination required by Section 10.1(a) shall have denied such grant in a manner that would give rise to the failure of a condition set forth in Section 10.1(a) and such denial shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 12.1(b)(iii) shall have used its reasonable best efforts to obtain such permit, authorization, consent, approval, expiration or termination to the extent required by Section 7.2.

(c) by the Company if Purchaser or the Merger Subs shall have breached any of their representations or warranties contained in this Agreement or any such representations or warranties fail to be true and correct or Purchaser or the Merger Subs shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, and such breaches or failures (A) would give rise to the failure of a condition set forth in Section 10.3(a) or 10.3(b) and (B) (x) cannot be cured prior to the Outside Date or (y) have not been cured prior to the date that is 30 days from the date that the Company notifies Purchaser of any such breach or failure;

(d) by Purchaser if KC Blocker, Management Blocker or the Company shall have breached any of their respective representations or warranties contained in this Agreement or any such respective representations or warranties fail to be true and correct or KC Blocker, Management Blocker or the Company shall have breached or failed to perform any of their respective covenants or other agreements contained in this Agreement, and such breaches or failures (A) would give rise to the failure of a condition set forth in Section 10.2(a) or 10.2(b) and (B) (x) cannot be cured prior to the Outside Date or (y) have not been cured prior to the date that is 30 days from the date that Purchaser notifies KC Blocker, Management Blocker and the Company of any such breach or failure;

(e) by Purchaser if, on or before 5:00 p.m. New York City local time on the date hereof KC Blocker has not delivered to Purchaser a copy of resolutions effecting the KC Blocker Stockholder Consent.

(f) by the Company if Closing has not occurred by the date upon which the Closing is required to occur pursuant to Section 2.9(a).

12.2 Notice of Termination. In the event of termination of this Agreement by the Company pursuant to Section 12.1, written notice of such termination shall be given by the Company to Purchaser. In the event of termination of this Agreement by Purchaser or any of the Merger Subs pursuant to Section 12.1, written notice of such termination shall be given by such Party to each of KC Blocker, Management Blocker and the Company.

12.3 Effect of Termination. In the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall terminate and become void and have no effect, and there shall be no liability on the part of any Party to this Agreement, except that Section 7.5 (Public Announcements), Section 7.6 (Litigation Support), the expense reimbursement and indemnification provisions of Section 7.10 (Financing), Section 12.4 (Expenses) and Article XIII (General Provisions) shall survive any termination of this Agreement; provided, however, that nothing in this Agreement shall relieve any Party hereto from liability for (a) any intentional common law fraud or (b) the taking of any action or the failure to take any action with the knowledge or reckless disregard that such act or failure to act would be a material breach of this Agreement.

12.4 Expenses. Except as expressly set forth in this Agreement, including Article II and Sections 7.2 and 7.10, whether or not the Closing takes place, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement. Notwithstanding anything to the contrary in this Agreement, Purchaser shall pay, when due, and be responsible for, the fees and expenses of the Escrow Agent relating to the Escrow Account and the negotiation and performance of the Escrow Agreement.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Interpretation; Absence of Presumption.

(a) It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the KC Blocker Disclosure Schedule, the Management Blocker Disclosure Schedule, the Company Disclosure Schedule or the Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item therein in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the KC Blocker Disclosure Schedule, the Management Blocker Disclosure Schedule, the Company Disclosure Schedule or the Purchaser Disclosure Schedule is or is not material for purposes of this Agreement.

(b) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” means U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) each of the Parties have participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (x) a reference to any Person includes such Person’s successors and permitted assigns; (xi) any reference to “days” means calendar days unless Business Days are expressly specified; and (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.

(c) The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

13.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial; No Recourse.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

(b) Each Party irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware (or solely if such courts decline jurisdiction in any federal court located in the State of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each Party hereby irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 13.5.

(c) Each Party to this Agreement knowingly, intentionally, and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action, proceeding or counterclaim brought by any of them against the other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein. No Party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the Parties. No Party will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each Party to this Agreement certifies that it has been induced to enter into this agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 13.2. No Party has in any way agreed with or represented to any other Party that the provisions of this Section 13.2 will not be fully enforced in all instances.

13.3 Entire Agreement. This Agreement, the Stockholders Agreement and the Escrow Agreement, together with the Exhibits and Schedules hereto and thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this

Agreement or the Escrow Agreement. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth in this Agreement or the Escrow Agreement or in the Exhibits and Schedules thereto.

13.4 No Third-Party Beneficiaries. Except as provided in Sections 7.7, 7.8 and 7.10, and this Section 13.4, and if the First Merger Effective Time, Second Merger Effective Time and Company Merger Effective Time occur, the Persons benefiting from Article II pursuant thereto, this Agreement is not intended to give any Person (other than the Parties hereto and their respective successors and assigns) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

13.5 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one Business Day after being sent by courier or overnight delivery service, three Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when sent in the form of a facsimile or e-mail and receipt confirmation is received, and shall be directed to the address, facsimile number or e-mail set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a)	If to KC Blocker:

Kansas City 727 Acquisition Corporation
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Attention:	General Counsel
Facsimile:	212-716-8650
E-mail:	notices@warburgpincus.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Mark F. Veblen
Facsimile:	(212) 403-2000
E-mail:	MFVeblen@wlrk.com

(b)	If to Management Blocker:

TMFS Holdings, Inc.
c/o Adam S. Bold
1744 Stone Canyon Road
Los Angeles, CA 90077
Attention:	Adam Bold
E-mail:	adam@adambold.com.

with a copy (which shall not constitute notice) to:

Bryan Cave LLP
One Kansas City Place
1200 Main Street, Suite 3800
Kansas City, MO
Attention:	Robert M. Barnes
Facsimile:	(816) 855-3368
E-mail:	rmbarnes@bryancave.com

(c)	If to the Company:

Kansas City 727 Acquisition LLC
c/o The Mutual Fund Store
7301 College Blvd., Suite 220
Overland Park, KS 66210
Attention:	John Bunch
Facsimile:	913.319.8191
E-mail:	jbunch@mutualfundstore.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Mark F. Veblen
Facsimile:	(212) 403-2000
E-mail:	MFVeblen@wlrk.com

(d)	If to Purchaser or the Merger Subs:

Financial Engines
1050 Enterprise Way, 3d floor
Sunnyvale, CA 94089
Attention: Anne Tuttle Cappel, General Counsel
E-mail: atuttle@financialengines.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, California 94304
Attention:	Jorge A. del Calvo
Facsimile:	(650) 233-4545
E-mail: jorge@pillsburylaw.com

Pillsbury Winthrop Shaw Pittman LLP Four Embarcadero Center, 22nd Floor San Francisco, California 94111
Attention:	Patrick J. Devine
Facsimile:	(415) 983-1200
E-mail: pdevine@pillsburylaw.com

(e)	If to the Sellers’ Representative:

WP Fury Holdings, LLC
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Attention:	General Counsel
Facsimile:	212-716-8650
E-mail:	notices@warburgpincus.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Mark F. Veblen
Facsimile:	(212) 403-2000
E-mail:	MFVeblen@wlrk.com

13.6 Successors and Assigns. No Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party to this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 13.6 shall be void.

13.7 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Purchaser and the Company; provided, however, than any modification or amendment that is disproportionately adverse to KC Blocker or Management Blocker shall also require the prior written consent of KC Blocker or Management Blocker, respectively. Purchaser and the Merger Subs, on the one hand, or KC Blocker, Management Blocker and the Company, on the other hand, may, only by an instrument in writing, waive compliance by KC Blocker, Management Blocker and the Company or Purchaser and the Merger Subs, respectively, with any term or provision of this Agreement to be performed or complied with. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

At any time prior to the Closing, either Purchaser and the Merger Subs, on the one hand, or KC Blocker, Management Blocker and the Company, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of KC Blocker, Management Blocker and the Company or Purchaser and the Merger Subs, respectively, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties granting such extension or waiver.

13.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or portions thereof) shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. If any provision of this Agreement (or any portion thereof) shall be held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon a determination that any term, provision, covenant or restriction of this Agreement is invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13.9 Specific Performance. The Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement and to enforce specifically the terms and provisions of this Agreement, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 13.9 shall require any party hereto to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 13.9 prior to or as a condition to exercising any termination right under Article XII (and pursuing damages after such termination). If any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (x) the amount of time during which such action is pending, plus 20 Business Days or (y) such other time period established by the court presiding over such action. In the event that a court of competent jurisdiction fails to grant specific performance or other injunctive relief to any of KC Blocker, Management Blocker or the Company as a remedy for any failure to perform or breach hereunder, or in any circumstance in which damages are recoverable by any of KC Blocker, Management Blocker or the Company hereunder, the Parties hereby acknowledge and agree that KC Blocker, Management Blocker or the Company, as applicable, shall be entitled to receive benefit of the bargain and lost profits damages as redress for such failure to perform or breach.

13.10 No Admission. Nothing herein (including in the KC Blocker Disclosure Schedule, the Management Blocker Disclosure Schedule, the Company Disclosure Schedule or the Purchaser Disclosure Schedule) shall be deemed an admission by Sellers, KC Blocker, Management Blocker or the Company any of their respective Affiliates, in any Action or proceeding involving a third party, that such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provision of any contract.

13.11 Counterparts. This Agreement may be executed in two or more counterparts, and by any of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail in portable document format (.pdf) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

13.12 Sellers’ Representative.

(a) Each Letter of Transmittal shall provide that the Sellers’ Representative shall be the agent and attorney-in-fact for each Seller with full powers and authority (including full power of substitution) to act on behalf of such Sellers regarding any matter relating to or under this Agreement and the Escrow Agreement, including for the purposes of (i) paying or accepting any funds due to or from Purchaser, the Merger Subs, the Surviving Merger Sub, the Surviving Company, Sellers or the Escrow Agent; (ii) making all determinations and taking all actions in connection with any action or payments contemplated by Sections 2.10 and 2.11 and Article XI; (iii) executing and delivering all agreements (including the Escrow Agreement), certificates, receipts, consents, elections, instructions and other documents (including any amendments thereto or waivers thereof) required or contemplated by, or deemed necessary or advisable by the Sellers’ Representative in its sole discretion in connection with this Agreement, the Escrow Agreement and the transactions contemplated hereby or thereby and (iv) taking all other things and to performing all other acts required or contemplated by, or deemed necessary or advisable by the Sellers’ Representative in its sole discretion in connection with, this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. As the representative of Sellers under this Agreement and the Escrow Agreement, the Sellers’ Representative shall act as the agent for Sellers, shall have authority to bind Sellers in accordance with this Agreement and the Escrow Agreement, and Purchaser, the Merger Subs and the Escrow Agent may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two (2) Business Days’ prior written notice to Purchaser or the Escrow Agent. Purchaser and the Escrow Agent may conclusively rely upon, without independent verification or investigation, all decisions made by the Sellers’ Representative in connection with this Agreement or the Escrow Agreement, as applicable, in writing and signed by an officer of the general partner of the Sellers’ Representative. Each Letter of Transmittal shall provide that all of the immunities and powers granted to the Sellers’ Representative thereby shall survive the Closing Date and/or any termination of this Agreement or the Escrow Agreement.

(b) The Sellers’ Representative shall have no liability to Purchaser or the Escrow Agent for any default under this Agreement or the Escrow Agreement, as applicable, by any of KC Blocker, Management Blocker or the Company. Except for intentional common law fraud or willful misconduct on its part, the Sellers’ Representative shall have no liability to any of KC Blocker, Management Blocker, the Company or any Seller under this Agreement or the Escrow Agreement for any action or omission by the Sellers’ Representative on behalf of Sellers.

(c) At the Closing, the Sellers’ Representative Expense Amount shall be paid to an account specified by the Sellers’ Representative (the “Sellers’ Representative Expense Fund”) to enable the Sellers’ Representative to satisfy its obligations hereunder and out of which the Sellers’ Representative may cause to be paid, or reimburse itself for the payment of, the Sellers’ Representative Expenses incurred by the Sellers’ Representative in the performance or discharge of its duties. The Sellers’ Representative shall have sole and exclusive authority to disburse and pay amounts placed into the Sellers’ Representative Expense Fund. Each Letter of Transmittal shall provide that, from time to time after the Closing Date, in the event that the Sellers’ Representative determines that any then-remaining balance of the Sellers’ Representative Expense Fund is not sufficient to pay actual or anticipated Sellers’ Representative Expenses incurred by the Sellers’ Representative in the performance or discharge of its duties, each Seller shall be obligated, within ten (10) days after delivery of written notice from the Sellers’ Representative, to contribute to the Sellers’ Representative Expense Fund such Sellers’ pro rata portion (based on the consideration payable in the Mergers) of the aggregate additional amount to be deposited in the Sellers’ Representative Expense Fund as the Sellers’ Representative determines is necessary and which amount shall be set forth in such written notice and, in addition, that the Sellers’ Representative shall be entitled to withhold funds from any payment to the Seller’s hereunder or under the Escrow Agreement in the event that the Sellers’ Representative determines that any then-remaining balance of the Sellers’ Representative Expense Fund may not be sufficient to pay actual or anticipated Sellers’ Representative Expenses incurred by the Sellers’ Representative in the performance or discharge of its duties.

13.13 Provision Respecting Legal Representation. It is acknowledged by each of the Parties hereto that KC Blocker and the Company have retained Wachtell, Lipton, Rosen & Katz (“Sellers’ Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Sellers’ Counsel has not acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that none of the other parties hereto has the status of a client of Sellers’ Counsel for conflict of interest or any other purposes as a result thereof. Purchaser, the Merger Subs and the Transferred Entities and their respective Affiliates hereby agree, on their own behalf and on behalf of their respective directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing in connection with matters related to this Agreement and the transactions contemplated hereby between Purchaser, or any other matter regarding which Sellers’ Counsel has acted as counsel for KC Blocker or its owners (or their Affiliates other than the Company or any of its Subsidiaries), the Surviving Merger Sub, the Surviving Company and/or its Affiliates on the one hand, and Sellers, on the other hand, Sellers’ Counsel may represent Sellers in such dispute even though the interests of Sellers may be directly adverse to Purchaser, the Surviving Merger Sub, the Surviving Company or its Affiliates, and even though Sellers’ Counsel may have represented KC Blocker, the Company or its Affiliates in a matter substantially related to such dispute. Purchaser further agrees that, as to all confidential communications among Sellers’ Counsel, Sellers, KC Blocker, Management Blocker, the Company and/or its Affiliates that relate to the negotiation and consummation of the transactions contemplated by this Agreement or any other matter regarding which Sellers’ Counsel has acted as counsel for KC Blocker or its owners (or their Affiliates other than the Company or any of its Subsidiairies) (“Confidential Attorney-Client Transaction Communications”), the attorney-client privilege and the expectation of client confidence belong to Sellers and shall not pass to or be claimed by Purchaser, the Surviving Merger Sub, the Surviving Company or any of their Affiliates. Notwithstanding anything to the contrary in the foregoing, in the event that a dispute arises between Purchaser, the Surviving Merger Sub, the Surviving Company or any of their Affiliates and a third party (other than Sellers, a Party to this Agreement or any of their respective Affiliates) after the Closing, the Company and its Affiliates may assert the attorney-client privilege to prevent disclosure of Confidential Attorney-Client Transaction Communications by Sellers’ Counsel to such third party or the use thereof by Sellers’ Counsel in connection with its representation of a party in such dispute; provided, however, that neither Purchaser, the Surviving Merger Sub, the Surviving Company nor its Affiliates may waive such privilege without the prior written consent of the Sellers’s Representative. This Section 13.13 shall not be terminated or modified in such a manner as to adversely affect any Seller without the express written consent of the Sellers’ Representative (it being expressly agreed this Section 13.13 is intended for the benefit of the Sellers’ and the Sellers’ Representative and may be enforced directly by the Sellers’ Representative, for itself or on behalf of any of the Sellers).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

FINANCIAL ENGINES, INC.
as Purchaser

By:	/s/ Lawrence M. Raffone
Lawrence M. Raffone
Title:	President and Chief Executive Officer

MAYBERRY ACQUISITION SUB 1, LLC as Merger Sub 1

By:	/s/ Raymond J. Sims
Raymond J. Sims
Title:	Manager

MAYBERRY ACQUISITION SUB, INC. as Merger Sub 1A

By:	/s/ Raymond J. Sims
Raymond J. Sims
Title:	Chief Financial Officer

MAYBERRY ACQUISITION SUB II, LLC as Merger Sub 2

By:	/s/ Raymond J. Sims
Raymond J. Sims
Title:	Manager

[Signature Pages to the Merger Agreement]

KANSAS CITY 727 ACQUISITION CORPORATION
as KC Blocker

By:	/s/ Daniel Zilberman
Daniel Zilberman
Title:	CEO and President

[Signature Pages to the Merger Agreement]

TMFS HOLDINGS, INC.
as Management Blocker

By:	/s/ Adam S. Bold
Adam S. Bold
Title:

[Signature Pages to the Merger Agreement]

KANSAS CITY 727 ACQUISITION LLC
as the Company

By: Kansas City 727 Acquisition Corporation, its Managing Member

By:	/s/ Daniel Zilberman
Daniel Zilberman
Title:	CEO and President

[Signature Pages to the Merger Agreement]

WP FURY HOLDINGS, LLC
as the Sellers’ Representative

By: WP X Finance, L.P., its managing member
By: WPX GP, L.P., its managing general partner
By: Warburg Pincus Private Equity X, L.P., its general partner
By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X GP L.P., its general partner
By: WPP GP LLC, its general partner
By: Warburg Pincus Partners, L.P., its managing member
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Robert B. Knauss
Title:	Partner